EXHIBIT 99.2

Certain Information Provided to Potential Investors in Notes Offering

January 28, 2019

In connection with the Notes offering described in the accompanying Form 8-K, Greif, Inc. (“Greif”) is disclosing certain information to potential investors in an offering memorandum. Excerpts of certain of the information included in the offering memorandum are being furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K.

This information is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly stated by specific reference in such filing.

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NON-GAAP FINANCIAL MEASURES

We have included and incorporated by reference certain financial measures in this offering memorandum that have not been prepared in a manner that complies with GAAP, including Greif EBITDA, Greif EBITDA by segment, Greif EBITDA Before Special Items, Paperboard Adjusted EBITDA, Greif Free Cash Flow, excluding additional U.S. pension contribution, Paperboard Free Cash Flow, Greif Net Debt, Pro Forma Combined Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA (including synergies). Paperboard’s measurements of EBITDA and Free Cash Flow as presented in this offering memorandum are defined differently from our measurements of EBITDA and Free Cash Flow, respectively, and therefore may not be comparable to these or other similarly titled measures used by us.

We provide these non-GAAP measures to assist investors in evaluating our and Paperboard’s historical and ongoing operations and believe they may be useful to enable investors to perform meaningful comparisons of historical and current performance. These measures may also be considered by debt holders and investors as an indicator of our ability to generate cash flow. These measures should not be considered an alternative or substitute for, and should not be considered superior to or in isolation from, any of our or Paperboard’s GAAP financial measures. Accordingly, users of this financial information should not place undue reliance on the non-GAAP information.

Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Greif” for definitions and reconciliations of Greif’s EBITDA and EBITDA by segment. Refer to “Summary — Summary Historical Consolidated Financial Data of Greif”, “Summary – Summary Historical Consolidated Financial Data of Paperboard” and “Summary — Summary Unaudited Pro Forma Condensed Financial Information” for definitions and reconciliations of all other non-GAAP measures.

BASIS OF PRESENTATION

In this offering memorandum, unless otherwise specified or the context requires otherwise:

•

“Bridge Facility” refers to a committed senior unsecured bridge facility, which, subject to certain conditions, may be made available on the Acquisition Closing Date, with certain affiliates of the initial purchasers in their capacities as initial lenders. The commitments under the Bridge Facility will be reduced dollar-for-dollar by the aggregate principal amount of Notes issued on or prior to the Acquisition Closing Date.

•	“Caraustar” refers to Caraustar Industries, Inc. and its subsidiaries as of the date hereof.

•

“Caraustar Acquisition” refers to our acquisition of Paperboard and its subsidiaries, including Caraustar, pursuant to an Agreement and Plan of Merger dated as of December 20, 2018, among two of Greif’s subsidiaries, Paperboard and a representative of the sellers, as amended and supplemented from time to time (the “Merger Agreement”).

•

“Caraustar Transactions” refers to, collectively, (1) the proposed Debt Financing (as defined herein), including the issuance of the Notes offered hereby (and the release of the net proceeds thereof from any escrow or similar arrangement), the closing of the New Senior Secured Credit Facilities and, if applicable, the closing of the Bridge Facility, (2) the closing of the Caraustar Acquisition, after which Caraustar will become a wholly owned subsidiary of Greif (the date of such closing, the “Acquisition Closing Date”), (3) the proposed refinancing of certain existing indebtedness of Greif, including the Existing Senior Secured Credit Facilities and the 2019 Senior Notes and (4) the payment of fees and expenses in connection with the foregoing, all as further described under “The Caraustar Transactions” in this offering memorandum.

•	“combined company” refers to Greif, Inc. and its subsidiaries (including Caraustar) after completion of the Caraustar Acquisition and other Caraustar Transactions.

•

“Existing Senior Secured Credit Facilities” refers to the credit facilities under the Credit Agreement dated as of November 3, 2016 among the Company, certain of its subsidiaries from time to time party thereto as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and an L/C issuer (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the Acquisition Closing Date), consisting of (1) a $800.0 million senior secured revolving credit facility (consisting of a $400.0 million multicurrency facility and a $400.0 million U.S. dollar facility) expiring November 3, 2021 (the “Existing Senior Secured Revolving Facility”) and (2) a $300.0 million term loan A with quarterly principal installments that commenced on April 30, 2017 and continue through maturity on November 3, 2021 (the “Existing Senior Secured Term Loan”).

•	“GAAP” refers to accounting principles generally accepted in the United States.

•	“Greif”, “Company”, “we”, “our” and “us” refer to Greif, Inc. and its subsidiaries and affiliates as of the date hereof.

•

“New Senior Secured Credit Facilities” refers to, collectively, (1) senior secured revolving credit facilities in an aggregate principal amount not to exceed $800.0 million (the “New Senior Secured Revolving Facility”) and (2) senior secured term loan A facilities in an aggregate principal amount not to exceed $1,675.0 (the “New Senior Secured Term Loans”), expected to be made available on the Acquisition Closing Date, with Wells Fargo Bank, National Association, JPMorgan, Goldman Sachs Bank USA and Bank of America, N.A., in their capacities as initial lenders, and certain other financial institutions. We expect the New Senior Secured Credit Facilities to consist of (A) a $800.0 million New Senior Secured Revolving Facility expiring 2024 (consisting of a $600.0 million multicurrency facility and a $200.0 million U.S. dollar facility), (B) a $1,275.0 million senior secured term loan A maturing 2024 (the “New Term Loan A-1”) and (C) a $400.0 million senior secured term loan A maturing 2026 (the “New Term Loan A-2”).

•	“Paperboard” refers to Paperboard Parent, Inc., a Delaware corporation and the parent of Caraustar.

•	“2019 Senior Notes” refers to the $250.0 million aggregate principal amount of 7.75% senior unsecured notes due August 1, 2019 issued by Greif.

•

“2021 Senior Notes” refers to the €200.0 million aggregate principal amount of 7.375% senior unsecured notes due July 15, 2021 issued by Greif’s Luxembourg subsidiary, Greif Nevada Holdings, Inc. S.C.S., the successor to Greif Luxembourg Finance S.C.A., and unconditionally guaranteed by Greif. As of the issue date, the 2021 Senior Notes will be unconditionally guaranteed by certain U.S. subsidiaries of Greif that are also guaranteeing the Notes.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions, and include statements reflecting future results, trends or guidance and statements of outlook. All forward-looking statements are based on assumptions, expectations and other information currently available to management, and speak only as of the date the statements are made. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied.

Factors that could cause actual results to differ materially from our expectations include the following:

•	changes in general economic or business conditions;

•	our ability to implement business strategies and growth objectives;

•	currency exchange and political risks;

•	disruption or volatility in financial and credit markets;

•	the effects of consolidation of our customers and suppliers;

•	competitive pressures in our various lines of business;

•	changes in industry demands;

•	raw material and energy price fluctuations and shortages;

•	uncertainties with respect to U.S. tax or trade laws;

•	changes and uncertainty with respect to the United Kingdom’s referendum on withdrawal from the European Union;

•	the effects of certain geopolitical conditions;

•	potential difficulties arising from acquisitions;

•	the effects of restructuring costs;

•	uncertainties with respect to the realization of our deferred tax assets;

•	operations conducted by joint ventures that we cannot operate solely for our benefit;

•	uncertainty surrounding labor relations and our ability to attract, develop and retain talent;

•	our ability to fund our pension and postretirement plans;

•	losses that may not be covered by insurance reserves or coverage;

•	the effects of interrupted operations of our facilities, including our information technology and other business systems and potential security breaches;

•	concerns relating to environmental and health and safety matters, including corporate responsibility;

•	the potential of product liability claims and other legal proceedings;

•	the possibility of potential violations of anti-bribery, competition or other laws;

•	the effects of climate change and related regulations;

•	the frequency and volume of our sales;

•	changes in GAAP and SEC Rules and Regulations;

•	failure to maintain effective internal controls

•	the potential for impaired goodwill and long-lived assets; and

•	the effects of any investigations or actions by regulatory authorities.

In addition, the following factors related to the pending Caraustar Acquisition could cause actual results to differ materially from our expectations:

•	our ability to complete the Caraustar Acquisition as contemplated and on a timely basis or at all;

•	our ability to obtain the anticipated benefits, synergies and costs savings, as well as accretion in margins, earnings or cash flow, from the Caraustar Acquisition;

•	the potential for additional risks to which we are subject;

•	the impact of the additional debt that we will incur to finance the Caraustar Acquisition;

•	the outcome of any legal proceedings that may arise out of the Caraustar Acquisition;

•	our ability to attract and retain key customers and employees of both Caraustar and Greif; and

•	the effect on our and Caraustar’s respective businesses of uncertainties associated with the Caraustar Acquisition.

We are subject to additional risks and uncertainties described under “Risk Factors”. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of the document in which it is made. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revision to these forward-looking statements to reflect events or circumstances after the date of the document in which it is made or to reflect the occurrence of unanticipated events.

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SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF PAPERBOARD

The following table presents certain summary historical consolidated financial data of Paperboard. The summary historical financial data for Paperboard as of December 31, 2017 and 2016 and for the fiscal years ended December 31, 2017, 2016 and 2015 have been derived from the audited consolidated financial statements and related notes, included elsewhere in this offering memorandum.

The summary historical financial data of Paperboard as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 have been derived from the unaudited condensed consolidated financial statements of Paperboard and related notes included elsewhere in this offering memorandum and include all adjustments that management considers necessary for a fair presentation of Paperboard financial position and results of operations as of the dates and for the periods indicated. Results for the nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the entire year.

The historical financial data for Paperboard for the twelve-month period ended September 30, 2018 was derived by adding the respective items in the audited consolidated financial statements of Paperboard for the year ended December 31, 2017 to those items in the unaudited consolidated financial statements of Paperboard for the nine months ended September 30, 2018 and deducting those items in the unaudited consolidated financial statements of Paperboard for the nine months ended September 30, 2017.

You should read the following summary historical financial data in conjunction with “Non-GAAP Financial Measures”, “Business of Caraustar”, “Risk Factors”, “Capitalization”, “Unaudited Pro Forma Condensed Combined Financial Information” and the consolidated financial statements and related notes and other financial information of Paperboard included elsewhere in this offering memorandum.

Following the closing of the Caraustar Acquisition, we will be required to prepare and file with the SEC historical financial information of Paperboard, which will be prepared in accordance with GAAP applicable to public companies, as well as pro forma financial information based thereon that is prepared in compliance with SEC rules. The historical financial information for Paperboard and pro forma financial information included in those SEC filings may differ from the historical financial information for Paperboard and pro forma financial information included in this offering memorandum due to the amortization of goodwill and the tax effects thereof, adjustments that may be required as a result of goodwill impairment testing, purchase price allocation adjustments and changes that may be required to present such statements in accordance with GAAP applicable to public companies, and such differences may be material.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
(in millions)	2015	2016	2017	2017	2018	2018
Statements of Operations Data:
Sales	$1,180.4	$1,238.9	$1,311.4	$992.3	$1,037.0	$1,356.1
Cost of Sales	938.0	983.5	1,104.9	836.9	834.7	1,102.7
Selling, general and administrative expenses	153.5	188.8	186.7	139.6	153.9	201.0
Transaction costs	5.0	0.1	0.1	—	—	0.1
Restructuring and impairment costs	8.9	4.5	6.4	6.2	0.6	0.8

Income from operations	75.0	62.0	13.3	9.6	47.8	51.5

Total other expense	(110.8)	(81.4)	(74.3)	(57.8)	(59.9)	(76.4)

Loss before income taxes	(35.8)	(19.4)	(61.0)	(48.2)	(12.1)	(24.9)
Income tax (provision) benefit	19.0	(3.4)	42.3	14.2	(4.0)	24.1

Net loss	$(16.8)	$(22.8)	$(18.7)	$(34.0)	$(16.1)	$(0.8)

	As of December 31,		As of September 30, 2018
(in millions)	2016	2017
Statements of Financial Position Data:
Cash	$5.2	$16.0	$5.1
Total assets	1,111.8	1,088.7	1,069.7
Total liabilities	1,134.0	1,118.5	1,114.7
Total shareholders’ deficit	(22.2)	(29.8)	(45.0)

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2018
(in millions)	2015	2016	2017	2017	2018
Statements of Cash Flows Data:
Net cash provided by operating activities	$31.9	$71.0	$54.6	$11.4	$33.3	$76.5
Net cash used in investing activities	(483.3)	(30.6)	(58.4)	(42.1)	(43.3)	(59.6)
Net cash provided by (used in) financing activities	$442.0	$(38.8)	$14.6	$32.6	$(1.0)	$(19.0)
Free Cash Flow (i)	(22.9)	29.2	11.6	(17.1)	(0.4)	28.3

	Year Ended December 31,		Nine Months Ended September 30,		Twelve Months Ended September 30, 2018
(in millions)	2016	2017	2017	2018
Other Data:
Purchases of properties, plant and equipment	$41.8	$43.0	$28.5	$33.7	$48.2
Depreciation and amortization	96.8	101.1	75.5	79.2	104.8
EBITDA (ii)	158.6	114.2	85.2	122.1	151.1
Adjusted EBITDA (ii)	$176.2	$134.5	$95.3	$133.0	$172.2

(i)	Free Cash Flow is defined as net cash provided by operating activities for the applicable period less cash paid for purchases of properties, plant and equipment for the applicable period.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2018
(in millions)	2015	2016	2017	2017	2018
Net cash provided by operating activities	$31.9	$71.0	$54.6	$11.4	$33.3	$76.5
Less: purchases of property, plant and equipment	54.8	41.8	43.0	28.5	33.7	48.2
Free Cash Flow	$(22.9)	$29.2	$11.6	$(17.1)	$(0.4)	$28.3

(ii)

EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus debt financing costs, plus depreciation and amortization. EBITDA is included in this table because it is a basis on which some securities analysts, lenders and other assess our financial performance and debt service capabilities. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of Paperboard’s profitability or liquidity. EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Adjusted EBITDA is defined as EBITDA plus deal integration costs, management fees, fire/food/hurricane damage, severance, recruiting and relocation costs, Sweetwater start-up and quality costs, fixed asset disposal gain/loss and impairment and stock compensation.

	Year Ended December 31,		Nine Months Ended September 30,		Twelve Months Ended September 30, 2018
(in millions)	2016	2017	2017	2018
Net loss	$(22.8)	$(18.7)	$(34.0)	$(16.1)	$(0.8)
Income Tax (Benefit) Expense	3.4	(42.3)	(14.2)	4.0	(24.1)
Interest Expense, Net	81.2	67.7	51.5	55.0	71.2
Debt Financing Costs	0.0	6.4	6.4	0.0	0.0
Depreciation & Amortization	96.8	101.1	75.5	79.2	104.8
EBITDA	$158.6	$114.2	$85.2	$122.1	$151.1
Deal and Integration Costs (a)	$13.6	$5.2	$2.8	$2.9	$5.3
IPG COGS Normalization (b)	(2.5)	3.2	(2.0)	0.0	5.2
Management Fee (c)	4.0	4.0	3.0	3.0	4.0
Fire/Flood/Hurricane Damage (d)	0.2	0.3	0.3	2.7	2.7
Severance, Recruiting and Relocation Costs (e)	1.2	1.1	0.6	0.5	1.1
Sweetwater Start-Up and Quality Costs (f)	3.2	0.1	0.1	1.0	1.0
Fixed Asset Disposal Gain/Loss and Impairment (g)	(3.0)	5.3	4.5	0.2	1.0
Stock Compensation (h)	0.8	1.0	0.8	0.5	0.7
Adjusted EBITDA	$176.2	$134.5	$95.3	$133.0	$172.2

(a)

Represents costs, including legal, environmental and other third-party expenses, related to acquisitions, strategic reviews and integration efforts. Acquisitions include the Newark acquisition in February 2015 and the Platinum, Evergreen and Cascade acquisitions that occurred in fiscal year 2017.

(b)

Caraustar acquired IPG’s Canadian facilities in connection with the Newark acquisition in February 2015. Mills and IPG recorded the sales of products between the entities at different exchange rates, creating an accumulating intercompany imbalance. The imbalance was erroneously recorded in other comprehensive income each period. Paperboard corrected the error in December 2017, resulting in a $5.7 million expense that month. This adjustment spreads the impact of this out-of-period correction throughout fiscal years 2016 and 2017.

(c)	Reflects adjustments to remove fees paid to H.I.G.

(d)

Represents expenses incurred due to fires and hurricanes at various facilities, including fire and flood damage at the Santa Clara paper mills in January 2018, hurricane and fire damage at the Hardeeville recycling plant in October 2016 and February 2017, respectively, and fire damage at the Los Angeles recycling and corrugated plants in October 2016, the Milwaukee paper mill in March 2018 and the Stockton recycling plant in March 2018. Caraustar has not received any insurance proceeds for these events to date.

(e)

Severance, recruiting and relocation costs incurred related to various restructuring activities (including termination of certain executives and other severance, recruiting and relocations costs associated with certain acquisitions) undertaken by Caraustar.

(f)

Reflects costs related to the installation of a coating machine (which was previously operated as an uncoated machine) at the Sweetwater Mill facility that was installed during fiscal year 2016. The adjustment also includes an add-back for excess labor costs incurred with the implementation of the coating machine in fiscal year 2017 and the twelve months ended September 30, 2018.

(g)	Impairment costs and gains and losses on the sale or disposal of fixed assets, primarily related to closed plants in connection with the Newark acquisition in February 2015.
(h)	Non-cash stock-based compensation expense related to equity issued to employees and directors.

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SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the pending Caraustar Acquisition, including pro forma assumptions and adjustments related to the Caraustar Transactions, as described in more detail under “Unaudited Pro Forma Condensed Combined Financial Information” in this offering memorandum.

The summary unaudited pro forma statements of financial position data as of October 31, 2018 is presented as if the Caraustar Transactions occurred on October 31, 2018. The summary unaudited pro forma statements of income data is presented as if the Caraustar Transactions occurred on the first day of the fiscal period. The historical consolidated financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the Caraustar Transactions and, with respect to the statements of operations only, expected to have a continuing impact on consolidated results of operations.

The pro forma adjustments to the historical financial statements are based on currently available information, and in many cases are based on estimates and preliminary information. The assumptions underlying the pro forma adjustments are described under “Unaudited Pro Forma Condensed Combined Financial Information” in this offering memorandum.

The summary unaudited pro forma condensed combined financial information is provided for informational purposes only. The summary unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Caraustar Transactions been completed as of the date indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. See “Risk Factors — Risk Factors Related to the Caraustar Transactions — Our Actual Financial Position and Results of Operations May Differ Materially from the Unaudited Pro Forma Condensed Combined Financial Information Included in This Offering Memorandum”.

The summary unaudited pro forma condensed combined financial information should be read together with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and other information pertaining to Greif and Paperboard contained in or incorporated by reference into this offering memorandum, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Greif”, “Business of Caraustar”, “Risk Factors”, “Capitalization” and “Summary — Summary Historical Consolidated Financial Data of Greif” and “Summary — Summary Historical Consolidated Financial Data of Paperboard”.

(in millions)	Pro Forma Combined for the Twelve Months ended October 31, 2018
Pro Forma Statement of Income Data:
Net sales	$5,217.1
Costs of products sold	4,177.5

Gross profit	1,039.6
Selling, general and administrative expenses	584.0
Restructuring charges	18.9
Non-cash asset impairment charges	8.3
(Gain) on disposal of properties, plants and equipment, net	(5.1)
(Gain) on disposal of businesses, net	(0.8)

Operating profit	434.3
Interest expense, net	153.0
Pension settlement charge	1.3
Other expense, net	23.6

Income before income tax expense and equity earnings of unconsolidated affiliates, net	256.4
Income tax expense (benefit)	44.4
Equity earnings of unconsolidated affiliates, net of tax	(3.0)

Net income	215.0
Net income attributable to noncontrolling interests	(20.1)

Net income attributable to Greif, Inc.	$194.9

(in millions)	Pro Forma Combined as of October 31, 2018
Pro Forma Combined Balance Sheet
ASSETS
Current assets
Cash and cash equivalents	$94.2
Trade accounts receivable, net	616.2
Inventories, net	385.7
Assets held for sale	5.0
Prepaid expenses	44.4
Other current assets	94.4

1,239.9
Long-term assets
Goodwill	1,503.2
Other intangible assets, net of amortization	844.2
Deferred tax assets	8.9
Assets held by special purpose entities	50.9
Pension assets	10.4
Other long-term assets	101.5

2,519.1
Properties, plants and equipment, net	1,646.9

Total assets	$5,405.9

(in millions)	Pro Forma Combined as of October 31, 2018
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$515.0
Accrued payroll and employee benefits	131.0
Restructuring reserves	4.5
Current portion of long-term debt	83.8
Short-term borrowings	7.3
Other current liabilities	158.5

900.1
Long-term liabilities
Long-term debt	2,636.7
Deferred tax liabilities	374.8
Pension liabilities	137.1
Postretirement benefit obligations	11.6
Liabilities held by special purpose entities	43.3
Contingent liabilities and environmental reserves	6.8
Mandatorily redeemable noncontrolling interests	8.6
Long-term income tax payable	46.1
Other long-term liabilities	84.6

3,349.6
Commitments and Contingencies
Redeemable Noncontrolling Interests	35.5
Equity
Common stock, without par value	150.5
Treasury stock, at cost	(135.4)
Retained earnings	1,436.3
Accumulated other comprehensive income (loss), net of tax:
Foreign currency translation	(292.8)
Derivative financial instruments	13.4
Minimum pension liabilities	(97.7)

Total Greif, Inc. shareholders’ equity	1,074.3
Noncontrolling interests	46.4

Total shareholders’ equity	1,120.7

Total liabilities and shareholders’ equity	$5,405.9

The following additional adjusted pro forma financial data is being provided for illustrative purposes to assist investors in assessing the operating performance and cash flow potential of the combined company, but it is prepared on the basis of non-GAAP financial measures and includes additional adjustments for targeted synergies that were not prepared in accordance with SEC rules regarding pro forma financial information. As discussed below, these targeted synergies are not expected to be fully realized, if they are fully realized at all, until the end of the third fiscal year following closing of the Caraustar Acquisition, and significant one-time costs to achieve the anticipated cost savings are not factored into the adjusted pro forma measures that follow. As a result, the adjusted pro forma financial data is for informational purposes only and is not, and should not be assumed to be, an indication of the results that would have been achieved had the Caraustar Transactions been completed as of the date indicated or that may be achieved in the future. These measures should not be considered an alternative or substitute for, and should not be considered superior to or in isolation from, any of our or Paperboard’s GAAP financial measures or the Unaudited Pro Forma Condensed Combined Financial Information included in this offering memorandum. Users of this adjusted pro forma financial data should not place undue reliance on it.

(in millions)	Pro Forma Combined for the Twelve Months ended October 31, 2018
Net income	$215.0
Plus: Interest expense, net	153.0
Plus: Income tax expense	44.4
Plus: Depreciation, depletion, and amortization expense	216.9

EBITDA	629.3
Plus: Greif Restructuring charges (1)	18.6
Plus: Greif Acquisition-related costs (1)	0.7
Plus: Greif Non-cash asset impairment charges (1)	8.3
Plus: Greif Pension settlement charges (1)	1.3
Less: Greif gains on disposal of properties, plants, equipment and businesses, net (1)	6.4
Plus: Caraustar adjustments (2)	21.1

Adjusted EBITDA	$672.8
Plus: Synergies and cost savings (3)	45.0

Adjusted EBITDA (including synergies)	$717.8

(1)

Represents the adjustments made in calculating Greif EBITDA Before Special Items. Refer to “Summary – Summary Historical Consolidated Financial Data of Greif” for a description of these adjustments and a reconciliation of Greif EBITDA Before Special Items to net income.

(2)

Represents the adjustments made in calculating Paperboard Adjusted EBITDA for the twelve months ended September 30, 2018. Refer to “Summary – Summary Historical Consolidated Financial Data of Paperboard” for a description of these adjustments and a reconciliation of Paperboard Adjusted EBITDA to net income (loss) for the twelve months ended September 30, 2018.

(3)

Represents our estimate that we will be able to achieve annual run rate synergies and cost savings of approximately $45.0 million by the end of the third fiscal year following the Caraustar Acquisition. However, we may be unable to realize these synergies or other benefits in the timeframe that we expect or at all. We continue to assess synergies and anticipated cost savings that we may realize as a combined company, the realization of which will depend on a number of factors. In addition, the adjustment does not include the costs we expect to incur in connection with the Caraustar Transactions. The combined company will incur a number of non-recurring costs associated with the Caraustar Transaction and the related Caraustar integration process. One-time costs to achieve the anticipated cost savings are estimated to be $77.0 million over three years following the closing of the Caraustar Acquisition. We also will incur substantial transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Caraustar Acquisition and the integration of the two companies’ businesses. These estimates and our assumptions relating thereto are inherently uncertain and subject to significant business, operational and other uncertainties and contingencies.

Any elimination of duplicative costs, or the realization of any other efficiencies related to the integration of the businesses, may not offset integration-related costs or may not be achieved in the near term, or at all. Refer to “Risk Factors Related to the Caraustar Transactions – Combining Greif and Caraustar May Be More Difficult, Costly or Time Consuming Than Expected and the Anticipated Synergies and Benefits of the Caraustar Acquisition May Not Be Realized in the Timeframe We Expect or At All”.

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Risk Factors Related to the Caraustar Transactions

The Caraustar Acquisition Is Subject to Closing Conditions, including Receipt of Regulatory Approvals that May Not Be Granted or that May be Conditioned upon Compliance with Unanticipated or Onerous Conditions. The Closing Conditions May Not be Satisfied or the Merger Agreement may be Terminated, and Failure to Complete the Caraustar Acquisition Could Have Material and Adverse Effects on Greif.

On December 20, 2018, two of our subsidiaries entered into the Merger Agreement with Paperboard pursuant to which we will acquire Paperboard and its subsidiaries, including Caraustar, for a purchase price of $1.8 billion, subject to purchase price adjustments as set forth in the Merger Agreement. Although we currently expect the Caraustar Acquisition to close in the first quarter of calendar year 2019, subject to regulatory approvals and customary closing conditions, we cannot assure you that the Caraustar Acquisition will be completed in accordance with the anticipated timing or at all.

Before the Caraustar Acquisition may be completed, the applicable waiting period must expire under the HSR Act and there must be no applicable law or governmental order prohibiting the closing of the transaction. We cannot assure you that the HSR period will expire on a timely basis or that additional consents, orders, clearances and/or approvals will not be required. Regulatory agencies may refuse to approve the Caraustar Acquisition or seek to make their approval subject to compliance with unanticipated or onerous conditions. These conditions could have the effect, among other things, of imposing significant additional costs, limiting our revenues, requiring divestitures of material assets or imposing other operating restrictions, any of which may reduce the anticipated benefits of, or prevent the completion of, the Caraustar Acquisition. Also, either we, through our applicable subsidiary, or Paperboard may terminate the Merger Agreement if the closing has not occurred on or before the Outside Date (subject to the terms and conditions of the Merger Agreement).

If the Caraustar Acquisition is not completed on a timely basis, or at all, our ongoing business may be adversely affected. Similarly, delays in the completion of the Caraustar Acquisition could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the Caraustar Acquisition and cause us not to realize some or all of the benefits that we expect to achieve if the Caraustar Acquisition is successfully completed within its expected timeframe.

Combining Greif and Caraustar May Be More Difficult, Costly or Time Consuming Than Expected and the Anticipated Synergies and Benefits of the Caraustar Acquisition May Not Be Realized in the Timeframe We Expect or At All.

Prior to the completion of the Caraustar Acquisition, we and Caraustar have operated independently. As a combined company, we expect the Caraustar Acquisition to result in a significant amount of synergies and other financial and operational benefits. We have estimated that we will be able to achieve annual run rate cost savings of approximately $45.0 million by the end of the third fiscal year following the Caraustar Acquisition as result of these and other initiatives. See “Summary—Summary Unaudited Pro Forma Condensed Financial Information”. However, we may be unable to realize these synergies or other benefits in the timeframe that we expect or at all. We continue to assess synergies and anticipated cost savings that we may realize as a combined company, the realization of which will depend on a number of factors. The success of the Caraustar Acquisition, including anticipated synergies, benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate our current operations with Caraustar’s business. It is possible that the integration process could result in higher than expected costs, diversion of management attention, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, suppliers, vendors and employees or to achieve the anticipated benefits and cost savings of the Caraustar Acquisition. If we experience difficulties with the integration process or other unforeseen costs, the anticipated benefits and cost savings of the Caraustar Acquisition may not be realized fully or at all, or may take longer to realize than expected. Even if we are able to execute this transition successfully, this may not result in the full realization of the cost savings and synergies that we currently expect, either within the expected time frame, or at all. Management continues to refine its integration plan. The integration planning and implementation process will result in significant costs and divert management attention and resources. These integration matters could have an adverse effect on the combined company for an undetermined period after completion of the Caraustar Acquisition. In addition, the actual cost savings of the Caraustar Acquisition could be less than anticipated, or otherwise offset by other factors. Greif EBITDA, Greif EBITDA Before Special Items, Pro Forma Combined Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA (including synergies) do not reflect the significant costs we expect to incur in order to achieve such cost savings, and we cannot assure you that such costs will not be materially higher than presently contemplated, as such costs are difficult to estimate accurately. If our cost savings are less than our estimates or our cost savings initiatives adversely affect our business or cost more or take longer to implement than we project, or if our assumptions prove to be inaccurate, our results could be lower than we anticipate.

In addition, the combined company will incur a number of non-recurring costs associated with the Caraustar Transaction and the related Caraustar integration process. One-time costs to achieve the anticipated cost savings are estimated to be $77.0 million over three years following closing. We also will incur substantial transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Caraustar Acquisition and the integration of the two companies’ businesses. Any elimination of duplicative costs, or the realization of any other efficiencies related to the integration of the businesses, may not offset integration-related costs or may not be achieved in the near term, or at all.

We are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plan. Our success after the Caraustar Acquisition will depend in part upon our ability to retain key management and sales personnel and other key employees of both Greif and Caraustar. Current and prospective employees may experience uncertainty about their future roles with us following the Caraustar Acquisition, which may materially adversely affect our ability to attract and retain key personnel. Accordingly, we cannot assure you that we will be able to retain key management and sales personnel and other key employees.

Events outside of our control, including operating changes or regulatory changes, could also adversely affect our ability to realize the anticipated benefits and cost savings from the Caraustar Acquisition. Thus, the integration may be unpredictable, or subject to delays or changed circumstances, and the combined company may not perform in accordance with our expectations. Accordingly, you should not place undue reliance on our anticipated synergies, benefits or cost savings.

Acquiring Caraustar Will Substantially Increase the Scale of the Combined Company, Which Will Change the Nature and Increase the Magnitude of the Risks to Which We Are Subject.

Caraustar is a large and complex company that will add significantly to the size and scale of our operations upon closing of the Caraustar Acquisition. In addition, the Caraustar Acquisition will provide us with an entry into the production and sale of products similar to our existing products, but a business line in which we have not previously engaged, which may be more challenging to integrate and manage than we anticipate. The Caraustar Acquisition will be the largest acquisition in our company’s history (as measured by purchase price, total net sales, and assets acquired). As a result, the risks that Caraustar faces, including those related to economic and industry factors, trends in customer and end-user businesses, competitive conditions, regulatory environment, customer and supplier relationships and availability and cost of raw materials, energy and other supplies, may impact the combined company in a manner that differs from our historical experience and we cannot assure you that we will be able to effectively manage these risks. We also may have failed to identify all the risks to which the Caraustar Acquisition may expose us or the effects it may have on the long-term value of the combined company.

The Incurrence of Indebtedness to Fund the Caraustar Acquisition May Impact Our Financial Position and Subject Us to Additional Financial and Operating Restrictions.

In connection with the Caraustar Acquisition, we expect to incur a substantial amount of additional indebtedness under the Debt Financing, including the Notes being offered hereby, which may result in substantially higher borrowing costs. Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. The combined company may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

The incurrence of indebtedness contemplated by the Debt Financing will subject us to financial and operating covenants, which may limit our flexibility in responding to our business needs. If we are not able to maintain compliance with stated financial covenants or if we breach other covenants in any debt agreement, related to the New Senior Secured Credit Facilities or otherwise, we could be in default under such agreement. Such a default could allow our creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies.

Our overall leverage and terms of our financing could, among other things:

•	make it more difficult to satisfy our obligations under the terms of our indebtedness, including the New Senior Secured Credit Facilities and the related agreements contemplated by the Debt Financing;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our flexibility to plan for and adjust to changing business and market conditions and increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flows to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future acquisitions, working capital, business activities, and other general corporate requirements; and

•

limit our ability to obtain additional financing for working capital, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward.

Our Actual Financial Position and Results of Operations May Differ Materially from the Unaudited Pro Forma Condensed Combined Financial Information Included in This Offering Memorandum.

The unaudited pro forma condensed combined financial information included in this offering memorandum is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Caraustar Acquisition been completed on the dates indicated. This information reflects adjustments, which are based upon preliminary estimates, to allocate the consideration paid in connection with the Caraustar Acquisition to Paperboard’s identifiable net assets. The allocation reflected in this offering memorandum is preliminary, and final allocation of the consideration will be based upon the final purchase price paid in the Caraustar Acquisition (which will depend upon, among other things, the net working capital and financing adjustments to the purchase price contemplated by the Merger Agreement), the terms of the Debt Financing and the fair value of the assets and liabilities Paperboard as of the date of the completion of the Caraustar Acquisition. In addition, subsequent to the Acquisition Closing Date, there may be further refinements of the allocation as additional information becomes available. Accordingly, the final accounting adjustments related to the consideration paid in connection with the Caraustar Acquisition may differ materially from the pro forma adjustments reflected herein. See “Unaudited Pro Forma Condensed Combined Financial Information” and the accompanying notes.

Moreover, the unaudited pro forma combined financial statements included in this offering memorandum are based on the historical financial data of Paperboard for the twelve-month period ended September 30, 2018. Following the closing of the Caraustar Acquisition, we will be required to prepare and file with the SEC historical financial information of Paperboard, which will be prepared in accordance with GAAP applicable to public companies, as well as pro forma financial information based thereon that is prepared in compliance with SEC rules. The historical financial information for Paperboard and pro forma financial information included in those SEC filings may differ from the historical financial information for Paperboard and pro forma financial information included in this offering memorandum due to the amortization of goodwill and the tax effects thereof, adjustments that may be required as a result of goodwill impairment testing, purchase price allocation adjustments and changes that may be required to present such statements in accordance with GAAP applicable to public companies, and such differences may be material.

Prior to the Caraustar Acquisition, Paperboard Was a Privately-Held Company and Its New Obligations Of Being a Part Of a Public Company May Require Significant Resources and Management Attention.

Upon the closing of the Caraustar Acquisition, Paperboard and its subsidiaries (including Caraustar) will become subsidiaries of Greif, and will need to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations subsequently implemented by the SEC and other regulatory bodies. As a private company, Paperboard’s internal controls were not designed to be in compliance with Sarbanes-Oxley or any other public company requirements. We will need to ensure that Paperboard establishes and maintains effective disclosure controls as well as internal controls and procedures for financial reporting, and such compliance efforts may be costly and may divert the attention of management.

In the past, Paperboard identified material weaknesses in the adequacy of its internal controls and, as discussed above, we have reported material weaknesses in the adequacy of our internal controls. We cannot assure you that, in the future, material weaknesses will not be identified that would cause management to change its current conclusion as to the effectiveness of the combined company’s internal controls. If we fail to maintain effective internal controls, we could report material weaknesses in the future, which would indicate that there is a reasonable possibility that our financial statements do not accurately reflect our financial condition.

The Announcement and Pendency of the Caraustar Acquisition Could Adversely Affect Caraustar’s Business, Financial Condition and Results of Operations.

The announcement and pendency of the Caraustar Acquisition could disrupt Caraustar’s business and create uncertainty about it, which could have an adverse effect on Caraustar’s business, financial condition and results of operations, regardless of whether the Caraustar Acquisition is completed. These risks to Caraustar’s business, all of which could be exacerbated by a delay in the completion of the Caraustar Acquisition, include:

•	potential uncertainty in the marketplace, which could lead current and prospective customers to purchase from other vendors or delay purchasing from Caraustar;

•	the possibility of disruption to Caraustar’s business and operations, including diversion of significant management time and resources towards the completion of the Caraustar Acquisition;

•

difficulties attracting and retaining key Greif and Caraustar management and personnel, if current and prospective employees experience uncertainty about their future roles with us following the Caraustar Acquisition;

•	difficulties maintaining relationships with employees, customers and other business partners; and

•

restrictions on the conduct of Caraustar’s business prior to the completion of the Caraustar Acquisition, which prevents Caraustar from taking specified actions without the prior consent of Greif, which Caraustar might otherwise take in the absence of the Merger Agreement.

Greif and Caraustar’s Important Business Relationships May Be Disrupted Due to Uncertainties Associated With the Caraustar Acquisition, Which Could Adversely Affect Greif’s and Caraustar’s Business, Respectively.

Some of the parties with which Greif and Caraustar do business may be uncertain about their business relationships with the combined company as a result of the proposed Caraustar Acquisition. For example, customers, resellers, suppliers, vendors and others may attempt to negotiate changes in their existing business relationships with Caraustar or Greif, respectively, or they may consider entering into alternative business relationships with other parties. Some of Caraustar’s customers, resellers, suppliers, vendors and others may have rights to terminate contracts that are triggered upon completion of the proposed Caraustar Acquisition. These disruptions could have an adverse effect on Caraustar’s or Greif’s businesses, financial condition or results of operations, or the prospects of the combined company. Any delay in completion of the Caraustar Acquisition or termination of the Merger Agreement could exacerbate these risks and adverse effects.

Under the terms of the Merger Agreement, Paperboard and its subsidiaries, including Caraustar, are subject to certain restrictions on the conduct of their business prior to completing the Caraustar Acquisition, which may adversely affect their ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets or incur capital expenditures over a certain amount. These limitations could adversely affect Caraustar’s business and operations prior to the completion of the Caraustar Acquisition.

The Caraustar Acquisition May Expose Us to Unanticipated Liabilities.

Notwithstanding the due diligence that we conducted prior to entering into the Merger Agreement, we cannot assure you that we will not be exposed to liabilities following closing of the Caraustar Acquisition that materially exceed our expectations. The Merger Agreement does not provide us with post-closing indemnification rights for breaches of representations, warranties or covenants by Paperboard, so if we are exposed to liabilities as a result of such breaches that are not otherwise covered by the representation and warranty insurance that we have obtained, we will not have recourse against the existing shareholders of Paperboard. In addition, it is possible that adverse events will occur prior to closing of the Caraustar Acquisition that could result in the representations and warranties of Paperboard in the Merger Agreement no longer being accurate or that otherwise create unanticipated liabilities, but we would still be required to complete the transaction so long as the closing conditions in the Merger Agreement were satisfied.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 20, 2018, two subsidiaries of Greif, Inc. (the “Company” and, together with its subsidiaries, “Greif” or “we”), Greif Packaging LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Buyer”), and Greif USA II LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“MergerSub”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Paperboard Parent, Inc., a Delaware corporation (“Paperboard Parent” and, together with its subsidiaries, “Paperboard”), and Peach Representative LLC, a Delaware limited liability company, solely in its capacity as the sellers’ representative, pursuant to which Buyer will acquire Paperboard pursuant to a transaction in which MergerSub will merge with and into Paperboard Parent, with Paperboard Parent surviving the merger as the surviving corporation (the “Caraustar Acquisition”). As a result of the Caraustar Acquisition, the Company will acquire Caraustar Industries, Inc. (“Caraustar”), a wholly owned subsidiary of Paperboard Parent, for a purchase price of $1.8 billion, subject to certain adjustments as set forth in the Merger Agreement. We refer to the closing date of the Caraustar Acquisition as the “Acquisition Closing Date”.

We expect to finance the purchase price payable in connection with the Caraustar Acquisition with the proceeds of unsecured senior notes issued by the Company on or prior to the Acquisition Closing Date (the “Notes”) and a portion of the borrowings under the new senior secured credit facilities described below (the “New Senior Secured Credit Facilities”), including borrowings of $205.0 million under the New Senior Secured Revolving Facility described below.

On the Acquisition Closing Date, we expect to amend and restate the credit agreement governing our existing senior secured credit facilities (our “Existing Senior Secured Credit Facilities”) to establish New Senior Secured Credit Facilities consisting of:

•

a $800.0 million senior secured revolving credit facility (consisting of a $600.0 million multicurrency facility and a $200.0 million U.S. dollar facility) expiring 2024 (the “New Senior Secured Revolving Facility”);

•	a $1,275.0 million senior secured term loan A facility maturing 2024 (the “New Term Loan A-1”); and

•	a $400.0 million senior secured term loan A facility maturing 2026 (the “New Term Loan A-2”).

However, in the event we are not able to issue the Notes and obtain the New Senior Secured Credit Facilities on the terms and in the amounts we anticipate, we expect to finance the Caraustar Acquisition and the related financing transactions described herein (collectively, the “Caraustar Transactions”) with borrowings under the Bridge Facility and the New Senior Secured Credit Facilities for which lenders have provided commitments under the Commitment Letter described below.

On January 14, 2019, the Company entered into an amended and restated commitment letter (the “Commitment Letter”) with Wells Fargo Bank, National Association, Wells Fargo Securities LLC, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and Bank of America, N.A., in their capacities as initial lenders, and certain other financial institutions (collectively, the “Commitment Parties”). Pursuant to and subject to the terms and conditions set forth in the Commitment Letter, the Commitment Parties (and, in the case of the Bridge Facility, such affiliates of the initial purchasers) have committed to provide:

(a)    (i) an incremental senior secured term loan facility in an aggregate principal amount of up to $1,200.0 million if certain backstopped amendments to the Company’s Existing Senior Secured Credit Facilities are obtained, including amendments to provide for the utilization of a portion of the revolving credit facility thereunder for part of the purchase price of the Caraustar Acquisition and certain other amendments as more fully set forth in the Commitment Letter, or (ii) if such backstopped amendments to the Company’s Existing Senior Secured Credit Facilities are not obtained, a senior secured revolving credit facility in an aggregate principal amount of up to $800.0 million and a new term loan facility in an aggregate principal amount of up to $1,437.5 million; and

(b)    a senior unsecured bridge facility (the “Bridge Facility”) in an aggregate principal amount of up to $700.0 million, which may be made available on the Acquisition Closing Date.

Funding of the New Senior Secured Credit Facilities and the Bridge Facility is contingent upon the satisfaction of the conditions set forth in the Commitment Letter, including the Caraustar Acquisition being completed substantially contemporaneously with the initial funding of the New Senior Secured Credit Facilities. The definitive agreements for the New Senior Secured Credit Facilities and the Bridge Facility will contain, among other terms, affirmative covenants, negative covenants, financial covenants and events of default, in each case to be negotiated by the parties consistent with the Commitment Letter. Neither the availability of the New Senior Secured Credit Facilities nor the receipt of any other financing, including the Notes, is a condition to the closing of the Caraustar Acquisition. The proceeds from the New Senior Secured Credit Facilities, together with the proceeds from the Notes and/or Bridge Facility, will be used by Greif to finance the Caraustar Acquisition, to finance the redemption of the Company’s existing 7.75% senior unsecured notes due August 1, 2019 (the “2019 Senior Notes”), to repay the Existing Senior Secured Credit Facilities and to pay related fees and expenses.

Pursuant to the Commitment Letter, the commitments under the Bridge Facility will be reduced by the aggregate principal amount of Notes issued on or prior to the Acquisition Closing Date, and such commitments will terminate on the Acquisition Closing Date whether or not the Bridge Facility is funded. We currently expect to issue the Notes in lieu of any borrowings under the Bridge Facility to finance the Caraustar Transactions; however, if and to the extent we do not issue a sufficient amount of Notes or other Debt Financing at or prior to the Acquisition Closing Date, we expect to borrow under the Bridge Facility in order to finance the Caraustar Acquisition.

We refer to any debt financing (including the New Senior Secured Credit Facilities, the Notes and the Bridge Facility) that we expect to incur to fund the Caraustar Transactions as the “Debt Financing”. Certain of the initial purchasers of the Notes or their affiliates have agreed to act as arrangers, lenders and/or agents as part of the Debt Financing.

The unaudited pro forma condensed combined financial statements show the historical financial positions and results of operations of Greif and Paperboard, and have been prepared to illustrate the effect of the pending Caraustar Acquisition, including pro forma assumptions and adjustments related to the Caraustar Transactions, as described in these accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information gives effect to the following:

•	the closing of the pending Caraustar Acquisition in exchange for $1.8 billion in cash consideration;

•	the incurrence of the $1,275.0 million New Term Loan A-1 and the $400.0 million New Term Loan A-2, and utilization of $205.0 of the New Senior Secured Revolving Facility;

•	the refinancing of, and repayment of borrowings under, our Existing Senior Secured Credit Facilities;

•	the issuance of $500.0 million of Notes;

•	the proposed redemption of the 2019 Senior Notes, including payment of the make whole premium in connection therewith;

•

the refinancing of all existing indebtedness of Paperboard, including Caraustar’s existing credit agreement dated as of May 1, 2013, as amended, and Caraustar’s existing ABL credit agreement dated as of May 1, 2013, as amended; and

•	payment of fees and expenses incurred in connection with the Caraustar Transactions.

Greif expects to use the net proceeds from the Notes, in lieu of any borrowings under the Bridge Facility to finance the Caraustar Transactions. Accordingly, for the purposes of the unaudited pro forma condensed combined financial information, it is assumed that the Bridge Facility will not be funded. As a result, only the immediate write-off of the costs associated with the Bridge Facility is reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information assumes the issuance of Notes in the aggregate principal amount of $500.0 million. If the actual aggregate principal amount of Notes issued were different from this amount, the unaudited pro forma condensed combined financial information would differ accordingly.

The unaudited pro forma condensed combined balance sheet as of October 31, 2018 is presented as if the Caraustar Transactions occurred on October 31, 2018. The unaudited pro forma condensed combined statement of operations is presented as if the Caraustar Transactions occurred on first day of the fiscal period. As Greif and Paperboard have different fiscal year-ends, the Greif statement of operations has been reflected for the year ended October 31, 2018. The Paperboard statement of operations has been reflected for the twelve-month period ended September 30, 2018. The historical consolidated financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the Caraustar Transactions and, with respect to the statements of operations only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under generally accepted accounting principles of the United States of America (“US GAAP”). Under this method of accounting, Greif is the acquirer and the purchase price for Paperboard is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill.

Certain reclassifications have been made to the historical financial statements of Paperboard to conform to the presentation in Greif’s financial statements.

A final determination of the fair values of Paperboard’s assets and liabilities, which cannot be made prior to the completion of the Caraustar Acquisition, will be based on the actual net tangible and intangible assets of Paperboard that exist as of the date of completion of the Caraustar Acquisition. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change materially from those allocations used in the unaudited pro forma condensed combined financial statements presented herein and could result in a material change in amortization of acquired intangible assets.

The pro forma adjustments to the historical financial statements are based on currently available information, and in many cases are based on estimates and preliminary information. The assumptions underlying the pro forma adjustments are described in the accompanying notes to these unaudited pro forma financial statements. The Company believes such assumptions are reasonable under the circumstances and reflect the best currently available estimates and judgments. The pro forma adjustments also give effect to the impact of events that are (i) directly attributable to the Caraustar Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the consolidated Greif results.

In connection with the plan to integrate the operations of Greif and Paperboard following the completion of the Caraustar Acquisition, Greif anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. Greif is not able to determine the timing, nature and amount of these charges as of the date of this offering memorandum. However, these charges will affect the results of operations of Greif and Paperboard, as well as those of the combined company following the completion of the Caraustar Acquisition, in the period in which they are recorded. The unaudited pro forma condensed combined statements of earnings do not include the effects of the costs associated with any restructuring or integration activities resulting from the Caraustar Acquisition, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of Greif and Paperboard. The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to these transactions, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.

The actual amounts recorded as of the completion of the Caraustar Transactions may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	net cash used or generated in Greif’s or Paperboard’s respective operations between the signing of the definitive agreement and the completion of the Caraustar Acquisition;

•	changes in fair values of Greif’s or Paperboard’s respective assets and liabilities;

•

other changes in Greif’s or Paperboard’s respective net assets that occur prior to the completion of the Caraustar Acquisition, which could cause material changes in the information presented below; and

•	the actual financial results of the combined company.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Caraustar Transactions been completed as of the date indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. See “Risk Factors — Risk Factors Related to the Caraustar Transactions — Our Actual Financial Position and Results of Operations May Differ Materially from the Unaudited Pro Forma Condensed Combined Financial Information Included in This Offering Memorandum”. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Greif’s separate audited historical financial statements and accompanying notes as of and for the year ended October 31, 2018, included herein;

•	Paperboard’s separate audited historical financial statements and accompanying notes as of and for the year ended December 31, 2017 included herein;

•	Paperboard’s separated unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2018 and 2017, respectively, included herein;

•

other information pertaining to Greif and Paperboard contained in or incorporated by reference into this offering memorandum. Please see the sections herein entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Greif”, “Business of Caraustar”, “Risk Factors”, “Capitalization” and “Summary — Summary Historical Consolidated Financial Data of Greif” and “Summary — Summary Historical Consolidated Financial Data of Paperboard”.

Greif, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Twelve Months Ended October 31, 2018

(in millions)	Historical Greif 10/31/2018	Historical Paperboard Adjusted for Reclassification 9/30/2018 (Note 3)	Pro Forma Adjustments (Note 5)	Notes	Pro Forma Combined
Net sales	$3,873.8	$1,356.1	$(12.8)	5a	$5,217.1
Costs of products sold	3,084.9	1,102.7	(10.1)	5a	4,177.5

Gross profit	788.9	253.4	(2.7)	5a	1,039.6
Selling, general and administrative expenses	397.9	201.1	(15.0)	5b, 5c	584.0
Restructuring charges	18.6	0.3	—		18.9
Non-cash asset impairment charges	8.3	—	—		8.3
(Gain) loss on disposal of properties, plants and equipment, net	(5.6)	0.5	—		(5.1)
(Gain) loss on disposal of businesses, net	(0.8)	—	—		(0.8)

Operating profit	370.5	51.5	12.3		434.3
Interest expense, net	51.0	71.2	30.8	5d	153.0
Pension settlement charge	1.3	—	—		1.3
Other expense, net	18.4	5.2	—		23.6

Income (loss) before income tax expense and equity earnings of unconsolidated affiliates, net	299.8	(24.9)	(18.5)		256.4
Income tax expense (benefit)	73.3	(24.1)	(4.8)	5e	44.4
Equity earnings of unconsolidated affiliates, net of tax	(3.0)	—	—		(3.0)

Net income (loss)	229.5	(0.8)	(13.7)		215.0
Net income attributable to noncontrolling interests	(20.1)	—	—		(20.1)

Net income attributable to Greif, Inc.	$209.4	$(0.8)	$(13.7)		$194.9

Greif, Inc.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

As of October 31, 2018

(in millions)	Historical Greif 10/31/2018	Historical Paperboard Adjusted for Reclassification 9/30/2018 (Note 3)	Pro Forma Adjustments (Note 4)	Notes	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$94.2	$5.1	$(5.1)	4a,4m	$94.2
Trade accounts receivable, net	456.7	159.5	—		616.2
Inventories, net	289.5	89.1	7.1	4b	385.7
Assets held for sale	4.4	0.6	—		5.0
Prepaid expenses	39.8	4.6	—		44.4
Other current assets	92.1	2.3	—		94.4

	976.7	261.2	2.0		1,239.9
Long-term assets
Goodwill	776.0	216.0	511.2	4c	1,503.2
Other intangible assets, net of amortization	80.6	135.4	628.2	4d	844.2
Deferred tax assets	7.9	1.0	—		8.9
Assets held by special purpose entities	50.9	—	—		50.9
Pension assets	10.4	—	—		10.4
Other long-term assets	100.4	1.1	—		101.5

	1,026.2	353.5	1,139.4		2,519.1
Properties, plants and equipment, net	1,191.9	455.0	—	4e	1,646.9

Total assets	$3,194.8	$1,069.7	$1,141.4		$5,405.9

(in millions)	Historical Greif 10/31/2018	Historical Paperboard Adjusted for Reclassification 9/30/2018 (Note 3)	Pro Forma Adjustments (Note 4)	Notes	Pro Forma Combined
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$403.8	$111.2	$—		$515.0
Accrued payroll and employee benefits	114.4	16.6	—		131.0
Restructuring reserves	4.4	0.1	—		4.5
Current portion of long-term debt	18.8	8.6	56.4	4f	83.8
Short-term borrowings	7.3	—	—		7.3
Other current liabilities	121.5	37.0	—		158.5

	670.2	173.5	56.4		900.1
Long-term liabilities
Long-term debt	884.1	854.6	898.0	4a,4g	2,636.7
Deferred tax liabilities	179.8	31.7	163.3	4h	374.8
Pension liabilities	78.0	46.9	12.2	4i	137.1
Postretirement benefit obligations	10.7	0.9	—		11.6
Liabilities held by special purpose entities	43.3	—	—		43.3
Contingent liabilities and environmental reserves	6.8	—	—		6.8
Mandatorily redeemable noncontrolling interests	8.6	—	—		8.6
Long-term income tax payable	46.1	—	—		46.1
Other long-term liabilities	77.5	7.1	—		84.6

	1,334.9	941.2	1,073.5		3,349.6
Commitments and Contingencies
Redeemable Noncontrolling Interests	35.5	—	—		35.5
Equity
Common stock, without par value	150.5	127.7	(127.7)	4j	150.5
Treasury stock, at cost	(135.4)	—	—		(135.4)
Retained earnings (accumulated deficit)	1,469.8	(167.0)	133.5	4k	1,436.3
Accumulated other comprehensive income (loss), net of tax:
Foreign currency translation	(292.8)	(2.2)	2.2	4l	(292.8)
Derivative financial instruments	13.4	—	—		13.4
Minimum pension liabilities	(97.7)	(3.5)	3.5	4l	(97.7)

Total Greif, Inc. shareholders’ equity	1,107.8	(45.0)	11.5		1,074.3
Noncontrolling interests	46.4	—	—		46.4

Total shareholders’ equity	1,154.2	(45.0)	11.5		1,120.7

Total liabilities and shareholders’ equity	$3,194.8	$1,069.7	$1,141.4		$5,405.9

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial statements show the historical financial positions and results of operations of Greif and Paperboard, and have been prepared to illustrate the effect of the pending Caraustar Acquisition, including pro forma assumptions and adjustments related to the Caraustar Acquisition and contemporaneous financing transactions (collectively, the “Caraustar Transaction”), as described in these accompanying notes to the unaudited pro forma condensed combined financial statements.

The Caraustar Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”), and using the fair value concepts defined in ASC Topic 820, “Fair Value Measurements” (“ASC 820”). ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of the asset or liability. In addition, market participant are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value.

The allocation of the purchase price as reflected in the unaudited pro forma combined financial information is based upon management’s preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the Caraustar Acquisition had occurred on the above dates. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of developing the unaudited pro forma combined financial information. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma combined financial information contained herein, and our future results of operations and financial position.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. At this time, to the extent they exist, management does not have sufficient information to determine the fair value of contingencies of Paperboard to be acquired. If information becomes available which would permit management to determine the fair value of these acquired contingencies, these amounts will be adjusted in accordance with ASC 820.

The unaudited pro forma condensed combined balance sheet as of October 31, 2018 is presented as if the Caraustar Transactions occurred on October 31, 2018. The unaudited pro forma condensed combined statement of operations is presented as if the Caraustar Transactions occurred on November 1, 2017. As Greif and Paperboard have different fiscal year-ends, the Greif statement of operations has been reflected for the year ended October 31, 2018. The Paperboard statement of operations has been reflected for the twelve- month period ended September 30, 2018. The historical consolidated financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the Caraustar Transactions and, with respect to the statements of operations only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined balance sheet gives effect to the Caraustar Acquisition as if the Caraustar Acquisition occurred on October 31, 2018. The pro forma adjustments to reflect the acquired assets and assumed liabilities of Paperboard are based on the fair value of Paperboard assets and liabilities as of September 30, 2018, which is the last day of the third quarter of Paperboard’s 2018 fiscal year. Given the proximity of these balance sheet dates, no adjustment was deemed necessary to align these dates in the presentation of the unaudited pro forma condensed combined balance sheet. Similarly, the unaudited historical Paperboard statement of operations information is based upon the period from October 1, 2017 to September 30, 2018. Management is not aware of any material transactions entered into by Paperboard from October 1, 2018 to October 31, 2018.

Note 2 — Reconciliation of Paperboard’s Unaudited Historical Statements of Operations

Reconciliations of Paperboard’s unaudited historical statement of operations for the twelve-month period ended September 30, 2018 is as follows:

(in millions)	Paperboard 12 months ended 12/31/2017	Paperboard 9 months ended 9/30/2017	Paperboard 9 months ended 9/30/2018	Paperboard 12 months ended 9/30/2018
Sales	$1,311.4	$992.3	$1,037.0	$1,356.1
Cost of sales	1,104.9	836.9	834.7	1,102.7

Gross profit	206.5	155.4	202.3	253.4
Selling, general and administrative expenses	186.7	139.6	153.9	201.0
Transaction costs	0.1	—	—	0.1
Restructuring and impairment costs	6.4	6.2	0.6	0.8

Income from operations	13.3	9.6	47.8	51.5
Other (expense) income
Interest expense	(67.7)	(51.5)	(55.0)	(71.2)
Interest income	—	—	—	—
Debt financing costs	(6.4)	(6.4)	—	—
Other — net	(0.2)	0.1	(4.9)	(5.2)

Total other expense	(74.3)	(57.8)	(59.9)	(76.4)

Loss before income taxes	(61.0)	(48.2)	(12.1)	(24.9)
Income tax (provision) benefit	42.3	14.2	(4.0)	24.1

Net loss	$(18.7)	$(34.0)	$(16.1)	$(0.8)

The Paperboard financial information for the twelve-month period ended September 30, 2018 was derived by adding the audited consolidated statement of operations of Paperboard for the year ended December 31, 2017 to the unaudited consolidated statement of operations of Paperboard for the nine months ended September 30, 2018 and deducting the unaudited consolidated statement of operations of Paperboard for the nine months ended September 30, 2017.

The unaudited historical statement of operations of Greif includes certain charges which management believes will not have a continuing impact on the combined business. These have not been removed from the unaudited pro forma condensed combined statement of operations, as they are not directly attributable to the Caraustar Transactions.

Note 3 — Reclassification Adjustments

Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Certain balances were reclassified from the Paperboard unaudited combined financial statements so that their presentation would be consistent with that of the Company. These adjustments and reclassifications are based on management’s preliminary analysis. When management completes a final review as required by acquisition accounting rules, additional differences or reclassifications may be identified that, when conformed, could have a material impact on these unaudited pro forma combined financial statements.

Refer to the table below for a summary of reclassification adjustments made to present Paperboard’s statement of financial position as of September 30, 2018 to conform with that of Greif’s statement of income:

Paperboard Parent, Inc.

Statement of Operations for the

Twelve-Month Period Ended September 30, 2018

(in millions)	Paperboard 9/30/2018 (Note 2)	Reclassification Adjustments	Tickmark	Updated Paperboard 9/30/2018
Net sales	$1,356.1	$—		$1,356.1
Costs of products sold	1,102.7	—		1,102.7

Gross profit	253.4	—		253.4
Selling, general and administrative expenses	201.0	0.1	i	201.1
Transaction costs	0.1	(0.1)	i	—
Restructuring and impairment costs	0.8	(0.8)	ii, iii	—
Restructuring charges	—	0.3	iii	0.3
Non-cash asset impairment charges	—	—	iii	—
(Gain) Loss on disposal of properties, plants and equipment, net	—	0.5	ii	0.5
(Gain) Loss on disposal of businesses, net	—	—		—

Operating profit	51.5	—		51.5
Interest expense, net	—	71.2	iv	71.2
Interest expense	71.2	(71.2)	iv	—
Interest income	—	—	iv	—
Debt financing costs	—	—	iv	—
Pension settlement charge	—	—		—
Other expense, net	5.2	—		5.2

Income (loss) before income tax expense and equity earnings of unconsolidated affiliates, net	(24.9)	—		(24.9)
Income tax expense (benefit)	(24.1)	—		(24.1)
Equity earnings of unconsolidated affiliates, net of tax	—	—		—

Net loss	$(0.8)	$—		$(0.8)

(i)	To reclassify transaction costs, in connection with business acquisitions to selling, general and administrative expenses.

(ii)	To reclassify loss from sales of property to (gain) / loss on disposal of properties, plants, and equipment, net.

(iii)	To reclassify restructuring costs to the respective restructuring charges line.

(iv)	To reclassify the individually classified interest expense, interest income and debt financing costs to a consolidated interest expense, net.

Refer to the table below for a summary of reclassification adjustments made to present Paperboard’s statement of financial position as of September 30, 2018 to conform with that of Greif:

Paperboard Parent, Inc.

Statement of Financial Position

as of September 30, 2018

(in millions)	Paperboard 9/30/2018 (Note 2)	Reclassification Adjustments	Tickmark	Paperboard Updated 9/30/2018
ASSETS
Current assets
Cash and cash equivalents	$5.1	$—		$5.1
Trade accounts receivable, net	159.5	—		159.5
Inventories, net	89.1	—		89.1
Assets held for sale	0.6	—		0.6
Prepaid expenses	0.6	4.0	i	4.6
Other current assets	6.3	(4.0)	i	2.3

	261.2	—		261.2
Long-term assets
Goodwill	216.0	—		216.0
Other intangible assets, net of amortization	135.4	—		135.4
Deferred tax assets	—	1.0	ii	1.0
Assets held by special purpose entities	—	—		—
Pension assets	—	—		—
Other long-term assets	2.1	(1.0)	ii	1.1

	353.5	—		353.5
Properties, plants and equipment
Timber properties, net of depletion	—	—		—
Land	75.3	—		75.3
Buildings	77.4	—		77.4
Machinery and equipment	438.4	8.5	iii	446.9
Office equipment and software	8.5	(8.5)	iii	—
Capital projects in progress	39.4	—		39.4

	639.0	—		639.0
Accumulated depreciation	(184.0)	—		(184.0)

	455.0	—		455.0

Total assets	$1,069.7	$—		$1,069.7

(i)	To reclassify all prepaid expenses within other current assets to prepaid expenses.

(ii)	To reclassify deferred tax assets within other long-term assets to deferred tax assets.

(iii)	To reclassify office equipment and software to machinery and equipment.

(in millions)	Paperboard 9/30/2018 (Note 2)	Reclassification Adjustments	Tickmark	Paperboard Updated 9/30/2018
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$111.2	$—		$111.2
Accrued payroll and employee benefits	16.6	—		16.6
Restructuring reserves	—	0.1	iv	0.1
Current portion of long-term debt	8.6	—		8.6
Short-term borrowings	—	—		—
Accrued interest	0.6	(0.6)	v	—
Accrued pension	0.3	(0.3)	v	—
Income tax payable	—	—		—
Capital lease obligation	1.6	(1.6)	v	—
Other current liabilities	34.6	2.4	iv, v	37.0

	173.5	—		173.5
Long-term liabilities
Long-term debt	854.6	—		854.6
Deferred tax liabilities	31.7	—		31.7
Pension liabilities	46.9	—		46.9
Postretirement benefit obligations	—	0.9	vi	0.9
Liabilities held by special purpose entities	—	—		—
Contingent liabilities and environmental reserves	—	—		—
Mandatorily redeemable noncontrolling interests	—	—		—
Long-term income tax payable	—	—		—
Capital lease obligation	5.7	(5.7)	vii	—
Other long-term liabilities	2.3	4.8	vi, vii	7.1

	941.2	—		941.2
Commitments and Contingencies	—	—		—
Redeemable Noncontrolling Interests	—	—		—
Equity
Common stock, without par value	—	127.7	viii	127.7
Additional paid in capital	129.3	(129.3)	viii	—
Unearned compensation	(1.6)	1.6	viii	—
Treasury stock, at cost	—	—		—
Retained earnings	(167.0)	—		(167.0)
Accumulated other comprehensive income (loss), net of tax:
Foreign currency translation	(2.2)	—		(2.2)
Impact of adoption of new accounting standard	(1.7)	1.7	ix	—
Derivative financial instruments	—	—		—
Minimum pension liabilities	(1.8)	(1.7)	ix	(3.5)

Total shareholders’ equity (deficit)	(45.0)	—		(45.0)
Noncontrolling interests	—	—		—

Total shareholders’ equity (deficit)	(45.0)	—		(45.0)

Total liabilities and shareholders’ equity	$1,069.7	$—		$1,069.7

(iv)	To reclassify restructuring reserves within other current liabilities to restructuring reserves.

(v)	To reclassify accrued interest, accrued pension, income tax payable, and capital lease obligation to other current liabilities.

(vi)	To reclassify postretirement benefit obligations within other long-term liabilities to postretirement benefit obligations.

(vii)	To reclassify capital lease obligation to other long-term liabilities.

(viii)	To reclassify additional paid in capital and unearned compensation to common stock, without par value.

(ix)	To reclassify impact of adoption of new accounting standard to minimum pension liabilities.

Note 4 — Unaudited Pro Forma Condensed Combined Statement of Financial Position Adjustments

The estimated purchase price and the allocation of the estimated purchase discussed below are preliminary. An independent third-party appraiser is performing a preliminary valuation. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Paperboard’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments may be material.

(4a) Reflects the sources and uses of funds relating to the Caraustar Transactions as follows:

Description	Amount	Tickmark
Sources:
New Term Loan A-1	$1,275.0	(i)
New Term Loan A-2	400.0	(i)
Senior unsecured Notes	500.0	(ii)
New Senior Secured Revolving Facility	205.0	(iii)

	$2,380.0
Uses:
Consideration	$1,800.0	(iv)
Refinancing of Existing Senior Secured Credit Facilities	281.3	(v)
Redemption of 2019 Senior Notes	253.7	(vi)
Transaction costs	45.0	(vii)

	$2,380.0

Pro forma adjustment	$(0.0)

(i)	The Company intends to borrow $1,275.0 million and $400.0 million by entering into new term loan facilities under the New Senior Secured Credit Facilities.

(ii)	The Company intends to issue $500.0 million of senior unsecured Notes in connection with the Caraustar Acquisition.

(iii)	The Company intends to borrow $205.0 million by under an $800.0 million revolving senior secured credit facility by entering into the New Senior Secured Credit Facilities.

(iv)	Reflects the cash consideration to be paid to Paperboard’s shareholders pursuant to the Merger Agreement.

(v)	As part of the Caraustar Acquisition, the Company intends to refinance the Existing Senior Secured Credit facilities with a portion of the proceeds from the New Senior Secured Credit Facilities.

(vi)

In conjunction with the Caraustar Acquisition, Greif intends to utilize $253.7 million of the proceeds from the New Senior Secured Credit Facilities to redeem the 2019 Senior Notes, including to pay the make whole premium thereon. The proposed redemption of the 2019 Senior Notes is not a condition to the closing of the Caraustar Acquisition, the incurrence of the New Senior Secured Credit Facilities or the offering of the Notes.

(vii)

Reflects the cash expected to be paid from acquisition costs incurred or to be incurred by the Company including debt issuance, investment banking, attorney, consultant, independent accountant, and other external costs related to the Caraustar Transactions. A portion of the financing costs were capitalized as described in Note 4g.

(4b) The fair value of finished goods and work-in-process inventory represents the estimated selling price less cost to dispose and a reasonable profit allowance for completing the selling effort.

Adjust inventory to fair market value per valuation:	Historical Paperboard Adjusted for Reclassification 9/30/2018 (Note 3)	Fair Value	Adjustment
Inventories, net	$89.1	$96.2	$7.1

(4c) Prior to the Caraustar Acquisition, Paperboard’s historical balance sheet included $216.0 million of goodwill. As a result of the Caraustar Acquisition, goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. Historically, Paperboard’s policy, as a non-public company, was to amortize Goodwill. This policy will no longer be applicable upon close of the Caraustar Acquisition, as it is not within GAAP for a public company.

Consideration	$1,800.0
Book value of net assets acquired	(45.0)
Adjusted for:
Repayment of existing Paperboard debt	879.1
Elimination of existing Paperboard cash and cash equivalents	(5.1)
Elimination of existing Paperboard goodwill/intangibles	(351.4)

Adjusted book value of net assets acquired	477.6
Adjustments to:
Inventories	7.1
Intangibles	763.6
Deferred income tax liability	(163.3)
Pension liability	(12.2)

FV of assets/liabilities assumed, excluding goodwill	1,072.8

Goodwill	727.2
Historical goodwill	(216.0)

Goodwill adjustment	$511.2

(4d) The fair value of the customer relationships is determined using the “multi-period excess earnings model”, which estimates value based on the expected future excess earnings stream attributable to a particular asset. The fair value of other intangible assets is determined using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based or market participant expectation of the cash flows an asset would generate over its remaining useful life. The fair value of the trademarks is determined using the “relief from royalties method”, which uses the net present value of all forecast royalties to represent the value of the brand.

Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated after tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the inherent risk in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, as well as other factors. For these and other reasons, actual results may vary significantly from estimated results. The methodologies and significant assumptions utilized to value the intangible assets are as follows:

Intangible asset adjustments:	Historical Paperboard Adjusted for Reclassification 9/30/2018	Fair Value	Adjustment	Tickmark
Customer relationships	$116.6	$747.0	$630.4	(i)
Other intangible assets	1.6	1.6	—	(ii)
Trademarks and tradenames	17.2	15.0	(2.2)	(iii)

Total	$135.4	$763.6	$628.2

(i)

Customer relationships: Caraustar has long-standing customer relationships. An income approach (specifically, a multi-period excess earnings method) was utilized to calculate the present value of the projected after-tax cash flows, using a discount rate that reflected the risks inherent in the cash flow stream as well as the nature of the asset.

(ii)

Other intangible assets: An income approach was utilized to calculate the present value of the projected after-tax cash flows, using a discount rate that reflected the risks inherent in the cash flow stream as well as the nature of the asset.

(iii)

Trademarks and tradenames: The Caraustar trade name is well known in the industry. The relief from royalty rate method was utilized to calculate the present value of the projected after-tax cash flows, using a discount rate that reflected the risks inherent in the cash flow stream as well the nature of the asset.

(4e) The Company has not yet determined the fair value of property and equipment to be acquired. As such, the historical carrying value has been used in the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined statement of financial position. No adjustment was made to the unaudited pro forma condensed combined statements of income, but any difference between the fair value and the historical carrying value would have a direct impact to future earnings via depreciation expense.

(4f) Reflects the extinguishment of the current portion of Paperboard’s long term debt and the establishment of the current portion of Greif’s new long term debt.

Current portion of long term debt adjustments:	Amount
Eliminate Paperboard’s historical current portion of long term debt	$(8.6)
Eliminate Greif’s historical current portion of long term debt	(18.8)
Add Term Loan A-1 current portion of long term debt	63.8
Add Term Loan A-2 current portion of long term debt	20.0

Adjustment	$56.4

(4g) Reflects the extinguishment of Paperboard’s long term debt, Greif’s 2017 credit agreement, and Greif’s 2019 Senior Notes and the establishment of Greif’s New Senior Secured Credit Facilities.

Long-term debt adjustments:	Amount
Eliminate Paperboard’s historical long term debt	$(870.5)
Eliminate Greif’s 2019 Senior Notes	(250.0)
Eliminate Greif’s 2017 credit agreement (term portion)	(258.7)
Eliminate Greif’s 2017 credit agreement (revolver portion)	(3.8)
New Term Loan A-1	1,211.2
New Term Loan A-2	380.0
Senior unsecured Notes	500.0
New Senior Secured Revolving Facility	205.0
Eliminate Paperboard’s historical deferred financing fees	15.9
Eliminate Greif’s historical deferred financing fees and debt discount	5.1
New deferred financing fees to be capitalized	(36.2)

Adjustment	$898.0

(4h) Reflects deferred income tax liabilities resulting from preliminary fair value adjustments. The estimate of deferred tax liabilities was determined based on the book and tax basis differences of the net assets acquired using the current statutory rate of Greif and Paperboard. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the Company’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

(4i) Reflects an adjustment to pension liabilities based on a preliminary fair value assessment:

Pension liabilities adjustments:	Amount	Fair Value	Adjustment
Pension liabilities	$46.8	$59.1	$12.3

(4j) Reflects an adjustment to eliminate Paperboard’s historical common stock balance of $127.7 million.

(4k) Reflects an adjustment to equity based upon the following:

Retained earnings adjustments:	Amount
Eliminate Paperboard’s accumulated deficit	$167.0
Estimated transaction expenses (not capitalized)	(8.8)
Eliminate historical Paperboard deferred financing costs	(15.9)
Eliminate historical Greif deferred financing costs and debt discount	(5.1)
Eliminate Greif estimated 2019 Senior Notes Make-whole premium	(3.7)

$133.5

(4l) Eliminate Paperboard’s historical foreign currency translation balance of $2.2 million and minimum pension liabilities of $3.5 million.

(4m) Eliminate Paperboard’s historical cash and cash equivalents balance of $5.1 million.

Note 5 — Unaudited Pro Forma Condensed Combined Statement of Income Adjustments

Refer to the items below for reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statements of income:

(5a) Sales, cost of goods sold, and gross profit eliminated due to the business activity between Greif and Paperboard.

Intercompany Sales, Cost of Goods Sold, and profit elimination	Sales	Cost of Goods Sold	Margin
Greif sales to Caraustar	$(3.1)	$(2.3)	$(0.8)
Caraustar sales to Greif	(9.7)	(7.8)	(1.9)

Adjustment	$(12.8)	$(10.1)	$(2.7)

(5b) The newly acquired intangible assets, which consist of customer relationships, trade names and trademarks, and other intangible assets will be amortized on a straight-line basis over their expected useful lives of 2 - 20 years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense on Paperboard’s historical intangible assets.

Intangible asset adjustments:	Preliminary Fair Value	Estimated Useful Life (years)	Amortization Expense
Customer relationships	$747.0	20	$37.4
Trademarks and tradenames	15.0	3	5.0
Other intangible assets, net of amortization	1.6	2	0.8

	$763.6		$43.2

Less: Paperboard historical amortization for the twelve-month period ended September 30, 2018			$29.0

Total			$14.2

Paperboard amortization for the year ended December 31, 2017			$28.2
Paperboard amortization for the nine months ended September 30, 2018			21.5
Paperboard amortization for the nine months ended September 30, 2017			20.7

Paperboard amortization for twelve months ended September 30, 2018			$29.0

(5c) Reflects the elimination of Paperboard goodwill amortization for the twelve-month period ended September 30, 2018. Historically, Paperboard’s policy, as a non-public company, was to amortize Goodwill. This policy will no longer be applicable upon close of the Caraustar Acquisition, as it is not within GAAP for a public company.

Paperboard goodwill amortization for the year ended December 31, 2017	$28.6
Paperboard goodwill amortization for the nine months ended September 30, 2018	21.9
Paperboard goodwill amortization for the nine months ended September 30, 2017	21.3

Paperboard goodwill amortization for the twelve months ended September 30, 2018	$29.2

(5d) To consummate the Caraustar Acquisition, Greif intends to incur approximately $2.4 billion of incremental new indebtedness. Based on the assumed interest rates on the Debt Financing in connection with the Caraustar Acquisition, the pro forma adjustment to interest expense was calculated as follows:

Twelve-Month Period
Increases to interest expense:
Estimated interest expense on financing incurred	$103.7
Less: Historical interest expense incurred	78.3
Estimated amortization of deferred financing costs	7.2
Less: Historical amortized deferred financing costs	1.8

Pro forma adjustment:	$30.8

Greif estimates the weighted-average interest rate on the new indebtedness to be approximately 4.4%, assuming an average annual rate of 1.9% for one-month LIBOR. A hypothetical 1/8 percent increase or decrease in the expected weighted-average interest rate, including from an increase in LIBOR, would increase or decrease interest expense on Greif’s financing by approximately $3.0 million annually.

(5e) Represents the income tax effect of the Caraustar Acquisition pro forma adjustments using an estimated statutory rate of 26%. Because the adjustments contained in this unaudited pro forma combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the Caraustar Acquisition. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items, and these items could be material.

***

BUSINESS OF CARAUSTAR

Company Overview

Caraustar is one of the nation’s largest integrated manufacturers of 100% recycled paperboard and converted paperboard products. Its environmentally safe packaging means that everything from its paperboard tubes to packaging supplies are eco-friendly. Caraustar has used sustainable packaging to provide customers with the best value for innovative products and services since 1938.

Caraustar’s four business lines include:

•	Mill Group (coated and uncoated paperboard and specialty paperboard products);

•	Recycling Services;

•	Industrial Products Group (tubes and cores, construction products, protective packaging and adhesives); and

•	Consumer Packaging (folding cartons, set-up boxes and packaging services).

Caraustar, based in Austell, Georgia, has over 80 operating facilities throughout the United States and Canada.

Acquisitions

On February 17, 2015, Caraustar acquired the stock of The Newark Group, Inc., a manufacturer of recycled paperboard, linerboard, industrial tubes, cores and other converted products, including book covers and packaging solutions. The total consideration paid to The Newark Group, Inc. shareholders was $354.5 million, net of $6.7 million in cash acquired. The acquisition was financed through $354.8 million of long term debt (net of $40.2 million in debt costs and original issue discount) and the use of $6.4 million of the $6.7 million cash acquired.

On July 31, 2015, Caraustar acquired certain assets of Summer Industries, LLC and its subsidiaries. Total consideration paid to Summer Industries, LLC was $74.0 million. The acquisition was financed through $70.0 million of long-term debt (net of $5.0 million in debt costs and original issue discount) and $4.0 million of existing cash.

On September 1, 2016, Caraustar acquired certain assets and assumed certain liabilities of Los Angeles Paper Box, Inc. and Crocket Graphics, Inc. The consideration consisted of cash of $4.9 million and non-cash consideration of $1.7 million by relieving certain liabilities that were owed to Caraustar at the closing date. The acquisition allowed Caraustar to expand its strategic footprint in the west coast of the United States in the folding carton segment, as well as to utilize an adjacent Caraustar-owned paperboard mill as the primary paperboard supplier.

On July 31, 2017, Caraustar acquired certain assets and assumed certain liabilities of Platinum Core and Tube, Inc. for cash consideration of $7.5 million. The acquisition allowed Caraustar to expand its strategic footprint in the tube and core market, as well as to utilize Caraustar’s mill system as the sole supplier of paperboard.

On September 18, 2017, Caraustar acquired certain assets and assumed certain liabilities of Roberts Paper Tubes & Cores, Inc. for cash consideration of $13.8 million. The acquisition allowed Caraustar to expand its strategic footprint in the tube and core market, as well as to utilize Caraustar’s mill system as the sole supplier of paperboard.

On January 5, 2018, Caraustar acquired the stock of Cascade Paper Converters Co. for cash consideration of $9.6 million. The acquisition allowed Caraustar to expand its strategic footprint in the tube and core market, as well as to utilize Caraustar’s mill system as the sole supplier of paperboard.

Basis of Operations

All data is shown on a GAAP basis.

Results of Operations

Results of Operations for the nine-months ended September 30, 2018 and 2017

	Nine-Months Ended September 30,		$ Change	% Change
(000s)	2018	2017
Sales	$1,036,952	$992,273	$44,679	4.5%
Cost of Sales	834,738	836,851	(2,113)	(0.3%)

Gross Profit	202,214	155,422	46,792	30.1%
Selling, General and Administrative Expenses	153,866	139,571	14,295	10.2%
Transaction costs	—	20	(20)	(100.0%)
Restructuring and impairment costs	555	6,219	(5,664)	(91.1%)

Income from Operations (IFO)	$47,793	$9,612	$38,181	397.2%

Sales

Caraustar’s consolidated sales for the nine months ended September 30, 2018 increased 4.5% to $1.037 billion from $0.992 billion from the same period in 2017. The primary driver for increased sales was a mix of both volume and price increases in Caraustar’s Mill Group and Industrial Products Group businesses.

Cost of Sales

Caraustar’s consolidated cost of sales declined $2.1 million as compared to the prior period, primarily because of decreased fiber prices into Caraustar’s Mill system.

Gross Profit

Caraustar’s gross profit increased by $46.8 million as compared to the prior period, which was a 30.1% increase from the prior period primarily because of increased sales.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses increased $14.3 million as compared to the prior period. The primary reason for increase was a mix of inflationary costs and increased health insurance costs in 2018 compared to 2017.

Restructuring and Impairment costs

Restructuring and Impairment costs decreased by $5.7 million as compared to the prior period.

Income from Operations (IFO)

IFO increased $38.2 million as compared to the prior period primarily driven by increased sales.

Results of Operations for the twelve-months ended December 31, 2017 and 2016

Sales

Caraustar’s consolidated sales for the twelve months ended December 31, 2017 increased 5.9% to $1.311 billion from $1.239 billion for the same period in 2016. The following table presents sales by business segment (in thousands):

	Twelve-Months Ended December 31,		$ Change	% Change
(000s)	2017	2016
Sales (aggregate)
Paperboard	$689,217	$650,310	$38,907	6.0%
Recycling	418,621	322,934	95,687	29.6%
Industrial Products	483,462	456,113	27,349	6.0%
Folding carton	216,518	217,637	(1,119)	(0.5%)

Total	$1,807,818	$1,646,994	$160,824	9.8%

Sales (intersegment)
Paperboard	$268,961	$245,869	$23,092	9.4%
Recycling	217,101	152,817	64,284	42.1%
Industrial Products	9,438	8,445	993	11.8%
Folding carton	894	992	(98)	(9.9%)

Total	$496,394	$408,123	$88,271	21.6%

Sales (external customers)
Paperboard	$420,256	$404,440	$15,816	3.9%
Recycling	201,520	170,118	31,402	18.5%
Industrial Products	474,024	447,668	26,356	5.9%
Folding carton	215,624	216,645	(1,021)	(0.5%)

Total	$1,311,424	$1,238,871	$72,553	5.9%

Income from operations
Paperboard	$34,301	$87,353	$(53,052)	(60.7%)
Recycling	11,376	6,021	5,355	88.9%
Industrial Products	11,756	9,497	2,259	23.8%
Folding carton	(1,498)	6,867	(8,365)	(121.8%)

Total	$55,935	$109,738	$(53,803)	(49.0%)

Corporate Expense	$(42,656)	$(47,782)	5,126	(10.7%)

Income from operations	$13,279	$61,956	$(48,677)	(78.6%)

Mill Group

Aggregate sales for the paperboard segment were up $38.9 million from the prior period. The primary driver of increased sales was increased pass-through sales into Caraustar’s Industrial Products segment. Net Sales increased by $15.8 million in 2017, mostly driven by the price increase. Income from operations (IFO) decreased $53.1 million from the prior period primarily because of higher OCC (Old Corrugated Containers) fiber prices which are the main input cost.

Recycling Services

Net Sales for the recovered fiber segment increased $31.4 million from the prior period primarily due to higher prices offset by a volume decrease. IFO increased $5.4 million from the prior period because of higher fiber prices that Caraustar’s Recycling business was able to pass through.

Industrial Products Group

Net Sales for the tube and core segment increased by $26.4 million from the prior period due to a mix of increased volumes and higher selling price. IFO increased by $2.3 million from the prior period because the Caraustar’s Industrial Products Group was able to increase margin by raising selling price more than its input cost.

Consumer Products Group

Net sales for the folding carton segment decreased by $1.0 million from the prior period primarily due to a decrease in volume combined with a decrease in price for the period. IFO decreased by $8.4 million from the prior period for Caraustar’s Consumer Products Group because of margin compression the segment incurred caused by rising paperboard cost in 2017 when compared to 2016.

Corporate

Corporate Expense decreased $5.1 million from the prior period, which was a 10.7% decline when compared to 2016. The reduction in corporate cost was primarily driven by a decrease in Caraustar’s health insurance cost in 2017 when compared to 2016.

Results of Operations for the twelve-months ended December 31, 2016 and 2015

Sales

Caraustar’s consolidated sales for the twelve-months ended December 31, 2016 increased 5.0% to $1.239 billion from $1.180 billion for the same period in 2015. The following table presents sales by business segment (in thousands):

	Twelve-Months Ended December 31,		$ Change	% Change
(000s)	2016	2015
Sales (aggregate)
Paperboard	$650,310	$630,317	$19,993	3.2%
Recycling	322,934	283,863	39,071	13.8%
Industrial Products	456,113	411,591	44,522	10.8%
Folding carton	217,637	211,411	6,226	2.9%

Total	$1,646,994	$1,537,182	$109,812	7.1%

Sales (intersegment)
Paperboard	$245,869	$220,518	$25,351	11.5%
Recycling	152,817	128,016	24,801	19.4%
Industrial Products	8,445	7,128	1,317	18.5%
Folding carton	992	1,138	(146)	(12.8%)

Total	$408,123	$356,800	$51,323	14.4%

Sales (external customers)
Paperboard	$404,440	$409,799	$(5,359)	(1.3%)
Recycling	170,118	155,847	14,271	9.2%
Industrial Products	447,668	404,463	43,205	10.7%
Folding carton	216,645	210,273	6,372	3.0%

Total	$1,238,871	$1,180,382	$58,489	5.0%

Income from operations
Paperboard	$87,353	$125,169	$(37,816)	(30.2%)
Recycling	6,021	6,130	(109)	(1.8%)
Industrial Products	9,497	626	8,871	1417.1%
Folding carton	6,867	5,999	868	14.5%

Total	$109,738	$137,924	$(28,186)	(20.4%)

Corporate Expense	$(47,782)	$(62,952)	15,170	(24.1%)

Income from operations	$61,956	$74,972	$(13,016)	(17.4%)

Mill Group

Aggregate sales for the paperboard segment were up $20.0 million from the prior period. The primary driver of increased sales was increased pass-through sales into Caraustar’s Industrial Products segment. Net Sales decreased by $5.4 million in 2016, driven by a mix of price and volume decline. Income from operations (IFO) decreased $37.8 million from the prior period primarily because of margin compression

Recycling Services

Net Sales for the recovered fiber segment increased $14.3 million from the prior period primarily due to higher prices offset by a volume decrease. IFO stayed relatively flat in 2017 compared to 2016.

Industrial Products Group

Net Sales for the tube and core segment increased by $43.2 million from the prior period due to a mix of increased volumes and higher selling price. IFO increased by $8.9 million from the prior period because Caraustar’s Industrial Products Group was able to increase margin and volume.

Consumer Products Group

Net sales for the folding carton segment increased by $6.4 million from the prior period primarily due to an increase in volume for the period. IFO increased by $0.9 million from the prior period for Caraustar’s Consumer Products Group because of increased volume in 2016 compared to 2015.

Corporate

Corporate Expense decreased $15.1 million from the prior period, which was a 24.1% decline when compared to 2015. The reduction in corporate cost was primarily driven by synergies of integrating Newark into Caraustar.

*****

INDEX TO FINANCIAL STATEMENTS

*****

PAPERBOARD PARENT, INC.

Audited Consolidated Annual Financial Statements

Independent Auditors’ Reports	47

Consolidated Balance Sheets	48

Consolidated Statements of Comprehensive Loss	50

Consolidated Statements of Changes in Shareholders’ Deficit	51

Consolidated Statements of Cash Flows	52

Notes to Consolidated Annual Financial Statements	53

Unaudited Consolidated Interim Financial Statements

Consolidated Balance Sheets	86

Consolidated Statements of Comprehensive Loss	88

Consolidated Statements of Cash Flows	89

Notes to Consolidated Interim Financial Statements	90

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

Paperboard Parent, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of Paperboard Parent, Inc. and Subsidiaries, which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of comprehensive loss, changes in stockholders’ deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paperboard Parent, Inc. and Subsidiaries at December 31, 2017, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Report of Other Auditors on 2016 Financial Statements

The consolidated financial statements of Paperboard Parent, Inc. and Subsidiaries for the year ended December 31, 2016, were audited by other auditors who expressed an unmodified opinion on those statements on March 3, 2017, and included an emphasis of matter paragraph related to the Company’s election of the accounting alternative for goodwill as provided for in Accounting Standards Update 2014-02

Intangibles-Goodwill and Other (Topic 350): Accounting for Goodwill, issued by the Financial Accounting Standards Board.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 26, 2018

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Paperboard Parent, Inc. and Subsidiaries

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Paperboard Parent, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2016, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paperboard Parent, Inc. and its subsidiaries as of December 31, 2016 and the results of their operations and their cash flows for each of the two years in the period then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As disclosed in Note 1 to the financial statements, the Company has elected an accounting alternative as provided for in Accounting Standards Update 2014-02, Intangibles-Goodwill and Other (Topic 350): Accounting for Goodwill, issued by the Financial Accounting Standards Board. Pursuant to this election, effective as of January 1, 2016, the Company has changed its method of accounting for goodwill and has recognized approximately $28,312,000 of amortization expense related to goodwill for the year ended December 31, 2016. Our opinion is not modified with respect to this matter.

/s/ RSM US LLP

Atlanta, Georgia

March 3, 2017

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2017 and 2016

(In thousands, except share data)

	2017	2016
ASSETS
CURRENT ASSETS:
Cash	$16,033	$5,214
Receivables — net of allowances for doubtful accounts, returns, and discounts of $2,612 and $2,098 at December 31, 2017 and 2016, respectively	131,937	125,812
Inventories, net	87,881	83,336
Prepaid income taxes	630	4,701
Other current assets	6,850	5,502
Assets held for sale	2,376	10,307

Total current assets	245,707	234,872

PROPERTY, PLANT, AND EQUIPMENT:
Land	65,095	64,892
Buildings and improvements	83,965	83,105
Machinery and equipment	410,612	375,546
Construction in progress	35,089	23,644
Office equipment and software	7,823	7,352

Total property, plant, and equipment	602,584	554,539
Less accumulated depreciation	(148,567)	(104,974)

Property, plant, and equipment, net	454,017	449,565

GOODWILL, NET	234,418	255,202

OTHER INTANGIBLE ASSETS, NET	151,655	169,884

OTHER ASSETS	2,934	2,261

TOTAL ASSETS	$1,088,731	$1,111,784

See notes to consolidated financial statements.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2017 and 2016

(In thousands, except share data)

	2017	2016
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current maturities of long-term debt	$8,600	$9,097
Accounts payable	114,840	98,253
Accrued interest	181	191
Accrued compensation	13,990	14,672
Accrued pension	340	278
Other accrued liabilities	31,966	38,828

Total current liabilities	169,917	161,319

LONG-TERM DEBT, less current maturities	850,644	822,548

DEFERRED INCOME TAXES	29,054	69,932

PENSION LIABILITY	59,136	73,659

OTHER LIABILITIES	9,730	6,520

SHAREHOLDERS’ DEFICIT:
Preferred stock, $0.001 par value — authorized, 25,000 shares; issued no shares	—	—
Common stock, $0.001 par value — authorized, 300,000 shares; 123,132 and 122,464 shares issued and outstanding at December 31, 2017 and 2016, respectively	—	—
Additional paid-in capital	127,083	126,012
Accumulated deficit	(153,040)	(134,325)
Accumulated other comprehensive loss:
Unrecognized pension and other benefit liabilities	(1,759)	(8,063)
Foreign currency translation	(2,034)	(5,818)

Total accumulated other comprehensive loss	(3,793)	(13,881)

Total shareholders’ deficit	(29,750)	(22,194)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,088,731	$1,111,784

See notes to consolidated financial statements.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Years Ended December 31, 2017, 2016 and 2015

(In thousands)

	2017	2016	2015
SALES	$1,311,424	$1,238,871	$1,180,382
COST OF SALES	1,104,945	983,471	938,023
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	186,744	188,836	153,538
TRANSACTION COSTS	74	70	4,992
RESTRUCTURING AND IMPAIRMENT COSTS	6,382	4,538	8,857

INCOME FROM OPERATIONS	13,279	61,956	74,972
OTHER (EXPENSE) INCOME:
Interest expense	(67,752)	(81,196)	(76,194)
Interest income	40	18	13
Debt financing costs	(6,369)	—	(34,219)
Other — net	(193)	(189)	(446)

Total other expense	(74,274)	(81,367)	(110,846)

LOSS BEFORE INCOME TAXES	(60,995)	(19,411)	(35,874)
INCOME TAX (PROVISION) BENEFIT	42,280	(3,448)	19,020

NET LOSS	(18,715)	(22,859)	(16,854)
OTHER COMPREHENSIVE (LOSS) INCOME:
Pension and other postretirement gains and (losses) — net of tax	6,304	(4,218)	2,480
Foreign currency translation adjustment	3,784	(2,721)	(1,958)

Total other comprehensive (loss) income	10,088	(6,939)	522

COMPREHENSIVE LOSS	$(8,627)	$(29,798)	$(16,332)

See notes to consolidated financial statements.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Years Ended December 31, 2017, 2016 and 2015

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficit
	Shares	Amount
BALANCE — December 31, 2014	122,000	$—	$124,095	$(94,612)	$(7,464)	$22,019

Net income	—	—	—	(16,854)	—	(16,854)
Stock-based compensation expense	—	—	641	—	—	641
Stock-based compensation, windfall tax benefit	—	—	824	—	—	824
Dividends paid to shareholders	108	—	64	—	—	64
Pension and other benefit liability adjustment — net of taxes of ($1,891)	—	—	—	—	2,480	2,480
Foreign currency translation adjustment	—	—	—	—	(1,958)	(1,958)

BALANCE — December 31, 2015	122,108	$—	$125,624	$(111,466)	$(6,942)	$7,216

Net loss	—	—	—	(22,859)	—	(22,859)
Stock-based compensation expense	—	—	803	—	—	803
Stock-based compensation, windfall tax benefit	—	—	(675)	—	—	(675)
Issuance of common stock under equity incentive plan	356	—	260	—	—	260
Pension and other benefit liability adjustment — net of taxes of ($2,767)	—	—	—	—	(4,218)	(4,218)
Foreign currency translation adjustment	—	—	—	—	(2,721)	(2,721)

BALANCE — December 31, 2016	122,464	$—	$126,012	$(134,325)	$(13,881)	$(22,194)

Net loss	—	—	—	(18,715)	—	(18,715)
Stock-based compensation expense	—	—	985	—	—	985
Issuance of common stock under equity incentive plan	668	—	86	—	—	86
Pension and other benefit liability adjustment — net of taxes of ($1,725)	—	—	—	—	6,304	6,304
Foreign currency translation adjustment	—	—	—	—	3,784	3,784

BALANCE — December 31, 2017	123,132	$—	$127,083	$(153,040)	$(3,793)	$(29,750)

See notes to consolidated financial statements.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2017, 2016 and 2015

(In thousands)

	2017	2016	2015
OPERATING ACTIVITIES:
Net loss	$(18,715)	$(22,859)	$(16,854)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	101,130	96,812	61,401
Stock-based compensation expense	985	803	641
Deferred debt costs amortization	3,888	6,876	9,570
Deferred debt issuance cost on early distinguishment of debt	6,369	—	—
Term loan original discount amortization	1,671	2,546	2,865
Deferred income tax expense (benefit)	(43,945)	1,296	(13,842)
Noncash asset impairment costs	3,750	—	1,279
Gains (Losses) from sales of property, plant and equipment and assets held for sale	1,540	(3,045)	—
Changes in operating assets and liabilities:
Receivables	(4,315)	(2,370)	1,159
Inventories	(3,084)	(334)	4,515
Other assets and liabilities	(4,488)	(4,148)	5,107
Accounts payable	14,757	2,042	(12,464)
Accrued liabilities	(8,723)	(13,707)	(1,932)
Prepaid income taxes	3,822	7,109	(9,548)

Net cash provided by operating activities	54,642	71,021	31,897

INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(43,022)	(41,831)	(54,770)
Proceeds from disposal of property, plant, and equipment and assets held for sale	5,870	16,159	17
Acquisitions of businesses, net of cash acquired	(21,267)	(4,948)	(428,587)

Net cash used in investing activities	(58,419)	(30,620)	(483,340)

FINANCING ACTIVITIES:
Proceeds from senior credit facility — revolver	246,000	91,000	82,250
Principal payments on senior credit facility — revolver	(222,500)	(97,500)	(74,250)
Proceeds from term loan	860,000	—	461,350
Principal payments on long-term debt	(857,422)	(29,018)	(18,809)
Deferred debt costs	(10,408)	—	(14,731)
Proceeds from exercise of stock options	86	260	64
Net change in bank overdrafts	—	(2,573)	6,190
Principal payments on capital lease obligations	(1,160)	(956)	—

Net cash provided by (used in) financing activities	14,596	(38,787)	442,064

NET (DECREASE) INCREASE IN CASH	10,819	1,614	(9,379)
CASH — Beginning of year	5,214	3,600	12,979

CASH — End of year	$16,033	$5,214	$3,600

SUPPLEMENTAL DISCLOSURES:
Cash payments for interest	$61,140	$71,219	$64,749

Cash payments (refunds) for income taxes	$(2,154)	$(4,958)	$4,238

Accrued purchases of property, plant and equipment	$6,803	$2,177	$4,775

See notes to consolidated financial statements.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

1.	Nature of Business and Summary of Significant Accounting Policies

Nature of Business — Paperboard Parent, Inc. (the “Company”) is a holding company and owns 100% of the outstanding stock of Caraustar Industries, Inc. The Company operates in four business segments. The paperboard segment manufactures 100% recycled uncoated and clay-coated paperboard and operates from thirteen paperboard mills located primarily in the Southeastern United States. The recycling segment collects and sells recycled paper and brokers recycled paper and other paper rolls and operates from twenty-five facilities located in the United States. The industrial products segment produces spiral and convolute-wound tubes and cores and operates from forty-four facilities located in the United States and four facilities located in Canada. The folding carton segment produces printed and unprinted folding cartons and set-up boxes and operates from eight facilities located throughout the United States.

Consolidation — The consolidated financial statements include the accounts of Paperboard Parent, Inc. and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — The Company considers all highly liquid investments that mature three months or less from the date of purchase to be cash equivalents. The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates fair value. The Company places its cash and cash equivalents with large credit worthy banks, which limits the amount of credit exposure. The Company has no cash equivalents as of December 31, 2017 and 2016.

Restricted Cash — As of December 31, 2017 and 2016, the Company had long-term restricted cash of $1.1 million, which is recorded in other assets. Long-term restricted cash is composed of funds deposited in escrow accounts as collateral support for workers’ compensation insurance.

Accounts Receivable and Allowances — Accounts receivable are stated at the amount owed by the customer, net of an allowance for estimated uncollectable accounts, returns and allowances, and cash discounts. The allowance for doubtful accounts is determined based on historical experience, current economic conditions and the credit worthiness of customers. Receivables are charged to the allowance when determined to be no longer collectible.

Inventories — Inventories are carried at the lower of cost or net realizable value with cost determined using the first-in, first-out method. Cost is determined using primarily a standard cost or average cost valuation methodology. Standard costs are reviewed quarterly to ensure that they approximate actual costs. The costs included in inventory include raw materials (recovered fiber for paperboard products and paperboard for converted products), direct and indirect labor and employee benefits, energy and fuel, depreciation, chemicals, general manufacturing overhead, and various other costs of manufacturing. General and administrative costs are not included in inventory costs.

Market, with respect to all inventories, is replacement cost or net realizable value. The Company reviews inventory at least quarterly to determine the necessity of write-offs for excess, obsolete, or unsaleable inventory. As of December 31, 2017 and 2016, inventory obsolescence reserves are $316 thousand and $208 thousand, respectively.

Inventories at December 31, 2017 and 2016, were as follows (in thousands):

	2017	2016
Raw materials and supplies	$42,621	$41,521
Finished goods and work in process	45,260	41,815

Total inventory	$87,881	$83,336

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

Property, Plant, and Equipment — Property, plant, and equipment are stated at cost, which includes the estimated fair value of property, plant and equipment acquired in conjunction with business acquisitions (Note 2). Expenditures for repairs and maintenance not considered to substantially lengthen the asset lives or increase capacity or efficiency are charged to expense as incurred.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings and improvements	10-45 years
Office equipment and software	3-10 years
Machinery and equipment:
Small tools	1 year
Small machinery and vehicles	4-8 years
Production equipment	14-25 years

Depreciation expense was $44.3 million, $41.4 million and $36.7 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant management judgment is required in determining: the creditworthiness of customers and collectability of accounts receivable; the potential impairment of long-lived assets, goodwill and intangibles; the accounting for income taxes; the liability for self-insured claims; and the Company’s obligation and expense for pension and other postretirement benefits. Actual results could differ from the Company’s estimates and the differences could be significant.

Revenue Recognition — The Company recognizes revenue and the related accounts receivable when the following four criteria are met: (1) persuasive evidence of an arrangement exists, (2) ownership has transferred to the customer, (3) the selling price is fixed and determinable, and (4) collectability is reasonably assured. Determination of criterion (4) is based on management’s judgments regarding the collectability of the Company’s accounts receivable. Generally, the Company recognizes revenue when it ships its manufactured products or when it completes a service and title and risk of loss passes to its customers. Provisions for discounts, returns, allowances, customer rebates, and other adjustments are provided for in the same period as the related revenues are recorded.

Shipping Costs — The costs of delivering finished goods to the Company’s customers are recorded as a component of cost of sales. Those costs include the amounts paid to a third party to deliver the finished goods or the Company’s cost of using its own delivery trucks and drivers. Any freight costs billed to and paid by a customer are included in revenue.

Self-Insurance — The Company is self-insured for the majority of its workers’ compensation and health care costs, subject to specific retention levels. Consulting actuaries and administrators assist the Company in determining its liability for self-insured claims. The Company’s self-insured workers’ compensation liability is estimated based on actual claims as established by a third-party administrator, increased by factors that reflect the Company’s expected claim development. The “developed” claim, net of amounts paid and a present value factor, represents the liability that the Company records in its consolidated financial statements. The Company’s self-insured health care liability is estimated based on its actual claim experience multiplied by a time lag factor. The lag factor represents an estimate of claims that have been incurred but have not yet been reported to the Company.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

Foreign Currency Translation — The consolidated financial statements of the Company’s non-United States based subsidiaries are translated into U.S. dollars in accordance with Accounting Standards Codification (“ASC”) 830 “Foreign Currency Matters”. Assets and liabilities of the non-U.S. subsidiaries are translated at the appropriate exchange rate as of year-end. The resulting translation adjustments are recorded in accumulated other comprehensive income (loss). Income and expense items were translated at the average exchange rate for the year. Foreign currency transaction gains and losses are reported in net income (loss) and were not material in any period presented.

Goodwill and Other Intangible Assets — The Company accounts for goodwill in accordance with ASC 350 “Intangibles — Goodwill and Other”. Prior to January 1, 2016, the Company defined each of its operating segments (see Note 8) as a reporting unit and tested goodwill for impairment annually as of September 30. Accounting Standards Update 2014-02, Intangibles — Goodwill and Other (Topic 350) (ASU 2014-02) allows private companies an alternative to the subsequent measurement of goodwill. The Company has elected to adopt ASU 2014-02 as of January 1, 2016. An entity within the scope of ASU 2014-02 may elect to amortize goodwill on a straight-line basis over a period of ten years, or less than ten years if the entity demonstrates another useful life is more appropriate. An entity that elects the accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the entity level or the reporting unit level. The Company has elected to test goodwill at the entity level and amortize it over a period of 10 years. Goodwill should be tested for impairment when a triggering event occurs that indicates the fair value of an entity may be below its carrying amount. Under ASU 2014-02, the goodwill impairment amount, if any, would be the excess of the entity’s carrying amount over its fair value. ASU 2014-02 is effective prospectively to goodwill existing as of the beginning of the period of adoption and to goodwill recognized thereafter. See Note 4 for additional information regarding goodwill.

The test for goodwill impairment involves the use of significant accounting judgment and estimates as to future operating results and discount rates. Changes in estimates, or use of different assumptions, could produce significantly different results. Future impairment tests may require write-downs of the Company’s goodwill and could have a material impact on the Company’s results of operations in the periods in which such write-downs occur. There was no goodwill impairment for the years ended December 31, 2017, 2016 and 2015.

Identifiable intangible assets consist of trade names and trademarks, customer relationships, leasehold interest and non-compete agreements. The trade names and trademarks are amortized over 5 years to 30 years. Customer relationships are finite-lived intangible assets and are amortized over the estimated economic life ranging from 7.5 years to 16.0 years. Leasehold interests are finite-lived intangible assets and are amortized over the estimated economic life ranging from 3.1 years to 3.8 years. The non-compete agreements are finite-lived intangible assets and are amortized over the estimated economic life of 5.0 years.

Impairment of Long-Lived Assets — The Company records property and equipment at cost and depreciates or amortizes these assets on a straight-line basis over their respective estimated useful lives.

Pursuant to ASC 360-10 “Impairment of Long — Lived Assets”, the Company periodically evaluates long-lived assets, including property, plant, and equipment and finite-lived intangible assets whenever events or changes in conditions may indicate that the carrying value may not be recoverable. Factors that management considers important that could initiate an impairment review include the following:

•	A significant decrease in the market price of a long-lived asset;

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

•	A significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;

•	A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;

•	An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•

A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long- lived asset;

•	A current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life;

•	Impairment of indefinite lived intangible assets.

If indicators of impairment are present, the Company will determine whether the estimated undiscounted cash flows for the potentially impaired assets are less than the carrying value. This requires management to estimate future net cash flows through operations over the remaining useful life of the asset and its ultimate disposition. If the estimated undiscounted cash flows do not exceed the carrying value, the Company estimates the fair value of the asset and records an impairment charge if the carrying value is greater than the fair value of the asset. The Company estimates fair value using discounted cash flows, observable prices for similar assets, or other valuation techniques.

Impairment charges of $3.8 million and $1.3 million related to property, plant, and equipment were recorded for the years ended December 31, 2017 and 2015, respectively. The assets impaired include real estate and machinery and equipment related to facilities that are permanently closed in conjunction with the Company’s restructuring activities and other disposals. See Note 12 for additional discussion regarding the Company’s restructuring activities.

Assets Held for Sale — Real estate held for sale as of December 31, 2017 and 2016, of $2.4 million and $10.3 million, respectively, is reported in the current assets section of the Consolidated Balance Sheets as “Assets held for sale”. Net realizable value for real estate held for sale at December 31, 2017 and 2016, was estimated based on either brokers’ opinions of value, letters of intent or the estimated fair values of the acquired assets from current year business acquisitions, less expected broker and selling costs.

Debt Discount and Deferred Debt Costs — On March 14, 2017, Caraustar Industries, Inc. entered into the Fourth Amendment and First Refinancing Amendment, “Fourth Amendment”, to the Term Loan Credit Agreement dated May 1, 2013. The Amendment provided for refinancing of the existing term loan in the principal amount of $860 million. The Company issued its Initial Term Loan at a 1% discount, issued its First Incremental Term Loan at a 1% discount, issued its Second Incremental Term Loan at a 2% discount and issued its Third Incremental Term Loan at a 1% discount and issued its Fourth Amendment and Refinancing Amendment at a 0.25% discount. The Company amortizes this discount over the contractual term of the debt using the straight-line method, which approximates the effective interest method. Amortization of the debt discount is included as a component of interest expense in the accompanying consolidated statements of comprehensive loss. Amortization of the debt discount is $1.7 million, $2.5 million, and $2.9 million for the years ended December 31, 2017, 2016, and 2015, respectively.

The Company amortizes capitalized deferred debt costs over the term of the associated debt using the straight-line method, which approximates the effective interest method. Amortization of deferred debt costs

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

is included as a component of interest expense in the accompanying consolidated statements of comprehensive loss. Amortization of deferred debt costs is $3.9 million, $6.9 million, and $9.6 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Costs associated with debt amendments that do not qualify for capitalization are expensed as incurred and reported as a separate component of “Other (Expense) Income” in the accompanying consolidated statements of comprehensive loss as “Debt financing costs”. The Company evaluates debt amendments for modification or extinguishment accounting treatment. For debt amendments that qualify for modification accounting, lender fees incurred are capitalized and third party costs are expensed. The Company capitalized incurred lender fees and expensed third party costs for debt amendments that qualify for modification accounting. For debt amendments that qualify for extinguishment accounting, fees incurred are expensed and third party costs are capitalized. The Company expensed fees incurred and capitalized third party costs for debt amendments that qualify for extinguishment accounting. Debt financing costs charged to expense is $6.4 million and $34.2 million for the years ended December 31, 2017 and 2015, respectively.

Income Taxes — On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain un-repatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (6) bonus depreciation that will allow for full expensing of qualified property; (7) creating a new limitation on deductible interest expense; (8) changing rules related to uses and limitations of net operating loss carry-forwards created in tax years beginning after December 31, 2017; and (9) creating a new provision designed to tax currently in the U.S. global intangible low-taxed income (GILTI) of foreign subsidiaries, which allows for the possibility of utilizing foreign tax credits to offset the income tax liability (subject to some limitations).

The Company accounts for income taxes in accordance with ASC 740 “Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. In accordance with ASC 740, deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax (expense) benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Under ASC 740, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income.

The Company follows the guidance on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on tax benefits that have a greater than 50% likelihood of being realized upon ultimate settlement.

Other Comprehensive Income (Loss) — Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are not included in net income (loss) but rather are recorded directly in

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

shareholders’ deficit. Total other comprehensive income (loss) consists of changes in the translation of the Company’s non United States based subsidiaries’ financial statements, and changes in estimates and assumptions in the Company’s pension and other postretirement benefit plans.

Pension and Other Postretirement Benefit Plans — The Company has a noncontributory defined benefit pension plan covering certain Caraustar employees hired before December 31, 2004. As part of the acquisition of The Newark Group, Inc., the Company assumed a noncontributory defined benefit pension plan liability covering certain Newark employees hired before May 1, 2006. In addition, the Company has a Supplemental Executive Retirement Plan (SERP) for certain members of management. The benefits are based on age, years of service and the level of compensation in effect near retirement. The Company also provides medical benefits to retired employees of certain subsidiaries.

The Company records annual amounts relating to its pension and postretirement plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modification to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications of those assumptions is recorded in accumulated other comprehensive income (loss) and amortized to net periodic cost over future periods. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Transaction Costs — As noted in Note 2, in connection with the business acquisitions, the Company incurred costs related to these acquisitions, including investment banking, legal and professional fees. Transaction costs for the acquisitions recognized in the consolidated statements of comprehensive loss were approximately $74 thousand, $70 thousand and $5.0 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Recently Issued Accounting Pronouncements — In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the pending adoption of the new standard on the consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11 “Simplifying the Measurement of Inventory”, which amends certain provisions of ASC 330 “Inventory”. The ASU requires inventory to be measured at the lower of cost and net realizable value. These provisions do not apply to inventory that is measured using LIFO or the retail inventory method. These provisions apply to all other inventory, which includes inventory that is measured using FIFO or average cost. These provisions are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, applied prospectively. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company adopted these provisions on January 1, 2017, and the adoption of these provisions did not have a material effect on our consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This ASU eliminates the requirement to

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

retrospectively account for changes to provisional amounts initially recorded in a business combination. ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustments are determined, including the effect of the change in provisional amount as if the accounting had been completed at the acquisition date. ASU 2015-16 is effective for reporting periods beginning after December 15, 2016 and is applied prospectively. Early adoption is permitted for financial statements that have not yet been made available for issuance. The adoption of this standard did not have a material impact on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

2.	Business Acquisitions

Los Angeles Paper Box, Inc. and Crocket Graphics, Inc. — On September 1, 2016, the Company acquired of certain assets and assumed certain liabilities of Los Angeles Paper Box, Inc. and Crocket Graphics, Inc. (“LA Paper Box”). The consideration consisted of cash of $4.9 million and non-cash consideration of $1.7 million by relieving certain liabilities that were owed to the Company at the closing date. The acquisition allows the Company to expand its strategic footprint on the west coast in the folding carton segment as well as utilize an adjacent Company-owned paperboard mill as the primary paperboard supplier. Operations of the acquired business are included in the consolidated statement of comprehensive loss from the acquisition date.

LA Paper Box has been accounted for as a business combination in accordance with the acquisition method. Assets acquired and liabilities assumed are recorded at fair value. The purchase price has been allocated to the assets and liabilities as follows: $6.1 million of tangible assets, $1.4 million in identifiable intangible assets, and $1.5 million in assumed liabilities resulting in goodwill of approximately $588 thousand, which is amortizable for tax purposes. The identifiable intangible assets consist of customer relationships with an estimated life of 14 years.

Platinum Core and Tube, Inc. — On July 31, 2017, the Company acquired certain assets and assumed certain liabilities of Platinum Core and Tube, Inc. (“Platinum”). The consideration consisted of cash of $7.5 million. The acquisition allows the Company to expand its strategic footprint in the tubes and cores segment. Operations of the acquired business are included in the consolidated statement of comprehensive loss from the acquisition date.

Platinum has been accounted for as a business combination in accordance with the acquisition method. Assets acquired and liabilities assumed are recorded at fair value. The purchase price has been allocated to the assets and liabilities as follows: $1.2 million of tangible assets, $2.9 million in identifiable intangible assets, and $1.7 million in assumed liabilities resulting in goodwill of approximately $2.9 million, which is amortizable for tax purposes. Of the $3.1 million of acquired intangibles, $2.8 million was assigned to customer relationships with an expected life of 10 years, and $95 thousand to a non-compete agreement with an expected life of 5 years. Goodwill resulting from the acquisition is

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

deductible for tax purposes and includes the fair value of the assembled workforce and expected efficiencies and operational improvements of the Company. Such efficiencies and operational improvements are not recognized as an intangible asset separable from goodwill.

Roberts Paper Tubes & Cores, Inc. — On September 18, 2017, the Company acquired certain assets and assumed certain liabilities of Roberts Paper Tubes & Cores Inc. (“Roberts”). The consideration consisted of cash of $13.8 million. The acquisition allows the Company to expand its strategic footprint in the tubes and cores segment. Operations of the acquired business are included in the consolidated statement of comprehensive loss from the acquisition date.

Roberts has been accounted for as a business combination in accordance with the acquisition method. Assets acquired and liabilities assumed are recorded at fair value. The purchase price has been allocated to the assets as follows: $795 thousand of tangible assets, $7.1 million in identifiable intangible assets, resulting in goodwill of approximately $4.9 million, which is amortizable for tax purposes. Of the $7.1 million of acquired intangibles, $6.9 million was assigned to customer relationships with an expected life of 10 years, and $215 thousand to a non-compete agreement with an expected life of 5 years. Goodwill resulting from the acquisition is deductible for tax purposes and includes the fair value of the assembled workforce and expected efficiencies and operational improvements of the Company. Such efficiencies and operational improvements are not recognized as an intangible asset separable from goodwill.

3.	Shareholders’ Equity

Common Stock — The common stock is subject to the terms of the Company’s Amended and Restated Certificate of Incorporation. The Certificate authorizes the Company to issue a total of 325 thousand shares of capital stock, of which 300 thousand may be shares of common stock, par value $0.001 per share, and 25 thousand may be shares of preferred stock, par value $0.001 per share. As of December 31, 2017 and 2016, there were 123,132 and 122,464 shares of common stock issued and outstanding, respectively.

Preferred Stock — The Amended and Restated Certificate of Incorporation permits the Company to issue preferred stock in one or more series. Each series of preferred stock is to consist of such number of shares and to have such voting powers, designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Company. As of December 31, 2017 and 2016, no preferred stock was issued and outstanding.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

4.	Goodwill and Other Intangible Assets

Goodwill — The changes in goodwill by segment for the years ended December 31, 2017, 2016 and 2015, are as follows (in thousands):

	Paperboard	Recovered Fiber	Tube and Core	Folding Carton	Total
Balance at December 31, 2014	$53,617	$17,952	$53,891	$31,137	$156,597

Acquisitions	95,220	1,580	29,529	—	126,329

Balance at December 31, 2015	$148,837	$19,532	$83,420	$31,137	$282,926

Acquisitions	—	—	—	588	588
Amortization	(14,884)	(1,953)	(8,342)	(3,133)	(28,312)

Balance at December 31, 2016	$133,953	$17,579	$75,078	$28,592	$255,202

Acquisitions	—	—	7,811	—	7,811
Amortization	(14,884)	(1,953)	(8,586)	(3,172)	(28,595)

Balance at December 31, 2017 (net of Accumulated Amortization of $ 56,907)	$119,069	$15,626	$74,303	$25,420	$234,418

Amortization expense for the years ended December 31, 2017 and 2016 was $28.6 million and $28.3 million. The summary of the expected amortization expense for the Company’s goodwill for future years, is as follows (in thousands):

2018	$29,132
2019	29,132
2020	29,132
2021	29,132
2022	29,132
Thereafter	88,758

Total	$234,418

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

Finite-lived Intangible Assets — The following table summarizes the net carrying amount of the finite-lived intangible assets as of December 31, 2017 and 2016 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Life in Years
December 31, 2017:
Customer relationships	$234,616	$(102,764)	$131,852	8.9
Leasehold interest	381	(345)	36	3.2
Non-compete agreement	3,210	(1,420)	1,790	5.0
Trademarks and trade names	22,149	(4,172)	17,977	28.1

	$260,356	$(108,701)	$151,655	10.5

December 31, 2016:
Customer relationships	$224,915	$(76,811)	$148,104	8.8
Leasehold interest	381	(225)	156	3.2
Non-compete agreement	2,900	(822)	2,078	5.0
Trademarks and trade names	22,149	(2,603)	19,546	28.1

	$250,345	$(80,461)	$169,884	10.7

Amortization expense for the years ended December 31, 2017, 2016 and 2015 was $28.2 million, $27.2 million and $24.8 million, respectively. The summary of the expected amortization expense for the Company’s finite-lived intangible assets, excluding goodwill, for future years, is as follows (in thousands):

2018	$27,997
2019	27,961
2020	26,319
2021	19,293
2022	13,071
Thereafter	37,014

Total	$151,655

5.	Disclosures about Fair Value of Financial Assets and Liabilities

The following tables set forth information regarding the Company’s financial assets and financial liabilities that are measured at fair value at December 31, 2017 and 2016. ASC 820 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1 — Quoted market prices in active markets for identical assets or liabilities.

Level 2 — Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3 — Unobservable inputs that are not corroborated by market data.

The fair value of the Company’s restricted cash is based on quoted prices in active markets for identical assets.

The Company generally applies fair value techniques on a nonrecurring basis associated with, (1) valuing potential impairment loss related to goodwill and indefinite-lived intangible assets accounted for

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

pursuant to ASC 350, and (2) valuing potential impairment loss related to long-lived assets accounted for pursuant to ASC 360.

The carrying amount of long-term debt approximates fair value as of December 31, 2017 and 2016, due to the variable rate terms of the long-term debt.

6.	Credit Facility and Term Loan

At December 31, 2017 and 2016, long-term debt consisted of the following (in thousands):

	2017	2016
Term loan	$853,550	$850,973
Senior credit facility	25,000	1,500
Less discount, net of accumulated amortization of $8,013 and $6,342 at December 31, 2017 and 2016, respectively	(6,095)	(5,933)
Less deferred debt costs, net of accumulated amortization of $20,341 and $16,446 at December 31, 2017 and 2016, respectively	(13,211)	(14,895)

Total debt	859,244	831,645
Less current maturities	(8,600)	(9,097)

Total long-term debt	$850,644	$822,548

The principal amount of total debt outstanding at December 31, 2017, maturing during the next five years and thereafter is as follows (in thousands):

2018	$8,600
2019	8,600
2020	8,600
2021	33,600
2022	819,150

Total debt	$878,550

Senior Credit Facility — Effective May 1, 2013, Caraustar Industries, Inc. entered into an Asset Based Lending Agreement, “ABL”, with Credit Suisse AG, serving as administrative agent and Wells Fargo Bank, N.A. serving as collateral agent. The ABL is secured by a first priority lien on the accounts receivable and inventory and a second priority lien on the fixed assets of Caraustar Industries, Inc. and its wholly owned domestic subsidiaries. The ABL originally provided for a revolving credit facility limit of $50 million. Effective December 22, 2014, Caraustar Industries, Inc. entered into the Second Amendment and Second Incremental Amendment, “Second Amendment”, which increased the revolving credit facility limit to $100 million. Effective May 1, 2017, Caraustar Industries, Inc. entered into the Fifth Amendment, “Fifth Amendment”, which extended the term of the credit facility. Proceeds from the borrowings under the ABL may be used for the financing of Caraustar Industries, Inc.’s working capital and general corporate needs.

The ABL is subject to a borrowing base limit (Borrowing Availability) calculated as the sum of the following: (a) 85.0% of the book value of eligible accounts receivable and (b) 53.8% of the book value of eligible inventory valued at lower of cost or market, and in all cases less all reserves established by the Agent, including the letter of credit outstanding balance. Availability as of December 31, 2017 is $54.6 million, net of $20.4 million in outstanding letters of credit. There were $25 million and $1.5 million in borrowings outstanding under the ABL as of December 31, 2017 and 2016, respectively.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

Outstanding principal under the ABL bears interest at a rate equal to, at Caraustar Industries, Inc.’s option, either (i) the Alternate Base Rate, “ABR”, plus the applicable margin, with no ABR floor, or (ii) the London Interbank Offered Rate, “LIBOR”, plus the applicable margin, with no LIBOR floor. Pricing under the ABL is determined by reference to a pricing grid under which margins would be adjusted prospectively on a monthly basis as determined by the average availability for the calendar month most recently ended. Under the pricing grid, the applicable margins for the revolver range from 0.75% to 1.25% for ABR loans and from 1.75% to 2.25% for LIBOR loans. Accrued interest is payable on a quarterly basis. The undrawn portion of the revolver is subject to an unused line fee calculated at an annual rate of 0.375% when average excess availability is less than 50% and a rate of 0.250% when average excess availability is greater than or equal to 50%. Outstanding letters of credit are subject to the same LIBOR pricing grid with applicable rates ranging from 1.75% to 2.25%, plus an additional fee of 0.125%.

The ABL contains representations and warranties, financial and collateral reporting requirements, mandatory prepayment events, and events of default and affirmative and negative covenants, including without limitation, covenants that restrict, among other things, Caraustar Industries, Inc.’s ability to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, make certain investments or acquisitions, enter into certain transactions with affiliates, enter into sale and leaseback transactions, or change the nature of its business. A single financial covenant consists of a fixed charge coverage ratio of not less than 1.00 to 1.00 when excess availability falls below an amount equal to the greater of (A) 10.0% of the lesser of (1) the aggregate amount of the commitments then in effect and (2) the Borrowing Base then in effect, and (B) $7,500,000, and ending after excess availability is greater than the amount noted in (A) above for 30 consecutive calendar days. The ABL will mature on December 13, 2021.

Term Loan – On May 1, 2013, Caraustar Industries, Inc. entered into a Term Loan Credit Agreement in the aggregate principal amount of $350 million with Credit Suisse AG, serving as administrative agent and collateral agent. The term loan initially bore interest at 7.50% with interest payable quarterly on March 31, June 30, September 30 and December 31, beginning on September 30, 2013. Interest is based on Caraustar Industries, Inc.’s choice of either, (i) the Alternate Base Rate, “ABR”, plus a margin of 5.25%, with an ABR floor of 2.25%, or (ii) LIBOR, plus a margin of 6.25%, with a LIBOR floor of 1.25%. The initial term loan was issued at a discount of $2.6 million to yield an effective interest rate of 7.66%.

On February 12, 2014, Caraustar Industries, Inc. entered into the First Amendment and First Incremental Amendment, “First Amendment”, to the Term Loan Credit Agreement dated May 1, 2013. The Amendment provided for an incremental term loan in the principal amount of $100 million used solely to pay a cash dividend to shareholders. The first incremental term loan had the same terms and rates as the original Term Loan dated May 1, 2013. The proceeds of the first incremental term loan were used by the Company to pay a $100 million cash dividend on February 12, 2014 and to pay fees and expenses related to the amendment. The first incremental term loan was issued at a discount of $1.0 million to yield an effective interest rate of 7.74%.

On December 22, 2014, Caraustar Industries, Inc. entered into the Second Amendment and Second Incremental Amendment, “Second Amendment”, to the Term Loan Credit Agreement dated May 1, 2013. The Amendment provided for an incremental term loan in the principal amount of $395 million. The loan was funded on February 17, 2015 and proceeds of the loan were used to purchase acquire a business. The second incremental term loan had the same terms as the original Term Loan dated May 1, 2013, however, the interest rate was increased to 8.00% for all outstanding term loans. The second incremental term loan was issued at a discount of $7.9 million to yield an effective interest rate of 8.57%.

On July 31, 2015, Caraustar Industries, Inc. entered into the Third Amendment and Third Incremental Amendment, “Third Amendment”, to the Term Loan Credit Agreement dated May 1, 2013. The

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

Amendment provided for an incremental term loan in the principal amount of $75 million. The proceeds of the loan were used to acquire certain businesses. The third incremental term loan had the same terms and rates as amended by the Second Amendment, noted above. The third incremental term loan was issued at a discount of $750 thousand to yield an effective interest rate of 8.31%.

On March 14, 2017, Caraustar Industries, Inc. entered into the Fourth Amendment and First Refinancing

Amendment, “Fourth Amendment”, to the Term Loan Credit Agreement dated May 1, 2013. The Amendment provided for refinancing of the existing term loan in the principal amount of $860 million. The proceeds of the loan were used to satisfy the principal of the existing term loan. The term loan will mature on March 14, 2022, and is secured by a first priority lien on the fixed assets and a second priority lien on the accounts receivable and inventory of Caraustar Industries, Inc. and its wholly owned domestic subsidiaries. The term loan contains covenants that restrict the ability of Caraustar Industries, Inc. to incur additional indebtedness, incur liens, make certain investments, enter certain related-party transactions, or participate in any unpermitted asset sales. Caraustar Industries, Inc. shall repay to the administrative agent on the last business day of each March, June, September and December, an amount equal to 1%, or $2.15 million, of the refinanced principal amount of the term loan as of the closing date of the fourth amendment and first refinancing amendment borrowing, March 14, 2017. To the extent not previously paid, the term loan shall be due and payable on the applicable maturity date, March 14, 2022.

The term loan includes an annual mandatory redemption related to “Excess Cash Flow”. Prepayment is to be made within five business days of the earlier of 90 days after the end of each Excess Cash Flow period and the date on which annual financial statements are required to be delivered. Excess Cash Flow is reduced dollar-for-dollar by, to the extent funded by internally generated cash, voluntary prepayments of the Term Loan and all voluntary prepayments of Revolving Loans to the extent accompanied by a permanent reduction in commitments under the ABL Facility. “Excess Cash Flow” means, for any fiscal period, consolidated net income, as defined by the Term loan agreement, adjusted for non-cash charges and credits, changes in working capital, payments for capital expenditures, payments for indebtedness and other cash payments for items not included in consolidated net income, for such period. The Company was not required to make an Excess Cash Flow payment for the years ended December 31, 2016 and 2017 Excess Cash Flow periods.

7.	Commitments and Contingencies

Leases — The Company leases certain buildings, machinery, and transportation equipment under operating lease agreements expiring at various dates through 2026. Certain rental payments for transportation equipment are based on a fixed rate, plus an additional contingent amount for mileage. Rental expense on operating leases for the years ended December 31, 2017, 2016 and 2015, is as follows (in thousands):

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Minimum rentals	$17,175	$20,893	$18,649
Contingent rentals	790	257	372

Total	$17,965	$21,150	$19,021

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

The schedule of future minimum rental payments required under leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2017, is as follows (in thousands):

2018	$11,862
2019	9,155
2020	6,983
2021	3,440
2022	2,548
Thereafter	6,045

Total	$40,033

Unclaimed Funds Owed to Former Shareholders – On May 1, 2013, the Company acquired all of the outstanding shares of stock of Caraustar Industries, Inc. and Subsidiaries. Under the merger agreement, the former Caraustar shareholders’ each share was converted on the effective date of the merger into the right to receive a payment of cash. The Company engaged a paying agent to notify the former shareholders and make such payments. In May 2015, pursuant to the paying agent agreement, the paying agent transferred $18.3 million to the Company, which amount represents the aggregate amount that remained unclaimed at that time by the former shareholders. As of December 31, 2017 and 2016, the Company has recognized $1.2 million and $9.6 million, respectively, in other accrued liabilities related to the unclaimed funds.

Litigation — The Company, and certain of its subsidiaries, are defendants in a number of lawsuits and claims arising out of the conduct of their respective businesses. While the ultimate results of such suits or other proceedings cannot be predicted with certainty, the management of the Company believes the resolution of these other matters will not have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

Environmental — By letters dated February 14, 2006 and June 2, 2006, the United States Environment Protection Agency (“EPA”) notified the Company of its potential liability under Section 107(a) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) relating to the Diamond Alkali Superfund Site, which includes a 17-mile stretch of the Lower Passaic River that EPA has denominated the Lower Passaic River Study Area (“LPRSA”). The Company is one of at least 70 potentially responsible parties (“PRPs”) identified in this case. The EPA alleges that hazardous substances were released from the Company’s now-closed Newark, New Jersey recycled paperboard mill into the Lower Passaic River. The EPA informed the Company that it may be potentially liable for response costs that the government may incur relating to the study of the LPRSA and for unspecified natural resource damages. The EPA demanded that the Company pay $2.8 million in unreimbursed past response costs on a joint and several liability basis. Alternatively, the EPA gave the Company the opportunity to obtain a release from these past response costs by joining the Cooperating Parties Group (the “Group”) and agreeing to fund a Remedial Investigation and Feasibility Study (“RI/FS”) by the EPA. The Company subsequently joined the Group. In 2006, the EPA notified the Group that the cost of the RI/FS would exceed its initial estimates and offered the Group the opportunity to conduct the RI/FS by itself rather than reimburse the government for the additional costs incurred. The Group engaged in discussions with the EPA and the Group agreed to assume responsibility for the RI/FS pursuant to an Administrative Order on Consent entered into with EPA in 2007. The Group continues to conduct the RI/FS. Cumulatively, as of December 31, 2017 and based upon the most recent estimates for the RI/FS, the Company and The Newark Group, Inc., has recorded expense of $3.7 million since joining the Group in 2006.

In June 2012, the Company, along with all current members of the Group entered into an Administrative Order on Consent with the EPA to perform the removal of soil to remediate dioxin

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

contamination at river mile 10.9 of the Passaic River (“RM 10.9”). The EPA estimates the cost of the RM 10.9 removal at $24.0 million. The Company’s allocated portion of the RM 10.9 removal costs is $375 thousand. Additionally, by letter dated August 2, 2007, the National Oceanic and Atmospheric Administration (“NOAA”) of the United States Department of Commerce sent a letter to the Company and other companies identified as PRPs notifying them that it intended to perform an assessment of injuries to natural resources in connection with the release of hazardous substances at or from the Diamond Alkali Superfund Site. In this letter, the NOAA invited all of the identified PRPs, including the Company, to participate in the development and performance of this assessment. At the present time, the Company has not recorded any expense related to this matter.

In February 2009, Tierra Solutions, Inc. (“Tierra”) and Maxus Energy Corporation (“Maxus”) filed a third-party complaint in New Jersey state court against the Company and over 300 other defendants in an action brought against Tierra and Maxus by the State of New Jersey. The third-party complaint seeks contribution from the Company for amounts that Tierra and Maxus may owe to the State of New Jersey for damages related to alleged discharges of contaminants into the Passaic River. In January 2014, the Company paid $195 thousand as part of a settlement with all of the third-party defendants and has been dismissed from this litigation.

In April 2014, EPA issued a Focused Feasibility Study (“FFS”) that proposed alternatives for the remediation of the lower 8 miles of the Lower Passaic River. EPA’s preferred remedial alternative for that portion of the Lower Passaic River has an estimated cost of approximately $1.7 billion. The Group provided EPA with written comments on the FFS during the public comment period, which ended in August 2014. On March 3, 2016, EPA issued its Record of Decision (ROD) for the lower 8 miles of the Lower Passaic River, which presented a bank-to-bank dredging remedy selected by the agency for the lower 8 miles and which EPA estimates will cost approximately $1.38 billion to implement.

On March 31, 2016, EPA sent the Company and more than ninety other PRPs a Notice of Potential Liability under 42 U.S.C. § 9607(a) and Commencement of Negotiations for Remedial Design of the remedy selected in the ROD. The March 2016 Notice stated EPA’s intent to enter into an Administrative Order on Consent and Settlement Agreement for such Remedial Design (the “RD AOC”) with one party, Occidental Chemical Corporation. The March 2016 Notice further stated that, after execution of the RD AOC, EPA intends to begin negotiation of a remedial action consent decree, “under which Occidental Chemical Corporation and the other ‘major PRPs’ will implement and/or pay for EPA’s selected remedy for the lower 8.3 miles of the Lower Passaic River and to reimburse EPA’s costs incurred for the Lower Passaic River.” Finally, the March 2016 Notice stated EPA’s belief that some PRPs “may be eligible for a cash out settlement with EPA for the lower 8.3 miles of the Lower Passaic River.” EPA’s March 2016 Notice provides no guidance as to the agency’s definition of a “major PRP,” which PRPs may be eligible for a “cash out” settlement, or the potential amount or range of such cash out settlements.

On September 30, 2016, Occidental Chemical Corporation and EPA entered into the RD AOC under which Occidental Chemical Corporation agreed to perform the Remedial Design for implementation of the Remedial Action selected in the ROD for the lower 8.3 miles of the Lower Passaic River. The Company is not currently subject to any obligation to undertake any work that may be contemplated by the ROD, including the RD AOC, nor has the Company determined its allocable share, if any, of such ROD costs or of the selected remedy.

On June 17, 2016, Maxus, an alleged indemnitor of Occidental Chemical Corporation with respect to the LPRSA and alleged successor to Diamond Shamrock Chemicals Company, and certain affiliates filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 26, 2016 and October 31, 2016, the CPG and the Company respectively filed Proofs of Claim in the Maxus Energy bankruptcy proceeding.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

On December 15, 2016, the United States, on behalf of the EPA, NOAA, and the Department of Interior filed Proofs of Claim in the Maxus Energy bankruptcy proceeding. On July 14, 2017, an amended Chapter 11 Plan of Liquidation became effective. In connection with that Plan, Maxus and certain other parties, including the Company, entered into a mutual contribution release agreement mutually releasing contribution claims under CERCLA or other applicable law with respect to certain, but not all, costs.

On March 30, 2017, EPA sent the Company and the other recipients of the agency’s March 31, 2016 correspondence a letter entitled “Notice regarding Next Steps Including Initial Cash Out Settlement.” In that letter, EPA provided notice that it had identified twenty parties, not including the Company, as candidates for early cash out settlements. EPA further stated that it would provide subsequent notice to parties that the agency considered to be associated with the release of dioxins, furans, or PCBs into the Lower Passaic River, which parties, EPA stated, should participate in implementing or funding the remedy selected for the lower 8.3 miles of the Lower Passaic River. Finally, EPA stated that a cash out settlement may be appropriate for parties who are neither candidates for early cash out settlements nor associated with the release of dioxins, furans, or PCBs into the Lower Passaic River. EPA stated that, because such a determination would require additional complex settlement analysis, the agency expected to use the services of a third-party allocator before extending cash out settlement offers to any such party. EPA stated that it would identify the parties that should be part of such an allocation process in a subsequent letter.

In September 18, 2017 correspondence, EPA concluded that all recipients of the agency’s March 31, 2016 correspondence, except parties participating in the agency’s early cash out settlements and five public entities, should participate in an allocation process overseen by a third-party allocator. The Company is participating in that allocation process. The allocation process is in its earliest stages, and discussions among the parties participating in the allocation, the allocator, and EPA are ongoing.

Due to uncertainties inherent in these matters, management is unable to estimate the Company’s potential exposure, including possible remediation or other environmental responsibilities that may result from these matters at this time. These uncertainties primarily include how EPA proceeds in connection with the issuance of the ROD, its March 2016 Notice, and the EPA-commenced allocation process; the completion and outcome of the RI/FS for the entire LPRSA; the potential for further litigation concerning costs and cost allocation and the uncertainties as to the likely outcome as to any such litigation; and the percentage of contamination/natural resource damage, if any, ultimately determined to be attributable to the Company and other parties. It is possible that the Company’s ultimate liability resulting from these issues could be material.

8.	Segment Information

The Company operates principally in four business segments organized by products. The paperboard segment consists of facilities that manufacture 100% recycled uncoated paperboard and clay-coated recycled paperboard. The recycled segment consists of facilities that collect and sell recycled paper and broker recycled paper and other paper rolls. The industrial products segment is principally made up of facilities that produce spiral and convolute-wound tubes and cores, construction tubes and edge protectors. The folding carton segment consists of facilities that produce printed and unprinted folding cartons and set-up boxes. Intersegment sales are recorded at prices which approximate market prices. Sales to external customers located in foreign countries accounted for approximately 5.3%, 4.9%, and 4.0% of the Company’s sales for the years ended December 31, 2017, 2016, and 2015, respectively. The Company also has long-lived assets in Canada totaling $6.1 million as of December 31, 2017 and 2016, respectively.

Operating results include all costs and expenses directly related to the segment involved. Corporate expenses include corporate, general, administrative and unallocated information systems expenses.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

Identifiable assets are accumulated by facility within each business segment. Corporate assets consist primarily of cash; property, plant and equipment; and investments in unconsolidated affiliates.

The following tables present certain business segment information as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016, and 2015 (in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015
Sales (aggregate):
Paperboard	$689,217	$650,310	$630,317
Recycling	418,621	322,934	283,863
Industrial Products	483,462	456,113	411,591
Folding Carton	216,518	217,637	211,411

	$1,807,818	$1,646,994	$1,537,182

Sales (intersegment):
Paperboard	$268,961	$245,869	$220,518
Recycling	217,101	152,817	128,016
Industrial Products	9,438	8,445	7,128
Folding Carton	894	992	1,138

	$496,394	$408,123	$356,800

Sales (external customers):
Paperboard	$420,256	$404,440	$409,799
Recycling	201,520	170,118	155,847
Industrial Products	474,024	447,668	404,463
Folding Carton	215,624	216,645	210,273

	$1,311,424	$1,238,871	$1,180,382

Income from operations:
Paperboard(A)	$34,301	$87,353	$125,169
Recycling(B)	11,376	6,021	6,130
Industrial Products(C)	11,756	9,497	626
Folding Carton(D)	(1,498)	6,867	5,999

	55,935	109,738	137,924
Corporate expense(E)	(42,656)	(47,782)	(62,952)

Income from operations	13,279	61,956	74,972
Interest expense	(67,752)	(81,196)	(76,194)
Interest income	40	18	13
Debt financing costs	(6,369)	—	(34,219)
Other, net	(193)	(189)	(446)

Loss before income taxes	(60,995)	(19,411)	(35,874)
Income tax (provision) benefit	42,280	(3,448)	19,020

Net loss	$(18,715)	$(22,859)	$(16,854)

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Depreciation and amortization:
Paperboard	$43,155	$55,062	$35,127
Recycling	5,171	5,030	2,902
Industrial products	16,232	24,668	13,197
Folding carton	7,901	10,563	7,591
Corporate	28,671	1,489	2,584

Total	$101,130	$96,812	$61,401

Purchases of property, plant and equipment, excluding acquisitions of businesses:
Paperboard	$16,130	$20,545	$43,387
Recycling	3,519	5,308	3,049
Industrial products	4,279	2,483	2,764
Folding carton	7,446	11,334	4,780
Corporate	11,648	2,161	790

Total	$43,022	$41,831	$54,770

Identifiable assets:
Paperboard	$518,450	$560,757	$601,124
Recycling	76,017	81,160	76,680
Industrial products	301,583	290,703	309,299
Folding carton	159,919	165,302	161,469
Corporate	32,762	13,862	23,559

Total	$1,088,731	$1,111,784	$1,172,131

(A)

Results for the years ended December 31, 2017, 2016, and 2015 include charges to operations for restructuring costs of $0.3 million, $0.7 million, and $1.6 million, respectively. Also included in results for the year ended December 31, 2017 is an impairment charge of $3.8 million related to property, plant, and equipment.

(B)	Results for the years ended December 31, 2017, 2016, and 2015 include charges to operations for restructuring costs of $0.4 million, $18 thousand, and $0.3 million, respectively.

(C)	Results for the years ended December 31, 2017, 2016, and 2015 include charges to operations for restructuring costs of $0.3 million, $0.7 million, and $2.7 million, respectively.

(D)	Results for the years ended December 31, 2017, 2016, and 2015 include charges to operations for restructuring costs of $0.5 million, $3.1 million, and $1.6 million, respectively.

(E)

Results for the years ended December 31, 2015 include charges to operations for restructuring costs of $2.6 million. Also included in the results for the years ended December 31, 2017, 2016, and 2015 are charges to operations for transaction costs of $74 thousand, $70 thousand, and $5.0 million, respectively, as described in Note 2.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

9.	Stock-Based Compensation

The Company is authorized to issue 13,565 shares of common stock, par value $0.001 per share, to key employees, directors and consultants to the Company, and pursuant to the terms of awards granted under a management equity plan adopted by the Board of Directors of the Company. As of December 31, 2017 and 2016, there were 1,213 shares and 1,023 shares available, respectively, to be granted under this plan. The Company’s policy for issuing shares upon an exercise of options is to issue new shares.

During the years ended December 31, 2017 and 2016, the Company granted 1,086 and 1,486 options, respectively. The weighted-average grant-date fair value for options granted during the years ended December 31, 2017 and 2016 was $2,500, respectively. The Company recorded approximately $984 thousand and $803 thousand of compensation expense for stock options for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, there was approximately $1.8 million of unrecognized compensation cost related to non-vested stock options. The remaining unrecognized cost is expected to be expensed over a weighted-average period of 1.9 years. The Company has elected to amortize awards using the graded-vesting method.

The summary of the stock option activity for the year ended December 31, 2017 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Life (In Years)
Outstanding — December 31, 2016	12,542	$1,205	7.0

Granted	1,086	2,500
Forfeited or expired	(283)	926
Exercised	(668)	867

Outstanding — December 31, 2017	12,677	$1,340	6.4

Vested and expected to vest — December 31, 2017	12,352	$1,326	6.4

Options exercisable — December 31, 2017	7,703	$1,047	5.7

The fair value of the stock options at the date of the grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2017	2016	2015
Risk-free interest rate	1.52%-1.92%	0.62%-1.34%	1.71%-2.75%
Expected dividend yield	0%	0%	0%
Expected option lives (years)	5.3- 9.9	6.3- 9.8	5.28-7.04
Expected volatility	53.0%-54.7%	48.4%-54.4%	61%

The risk-free interest rate is based on U.S. Treasury interest rates whose term is consistent with the expected life of the stock options. Expected volatility is based on an analysis of historical and implied volatility of comparable companies. Expected option life is based on the simplified method. Expected dividend yield was not considered in the option pricing formula since the Company’s debt agreements contain certain limitations on the payment of dividends and currently preclude the Company from declaring dividends, other than the dividend discussed in Note 6.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

10.	Pension Plan and Other Postretirement Benefits

Pension Plan and Supplemental Executive Retirement Plan — The Company accounts for its defined benefit pension plan pursuant to ASC 715 “Compensation — Retirement Benefits”, which requires the Company’s Consolidated Balance Sheet to reflect the funded status of the defined benefit pension plan (the “Pension Plan”), the Supplemental Executive Retirement Plan (SERP), and Other Postretirement Benefits plans. The funded status of the plans are measured as the difference between the plan assets at fair value and the projected benefit obligation.

Substantially all of the Company’s Caraustar employees hired prior to December 31, 2004, participate in a noncontributory defined benefit Pension Plan. As part of the acquisition of The Newark Group, Inc., in 2015, the Company assumed a noncontributory defined benefit pension plan liability covering certain Newark employees hired before May 1, 2006. Effective January 1, 2016, the Company merged the Caraustar and Newark Pension Plans into a single consolidated Pension Plan. The Pension Plan calls for benefits to be paid to all eligible employees at retirement based primarily on years of service with the Company and compensation rates in effect near retirement. The Pension Plan’s assets consist of shares held in collective investment funds. The Company’s policy is to fund benefits attributed to employees’ service to date as well as service expected to be earned in the future. The Company made contributions to the Pension Plan of $858 thousand and $6.6 million for the years ended December 31, 2016 and 2015, respectively. The Company made no contributions to the Pension Plan for the year ended December 31, 2017. Based on estimates at December 31, 2017, the Company expects to make contributions of $10.7 million during calendar year 2018.

In September 2004, the Company announced the suspension of any further pension benefits for certain employees covered by the defined benefit pension plan. The suspension was effective December 31, 2004, and froze the accrued pension benefits for employees not subject to a collective bargaining agreement and employees that did not qualify for continued benefits based on years of service and age requirements.

Certain executives and former executives, participate in a SERP, which provides retirement benefits to participants based on average compensation and years of credited service. Certain executives were given credited service for prior-industry services. In June 2010, the Company announced the suspension of any further SERP benefit accruals for all employees covered by the SERP. The suspension was effective June 23, 2010, and no additional benefits shall accrue under the plan for service or compensation earned on or after that date.

The SERP is unfunded at December 31, 2017 and 2016. The Company made contributions of $278 thousand, $278 thousand and $318 thousand for the years ended December 31, 2017, 2016 and 2015, respectively. The Company expects to make contributions of $341 thousand in 2018. All contributions are made for benefit payments required under the plan.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

Pension benefit for the Pension Plan includes the following components for the years ended December 31, 2017, 2016 and 2015, as follows (in thousands):

	Pension Plan
	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Service cost of benefits earned	$691	$1,002	$2,216
Interest cost on projected benefit obligation	16,062	16,567	15,219
Expected return on plan assets	(23,304)	(23,259)	(22,036)
Amortization of prior service cost	10	10	10

Net pension benefit	$(6,541)	$(5,680)	$(4,591)

Pension expense for the SERP includes the following components for the years ended December 31, 2017, 2016 and 2015, as follows (in thousands):

	SERP
	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Interest cost on projected benefit obligation	$130	$139	$141
Amortization of net loss	9	6	14

Net pension expense	$139	$145	$155

Total net pension expense for 2018 is estimated to be $195 thousand for the SERP and a benefit of $6.1 million for the Pension Plan. The following amounts in accumulated other comprehensive income are expected to be recognized as components of the 2018 net pension expense (in thousands):

	SERP	Pension Plan
Estimated actuarial loss	$13	$—
Prior service cost	43	10

Below is a summary of benefits for the Pension Plan and SERP that the Company expects to pay over the next 10 years (in thousands):

	SERP	Pension Plan
2018	$340	$19,574
2019	320	20,009
2020	313	20,767
2021	306	21,449
2022	297	21,785
2023-2027	1,330	114,385

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

The table below presents various obligation, plan asset and financial statement information for the Pension Plan and the SERP as of the Company’s measurement dates, December 31, 2017 and 2016 (in thousands):

	Pension Plan		SERP
	2017	2016	2017	2016
Change in benefit obligation:
Projected benefit obligation — end of prior year	$380,585	$378,752	$3,156	$3,263
Service cost	691	1,002	—	—
Interest cost	16,062	16,567	130	139
Amendment — addition of three retired participants	—	—	610	—
Actuarial loss and assumption changes	20,613	2,454	110	32
Benefits paid	(18,668)	(18,190)	(278)	(278)

Projected benefit obligation — end of year	$399,283	$380,585	$3,728	$3,156

Change in plan assets:
Fair value of plan assets — end of prior year	$309,805	$308,449	$—	$—
Actual return on plan assets	56,669	22,946	—	—
Employer contributions	—	858	278	278
Expenses	(4,252)	(4,258)	—	—
Benefits paid	(18,668)	(18,190)	(278)	(278)

Fair value of plan assets — end of year	$343,554	$309,805	$—	$—

Funded status of the plans — ending funded status	$(55,730)	$(70,781)	$(3,728)	$(3,156)

Amounts recognized in the consolidated balance sheets — accrued pension liability	$(55,730)	$(70,781)	$(3,728)	$(3,156)

Plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$399,283	$380,585	$3,728	$3,156
Accumulated benefit obligation	399,152	380,360	3,728	3,156
Plan assets	343,554	309,806	—	—
Pre-tax amounts in accumulated other comprehensive (income) loss:
Prior service cost	$(10)	$(10)	$610	$—
Net actuarial loss	(8,500)	7,026	101	27

Total	$(8,510)	$7,016	$711	$27

The actuarial loss of $18.6 million for the year ended December 31, 2017 for the Pension Plan is the result of two changes in assumptions. First, the mortality tables used by the actuaries were updated in 2017 and accounts for ($3.4) million of the change. Second, the weighted-average discount rate used to calculate the projected benefit obligation was decreased to 3.84% from 4.30%, which accounts for $22 million of the change. The actuarial loss of $1.0 million for the year ended December 31, 2016 for the Pension Plan is the result of two changes in assumptions. First, the mortality tables used by the actuaries were updated in 2016 and accounts for ($6.4) million of the change. Second, the weighted-average discount rate used to calculate the projected benefit obligation was decreased to 4.30% from 4.46%, which accounts for $7.4 million of the change.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

The determination of the Company’s pension projected benefit obligation is dependent on its selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions include, among others, the weighted-average discount rate, the weighted-average expected rate of return on plan assets, and the weighted-average rate of compensation increase. The summary of the significant assumptions used to determine the projected benefit obligations at December 31, 2017 and 2016, is as follows:

	Pension Plan		SERP
	2017	2016	2017	2016
Weighted-average discount rate	3.84%	4.30%	3.84%	4.30%
Weighted-average rate of compensation increase	2.50%	2.50%	N/A	N/A

The following table is a summary of the significant assumptions to determine net periodic pension expense (benefit) for the years ended December 31, 2017, 2016 and 2015, as follows:

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Weighted-average discount rate	4.30%	4.46%	4.12%
Weighted-average expected rate of return on plan assets	7.75%	7.75%	7.35%
Weighted-average rate of compensation increase	2.50%	2.50%	2.50%

SERP
	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Weighted-average discount rate	4.30%	4.46%	4.12%
Weighted-average expected rate of return on plan assets	N/A	N/A	N/A
Weighted-average rate of compensation increase	N/A	N/A	N/A

In developing the discount rate for the Pension Plan, the Company evaluated input from its actuaries, including estimated timing of its obligation payments and yields for investment grade long-term bonds with maturities that approximate the weighted-average term of the obligations of the pension plan. The weighted-average discount rate, determined on this basis was 3.84% and 4.30% at December 31, 2017 and 2016, respectively. Future actual net pension expense (benefit) and projected benefit obligations will depend on future investment performance, changes in future discount rates, and various other factors related to current and former participating employees in the Company’s pension plan.

In developing the Company’s weighted-average expected rate of return on plan assets for the Pension Plan, the Company evaluated such criteria as return expectations by asset class, historical returns by asset class, and long-term inflation assumptions. The Company concluded that the expected weighted-average rate of return of 7.75%, 7.75% and 7.35% for the years ended December 31, 2017, 2016 and 2015, respectively, was appropriate.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

The weighted-average asset allocations for the Pension Plan at December 31, 2017 and 2016, were as follows (in thousands):

	2017		2016
Large capitalization U.S. equity	$107,659	31%	$106,312	34%
Mid Capitalization U.S. equity	9,614	3	10,002	3
Small capitalization U.S. equity	9,529	3	10,324	3
International equity	63,854	19	60,620	20

Total equity	190,656	56	187,258	60%

Total fixed income	152,898	44	122,547	40

Total assets	$343,554	100%	$309,805	100%

The following table summarizes the level within the fair value hierarchy used to determine the fair value of the assets of the Company’s Pension Plan at December 31, 2017 (in thousands):

	Carrying Amount	Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Large capitalization U.S. equity	$107,659	$—	$107,659	$—
Mid capitalization U.S. equity	9,614		9,614
Small capitalization U.S. equity	9,529	—	9,529	—
International equity	63,854	—	63,854	—
Fixed income (intermediate-term maturities)	152,898	—	152,898	—

Total assets	$343,554	$—	$343,554	$—

The following table summarizes the level within the fair value hierarchy used to determine the fair value of the assets of the Company’s Pension Plan at December 31, 2016 (in thousands):

	Carrying Amount	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Large capitalization U.S. equity	$106,312	$—	$106,312	$—
Mid capitalization U.S. equity	10,002	—	10,002	—
Small capitalization U.S. equity	10,324	—	10,324	—
International equity	60,620	—	60,620	—
Fixed income (intermediate-term maturities)	122,547	—	122,547	—

Total assets	$309,805	$—	$309,805	$—

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

The equity funds in the table above classified as Level 2 include underlying assets consisting of traded mutual funds that are invested within a privately managed separate investment account that uses pooled funds to purchase the underlying assets.

The Company’s investment policy includes the following objectives:

•	Provide a long-term investment return greater than the actuarial assumptions.

•	Maximize investment return commensurate with appropriate levels of risk.

•	Comply with the Employee Retirement Income Security Act of 1974 (ERISA) by investing the funds in a manner consistent with ERISA’s fiduciary standards.

The Company’s defined benefit pension committee has implemented a liability-driven investments (LDI) model for investing pension plan assets over the next three to four years. The LDI model attempts to match the liability terms associated with the Pension Plan to the assets of the Pension Plan by investing in fixed income investments with maturity dates that approximate the maturity dates of the Plan’s liabilities. All future contributions and transfers of non-contract investments will be allocated to the fixed income investments. All future benefit payments and expenses and transfers to non-contract investments are paid out of the fixed income investments. Within ten days of each quarter-end, the fixed income investments are rebalanced, based on a pre-determined allocation of bond funds with varying maturity dates and the equity investments are rebalanced, based on a pre-determined allocation of equity funds. There is no rebalancing between the equity and fixed income asset classes, only rebalancing within each class.

Other Postretirement Benefits — The Company provides postretirement medical benefits to retired employees of certain of its subsidiaries. The Company accounts for these postretirement medical benefits in accordance with ASC 715 “Compensation — Retirement Benefits”.

Net periodic postretirement benefit cost for the years ended December 31, 2017, 2016 and 2015, included the following components (in thousands):

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Service cost of benefits earned	$10	$10	$11
Amortization of gain	(37)	(26)	(1)
Interest cost on accumulated postretirement benefit obligation	45	51	55

Net periodic postretirement cost	$18	$35	$65

Postretirement benefits totaling $123 thousand, $137 thousand and $127 thousand were paid for the years ended December 31, 2017, 2016 and 2015, respectively. Contributions of $119 thousand are estimated for 2017.

Total net postretirement benefits expense for 2018 is estimated to be $23 thousand for the other postretirement benefit plans. A credit of $53 thousand for net gain in accumulated other comprehensive income is expected to be recognized as a component of the 2018 net postretirement benefit plan expense.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

Below is a summary of postretirement benefits that the Company expects to pay over the next 10 years (in thousands):

Postretirement Benefits
2018	$119
2019	110
2020	101
2021	93
2022	85
2023-2027	319

The accrued postretirement benefit cost at December 31, 2017 and 2016, is a component of other long-term liabilities and consists of the following (in thousands):

	2017	2016
Change in benefit obligation:
Projected benefit obligation — end of prior year	$1,321	$1,460
Service cost	9	10
Interest cost	45	51
Actuarial gain	(301)	(88)
Amendments	—	25
Benefits paid	(123)	(137)

Projected benefit obligation — end of year, unfunded	$951	$1,321

Net amount recognized in balance sheet — Other long-term liabilities	$(951)	$(1,321)

Pre-tax amounts in accumulated other comprehensive loss:
Prior service credit	22	25
Net actuarial gain	(675)	(411)

Total	$(653)	$(386)

The accumulated postretirement benefit obligations at December 31, 2017 and 2016, were determined using a weighted-average discount rate of 3.07% and 3.56%, respectively. Increasing the assumed health care costs trend rate by one percentage point would cause the accumulated postretirement benefit obligation to increase by $951 thousand and the net periodic postretirement benefit to increase by $31 thousand for the year ended December 31, 2017. Decreasing the assumed health care costs trend rate by one percentage point would cause the accumulated postretirement benefit obligation to decrease by $951 thousand and the net periodic postretirement benefit to decrease by $31 thousand for the year ended December 31, 2017.

401(k) Retirement Savings Plan — Legacy Caraustar 401(k) Plan — The Company sponsors and maintains a 401(k) retirement savings plan that permits participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. During 2017, 2016, and 2015, the Company matched 100% of contributions up to 3% of an employee’s salary and 50% of all contributions that are greater than 3% of the employee’s salary but less than or equal to 5% of an employee’s salary. For the years ended December 31, 2017, 2016, and 2015, the Company recorded matching expense of approximately $6.8 million, $6.4 million, and $5.3 million, respectively, related to the 401(k) plan. In addition, the Company also makes an additional “Co-retirement contribution” to all nonunion employees

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

401(k) accounts based upon each employee’s years of service ranging from 1% for employees with less than five years of service up to 4% for employees with 25 or more years of service. For the years ended December 31, 2017, 2016, and 2015, the Company recorded “Co-retirement contribution” expense of approximately $3.3 million, $3.6 million, and $2.5 million, respectively, related to the 401(k) plan.

Legacy Newark 401(k) Plan — Participants are entitled to participate in a defined contribution plan featuring two levels of Company contributions, one matching a specified percentage of employee contributions on a discretionary basis and the second making a specified, percentage-of-wages contribution, whether or not the employee makes any contributions. For the year ended December 31, 2015, the Company recorded expense of approximately $782 thousand. As of January 1, 2016, all legacy Newark employees participating in the 401(k) plan were transferred to the legacy Caraustar 401(k) plan and became subject to the same terms and provisions noted above for the legacy Caraustar 401(k) plan.

11.	Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law. Among its many provisions, the Tax Act reduced the U.S. federal corporate tax rate from 35% to 21%, effective in 2018. GAAP requires the impact of tax legislation to be recorded in the period of enactment. Accordingly, the Company recorded a one-time income tax benefit of ($21.2 million) related to the remeasurement of the deferred taxes associated with the corporate tax rate reduction. While we were able to make a reasonable estimate of the impact of the reduction in corporate rate, it may be affected by other analyses related to the Tax Act, including, but not limited to, our calculation of deemed repatriation of deferred foreign income and the state tax effect of adjustments made to federal temporary differences.

The Tax Act imposed a one-time repatriation transition tax on certain undistributed earnings of foreign subsidiaries, effective for years ended on or before December 31, 2017. The repatriation transition tax is a tax on previously untaxed accumulated and current earnings and profits (E&P) generated by our foreign subsidiaries. To determine the amount of the transition tax, we must determine, in addition to other factors, the amount of post-1986 E&P of the relevant subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. The Company was able to make a reasonable estimate of the Transition Tax and recorded a provisional transition tax of $221,000, net of foreign tax credits generated. The Company is continuing to gather additional information to more precisely compute the amount of the transition tax.

The Company must assess whether its valuation allowance analyses are affected by various aspects of the Tax Act (e.g., deemed repatriation of deferred foreign income, GILTI inclusions, new categories of foreign tax credits, etc.). Since the Company has recorded provisional amounts related to certain portions of the Tax Act, any corresponding determination of the need for or change in a valuation allowance is also provisional.

Because of the complexity of the new GILTI tax rules, the Company is continuing to evaluate this provision of the Tax Act and the application of ASC 740. Under U.S. GAAP, we are allowed to make an accounting policy election of either (1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (2) factoring such amounts into a company’s measurement of its deferred taxes (the “deferred method”). Our selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing our global income to determine whether we expect to have future U.S. inclusions in taxable income related to GILTI and, if so, what the impact is expected to be. Because whether we expect to have future U.S. inclusions in taxable income related to GILTI depends on not only our current structure and estimated future results of global operations but also our intent and ability to modify our structure and/or our business, we are not yet able to reasonably estimate the effect of this provision of the Tax Act. Therefore, we have not made any

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

adjustments related to potential GILTI tax in our financial statements and have not made a policy decision regarding whether to record deferred taxes on GILTI.

The recorded impact of the Tax Act is provisional and the final amount may differ, possibly materially, due to, among other things, changes in estimates, interpretations and assumptions we have made, changes in IRS interpretations, the issuance of new guidance, legislative actions, changes in accounting standards or related interpretations in response to the Tax Act and future actions by states within the United States that have not currently adopted the Tax Act. Shortly after enactment of the Tax Act, the SEC issued guidance under Staff Accounting Bulletin No. 118 (SAB 118) allowing for a measurement period of up to one year after the enactment date of the Tax Act to finalize the accounting of the related tax impacts under ASC 740. The Financial Accounting Standards Board (FASB) has issued a bulletin permitting private companies to apply SAB 118. We currently anticipate finalizing and recording any resulting adjustments by the end of the measurement period.

Income tax benefit (provision) for the years ended December 31, 2017, 2016 and 2015 consisted of the following (in thousands):

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Current:
Federal	$—	$(608)	$5,824
State	(839)	(918)	(357)
Foreign	(828)	(843)	(306)
Uncertain tax position benefits	—	217	17

	(1,666)	(2,152)	5,178

Deferred:
Federal	$44,217	$(1,133)	$14,588
State	(190)	97	(866)
Foreign	61	(260)	120
Uncertain tax position benefits	(142)	—	—

	43,946	(1,296)	13,842

Income tax benefit (provision)	$42,280	$(3,448)	$19,020

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

The following summary reconciles taxes from the federal statutory rate to the effective income tax rate for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Federal	35.0%	35.0%	35.0%
State taxes, net of federal benefit	(3.6)%	(12.6)%	(3.0)%
Transaction costs	0.0%	0.0%	(3.1)%
Non-deductible goodwill amortization	(14.5)%	(46.0)%	0.0%
Other permanent differences	(0.7)%	(0.5)%	(6.7)%
Valuation allowance	17.1%	7.6%	0.2%
Tax credits	6.7%	3.4%	15.0%
Federal tax rate differential	40.3%	0.0%	0.0%
State tax rate differential	3.4%	1.5%	15.1%
Uncertain tax positions	(0.2)%	1.1%	(0.5)%
Expiring capital losses	(13.4)%	0.0%	0.0%
Other	(0.6)%	(7.4)%	0.9%

Effective tax rate	69.4%	(17.9)%	52.9%

The effective tax rate for the year ended December 31, 2017 increased primarily due to the remeasurement of the deferred taxes associated with the corporate tax rate reduction (federal tax rate differential). The effective tax rate for the year ended December 31, 2016 decreased primarily due to the non-deductibility of goodwill amortization attributable to stock acquisitions.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

Significant components of the Company’s deferred income tax assets and liabilities at December 31, 2017 and 2016 are summarized as follows (in thousands):

	Year Ended December 31, 2017	Year Ended December 31, 2016
Deferred income tax assets:
Pension liabilities	$12,552	$26,150
Postretirement benefits other than pension	225	480
Compensation accruals	3,616	4,808
Accrued liabilities	2,195	3,963
Debt issuance costs	4,856	7,919
Original issue discount	—	1,625
Net operating losses and credits	38,228	44,896
Capital loss carryforward	—	10,420
Inventory capitalization	996	1,570
Other	404	671

Total gross deferred income tax assets	63,072	102,502
Valuation allowance	(7,918)	(18,339)

Total deferred income tax assets	55,154	84,163
Deferred income tax liabilities:
Depreciation and amortization	(83,251)	(148,994)
Cancellation of debt income	—	(5,101)

Total deferred income tax liabilities	(83,252)	(154,095)

Net deferred income taxes	$(28,098)	$(69,932)

Under FASB ASC 718-740-25-10, an entity can only recognize the tax deduction related to stock option exercises to the extent the entity has taxable income. As of December 31, 2017, the Company has $2.1 million of federal operating losses offset by unrealized excess tax benefits of $2.0 million attributable to stock option exercises triggered during the period January 1, 2013 through April 30, 2013. In following with IRS mandated ordering rules, the Company must first utilize all pre-April 30, 2013 operating losses acquired from the acquisition of The Newark Group before taxable income can be applied to the $2.0 million of unrealized excess tax deductions. The Company expects that sufficient taxable income will be generated by December 31, 2019 to fully utilize all operating losses acquired from the acquisition of The Newark Group as well as the remaining unrealized excess tax deductions of $2.0 million.

The use of federal and certain state net operating loss carry forwards may be limited if there is an ownership change as defined by Internal Revenue Code Section 382. The Company completed Section 382 studies and concluded that ownership changes occurred on December 31, 2007, August 20, 2009, May 1, 2013, and February 17, 2015. As a result, the future utilization of the Company’s federal and certain state net operating losses is subject to limitations under Internal Revenue Code Section 382 and Internal Revenue Code Section 108(i). Pre-acquisition federal net operating losses as of December 31, 2017 are $2.1 million and are subject to an annual Section 382 limitation of $3.8 million. The pre-acquisition federal net operating losses will expire in 2029, if unutilized.

With the acquisition of The Newark Group on February 17, 2015, the Company acquired federal operating loss carry forwards of $134.5 million. These losses are subject to a Section 382 annual limitation of $6.0 million. The acquisition of The Newark Group generated net unrealized built-in gains of

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

$240.4 million substantially increasing utilization of operating losses beginning in 2015 through 2019. Acquired federal operating loss carry forwards remaining at December 31, 2017 were $64.9 million and will begin to expire in varying amounts in 2026, if unutilized.

State net operating losses are similarly limited by Internal Revenue Code Section 382, however, in varying amounts dependent on state tax laws. The amount of the Company’s gross net operating losses, for state and local reporting purposes, were $15.3 million and $16.6 million at December 31, 2017 and 2016, respectively, and these operating losses will expire in varying amounts between 2017 and 2036, if not utilized. Of the $15.3 million of state gross net operating losses remaining as of December 31, 2017, $4.2 million of the state losses were acquired from The Newark Group. The tax-affected amounts of the Company’s state net operating losses were $12.1 million ($3.4 million from The Newark Group) and $10.8 million ($3.7 million from The Newark Group) at December 31, 2017 and 2016, respectively. The valuation allowance related to certain state net operating losses which are not expected to be utilized due to expiration and Section 382 limitation is $6.6 million and $5.6 million at December 31, 2017 and December 31, 2016, respectively.

As of December 31, 2017, the Company has recorded a valuation allowance of $1.4 million related to various state credits that are not expected to be utilized prior to expiration. The Company had previously recorded a valuation allowance of $10.9 million related to capital loss carryovers that were expected to expire un-utilized. As of December 31, 2017, all capital loss carryovers have expired un-utilized and the corresponding valuation allowance has been reversed to income tax benefit.

As of December 31, 2017 and 2016, the total uncertain tax positions were $472 thousand and $330 thousand, respectively. These unrecognized tax benefits are presented in the financial statements as a reduction to a deferred tax asset associated with federal tax credits pursuant to the accounting standards set forth in ASU 2013-11.

The Company recognizes accrued interest and penalties related to liabilities associated with uncertain tax positions in the income tax provision. As of December 31, 2017 and 2016, accrued interest and penalties related to liabilities associated with uncertain tax positions was $77 thousand and $44 thousand, respectively. As of December 31, 2017, the Company does not expect its liabilities associated with uncertain tax positions to change significantly over the next 12 months, other than expiration of statutes of limitations. The years that remain subject to examination by the Internal Revenue Service include 2014 through 2017.

ASC 740-30-25 provides that a US company should record a temporary difference for book over tax basis differences on foreign subsidiaries if they are presumed to reverse in the foreseeable future. The most common book over tax basis difference is undistributed earnings. The establishment of deferred taxes is generally required on book over tax basis differences attributable to undistributed earnings of a foreign subsidiary, unless the indefinite reversal criteria of ASC 740-30-25-17 are met.

The Tax Act imposes a one-time deemed repatriation transition tax on a U.S. shareholder’s pro-rata share of certain undistributed and previously untaxed post-1986 foreign E&P of specified foreign corporations in which the shareholder has an investment. The imposition of this tax may eliminate, in part or in whole, the need for U.S. federal deferred taxes on what is often the largest component of a company’s overall outside basis difference in its foreign investments (i.e., unremitted earnings). However, it does not eliminate the potential need for deferred taxes related to withholding taxes, states taxes, or other income taxes that might be incurred from the reversal of an entity’s overall outside basis difference as described in ASC 740-30-25-6 and ASC 740-30-25-18(a). The Company has recorded a deferred tax liability of $70 thousand in 2017 for the current and future potential tax impacts related to withholding taxes on future distributions of income from the Company’s foreign subsidiaries.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

12.	Restructuring and Impairment Costs

The Company incurs restructuring costs, including severance and other termination costs, and other exit costs related to the closure of certain facilities and redeployment of resources between facilities.

The summary of asset impairment charges and losses on disposal, restructuring and other costs and the restructuring liability as of and for the years ended December 31, 2017, 2016, and 2015, is as follows (in thousands):

	Asset Impairment Charges and Loss on Disposals	Severance and Other Termination Benefits Costs	Other Exit Costs	Restructuring Liability Total	Total(1)
Liability balance —
December 31, 2015		935	—	935

2016 costs	$—	924	3,614	4,538	$4,538

2016 payments		(963)	(3,432)	(4,395)

Liability balance —
December 31, 2016		896	182	1,078

2017 costs	$4,886	61	1,435	1,496	$6,382

2017 payments		(91)	(1,835)	(1,926)

Liability balance —
December 31, 2017		$866	$(218)	$648

(1)

Asset impairment charges and loss on disposals, severance and other termination benefit costs and other exit costs are aggregated and reported as restructuring and impairment costs in the Consolidated Statements of Comprehensive Loss.

Certain facilities were closed in years prior to 2015. Some of these facilities are still being marketed for sale and will continue to incur utility, maintenance and security costs until the properties are sold. Upon sale, these restructuring activities will be completed.

The following table summarizes restructuring and impairment costs for those plans initiated, but not completed as of December 31, 2017, and accounted for under ASC 420 “Exit or Disposal Cost Obligations” (in thousands):

	Cumulative Costs	Estimated Costs to Complete Initiatives	Total Estimated Costs of Initiatives
Total as of December 31, 2017	$31,163	$845	$32,008

13.	Related Party Transactions

The Company pays an annual management fee to HIG Capital Management, Inc., the principal shareholder of the Company. The fee increased from $3.5 million annually to $4.0 million annually in connection with the acquisition of The Newark Group, Inc. For the years ended December 31, 2017, 2016,

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2017 and 2016, and for The Years Ended December 31, 2017, 2016 and 2015

and 2015, the Company paid management fees in the amount of $4.0 million, $4.0 million, and $3.9 million, respectively, which is recognized in Selling, General and Administrative expenses on the Consolidated Statements of Comprehensive Loss. Additionally, for the year ended December 31, 2015, the Company paid $269 thousand to HIG Capital Management, Inc. and $10.9 million to Bayside Capital, Inc., an HIG Capital Management, Inc. affiliate, for services related to issuing the additional $395 million Term Loan and the additional $75 million Term Loan discussed in Note 6. These payments were recorded as $960 thousand in deferred debt costs in Debt on the Consolidated Balance Sheets and $10.3 million as Debt Financing Costs on the Consolidated Statements of Comprehensive Loss.

14.	Accumulated Other Comprehensive Loss

The following table summarizes the changes in accumulated other comprehensive loss by component for the years ended December 31, 2017, 2016, and 2015 (in thousands):

	Defined Benefit Pension and Postretirement Plans	Foreign currency Items	Total(1)
Balance at December 31, 2014	$(6,325)	$(1,139)	$(7,464)

Other comprehensive income (loss) before reclassifications	2,466	(1,958)	508
Amounts reclassified from accumulated other comprehensive income (loss)	14	—	14

Balance at December 31, 2015	$(3,845)	$(3,097)	$(6,942)

Other comprehensive income (loss) before reclassifications	(4,224)	(2,721)	(6,945)
Amounts reclassified from accumulated other comprehensive income (loss)	6	—	6

Balance at December 31, 2016	$(8,063)	$(5,818)	$(13,881)

Other comprehensive income (loss) before reclassifications	6,323	3,784	10,107
Amounts reclassified from accumulated other comprehensive income (loss)	(19)	—	(19)

Balance at December 31, 2017	$(1,759)	$(2,034)	$(3,793)

15.	Subsequent Events

In accordance with authoritative guidance, the Company evaluates all events and transactions that occur after the consolidated balance sheet date, but before financial statements are issued for possible recognition or disclosure.

On January 5, 2018, the Company completed an acquisition of all of the outstanding shares of Cascade Paper Converters Co. (“Cascade”). The consideration consisted of cash of $9.6 million. The acquisition will allow the Company to expand its strategic footprint in the tubes and cores segment. The Company has engaged a third-party to perform a valuation and allocation of the assets of Cascade. The valuation had not been completed as of the issuance of the financial statements.

Subsequent events have been evaluated through March 26, 2018, the date the financial statements were issued.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	September 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash	$5,123	$16,033
Receivables — net of allowances for doubtful accounts, returns, and discounts of $2,905 and $2,612 at September 30, 2018 and December 31, 2017, respectively	159,546	131,937
Inventories, net	89,090	87,881
Prepaid income taxes	593	630
Other current assets	6,269	6,850
Assets held for sale	558	2,376

Total current assets	261,179	245,707

PROPERTY, PLANT, AND EQUIPMENT:
Land	75,294	65,095
Buildings and improvements	77,357	83,965
Machinery and equipment	438,440	410,612
Construction in progress	39,425	35,089
Office equipment and software	8,488	7,823

Total property, plant, and equipment	639,004	602,584
Less accumulated depreciation	(183,979)	(148,567)

Property, plant, and equipment, net	455,025	454,017
GOODWILL, NET	216,028	234,418

OTHER INTANGIBLE ASSETS, NET	135,396	151,655

OTHER ASSETS	2,110	2,934

TOTAL ASSETS	$1,069,738	$1,088,731

See accompanying Notes to Consolidated Financial Statements.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	September 30, 2018	December 31, 2017
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current maturities of long-term debt	$8,600	$8,600
Accounts payable	111,191	114,840
Accrued interest	575	181
Accrued compensation	16,596	13,990
Accrued pension	340	340
Other accrued liabilities	36,201	31,966

Total current liabilities	173,503	169,917

LONG-TERM DEBT, less current maturities	854,634	850,644

DEFERRED INCOME TAXES	31,712	29,054

PENSION LIABILITY	46,886	59,136

OTHER LIABILITIES	8,029	9,730

SHAREHOLDERS’ DEFICIT:
Preferred stock, $0.001 par value — authorized, 25,000 shares; issued no shares	—	—
Common stock, $0.001 par value — authorized, 300,000 shares; 123,241 and 123,132 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	127,719	127,083
Accumulated deficit	(166,991)	(153,040)
Accumulated other comprehensive loss:
Unrecognized pension and other benefit liabilities	(1,804)	(1,759)
Foreign currency translation	(2,204)	(2,034)
Impact of tax reform adoption	(1,746)	—

Total accumulated other comprehensive loss	(5,754)	(3,793)

Total shareholders’ deficit	(45,026)	(29,750)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,069,738	$1,088,731

See accompanying Notes to Consolidated Financial Statements.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 (UNAUDITED) AND 2017 (UNAUDITED)

(In thousands)

	Nine Months Ended
	September 30, 2018	September 30, 2017
SALES	$1,036,952	$992,273
COST OF SALES	834,738	836,851
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	153,866	139,571
TRANSACTION COSTS	—	20
RESTRUCTURING AND IMPAIRMENT COSTS	555	6,219

INCOME FROM OPERATIONS	47,793	9,612
OTHER (EXPENSE) INCOME:
Interest expense	(54,958)	(51,495)
Interest income	—	40
Debt financing costs	—	(6,369)
Other — net	(4,920)	84

Total other expense	(59,878)	(57,740)
LOSS BEFORE INCOME TAXES	(12,085)	(48,128)
INCOME TAX (PROVISION) BENEFIT	(4,028)	14,159
NET LOSS	(16,113)	(33,969)
OTHER COMPREHENSIVE (LOSS) INCOME:
Pension and other postretirement gains and (losses)	(45)	(2,860)
Foreign currency translation adjustment	(170)	3,841
Impact of tax reform adoption	(1,746)	—

Total other comprehensive (loss) income	(1,961)	981

COMPREHENSIVE LOSS	$(18,074)	$(32,988)

See accompanying Notes to Consolidated Financial Statements.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 (UNAUDITED) AND 2017 (UNAUDITED)

(In thousands)

	Nine Months Ended
	September 30, 2018	September 30, 2017
OPERATING ACTIVITIES:
Net loss	$(16,113)	$(33,969)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	79,248	75,458
Stock-based compensation expense	492	763
Deferred debt costs amortization	2,354	2,468
Deferred debt issuance cost on early distinguishment of debt	—	6,369
Term loan original discount amortization	1,089	1,308
Deferred income tax expense (benefit)	3,136	(12,593)
Noncash asset impairment costs	—	3,750
Gains (losses) from sales of property, plant and equipment and assets held for sale	266	(2,959)
Changes in operating assets and liabilities:
Receivables	(27,040)	(21,176)
Inventories	(841)	(7,596)
Other assets and liabilities	(410)	884
Accounts payable	(4,029)	11,084
Accrued liabilities	3,035	(13,746)
Prepaid income taxes	17	1,578
Payments for pension obligations	(7,892)	(252)

Net cash provided by operating activities	33,312	11,371
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(33,705)	(28,455)
Proceeds from disposal of property, plant, and equipment and assets held for sale	45	7,657
Acquisitions of businesses, net of cash acquired	(9,600)	(21,267)

Net cash used in investing activities	(43,260)	(42,065)
FINANCING ACTIVITIES:
Proceeds from senior credit facility — revolver	199,750	189,500
Principal payments on senior credit facility — revolver	(192,750)	(151,500)
Proceeds from term loan	—	860,000
Principal payments on long-term debt	(6,450)	(855,272)
Deferred debt costs	—	(9,498)
Proceeds from exercise of stock options	144	196
Principal payments on capital lease arrangements	(1,656)	(857)

Net cash provided by (used in) financing activities	(962)	32,569
NET DECREASE IN CASH	(10,910)	1,875
CASH — Beginning of year	16,033	5,214

CASH — End of period	$5,123	$7,089

See accompanying Notes to Consolidated Financial Statements.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. GAAP and include all of the information and disclosures required by accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting. The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual amounts could differ from those estimates.

The fiscal year of Paperboard Parent, Inc. and its subsidiaries (the “Company”) begins on January 1 and ends on December 31 of the same year.

The information herein reflects all adjustments that are in the opinion of management necessary for a fair presentation of the consolidated balance sheets as of September 30, 2018 and December 31, 2017, the consolidated statements of comprehensive loss for the nine months ended September 30, 2018 and 2017 and the consolidated statements of cash flows for the nine months ended September 30, 2018 and 2017 of the Company. Such adjustments are of a normal recurring nature. The consolidated financial statements include Paperboard Parent, Inc. and its subsidiaries.

As of September 30, 2018, the Company recorded a $2.0 million liability associated with the Company’s withdrawal from a multi-employer pension plan, and a $2.4 million liability associated with a class action lawsuit settlement. These expenses are recorded in “Other – net” in the Consolidated Statements of Comprehensive Loss.

Newly Adopted Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the pending adoption of the new standard on the consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11 “Simplifying the Measurement of Inventory”, which amends certain provisions of ASC 330 “Inventory”. The ASU requires inventory to be measured at the lower of cost and net realizable value. These provisions do not apply to inventory that is measured using LIFO or the retail inventory method. These provisions apply to all other inventory, which includes inventory that is measured using FIFO or average cost. These provisions are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, applied prospectively. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company adopted these provisions on January 1, 2017, and the adoption of these provisions did not have a material effect on our consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This ASU eliminates the requirement to retrospectively account for changes to provisional amounts initially recorded in a business combination.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustments are determined, including the effect of the change in provisional amounts as if the accounting had been completed at the acquisition date. ASU 2015-16 is effective for reporting periods beginning after December 15, 2016 and is applied prospectively. Early adoption is permitted for financial statements that have not yet been made available for issuance. The adoption of this standard did not have a material impact on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or modified retrospective. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year, making it effective for annual reporting periods beginning after December 15, 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

The Company early adopted ASU No. 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income in 2018. ASU 2018-02, issued in February 2018, provides for the reclassification of the effect of remeasuring deferred tax balances related to items within accumulated other comprehensive income (“AOCI”) to retained earnings resulting from the Tax Cuts and Jobs Act (the “Tax Act”) of 2017. As a result, the Company reclassified $1.7 million from AOCI to accumulated deficit.

2.	BUSINESS ACQUISITIONS

Platinum Core and Tube, Inc. — On July 31, 2017, the Company acquired certain assets and assumed certain liabilities of Platinum Core and Tube, Inc. (“Platinum”). The consideration consisted of cash of $7.5 million. The acquisition allows the Company to expand its strategic footprint in the tubes and cores segment. Operations of the acquired business are included in the consolidated statement of comprehensive loss from the acquisition date.

Platinum has been accounted for as a business combination in accordance with the acquisition method. Assets acquired and liabilities assumed are recorded at fair value. The purchase price has been allocated to the assets and liabilities as follows: $1.2 million of tangible assets, $2.9 million in identifiable intangible assets, and $1.7 million in assumed liabilities resulting in goodwill of approximately $2.9 million, which is amortizable for tax purposes. Of the $3.1 million of acquired intangibles, $2.8 million was assigned to customer relationships with an expected life of 10 years, and $95 thousand to a non- compete agreement with an expected life of 5 years. Goodwill resulting from the acquisition is deductible for tax purposes and includes the fair value of the assembled workforce and expected efficiencies and operational improvements of the Company. Such efficiencies and operational improvements are not recognized as an intangible asset separable from goodwill.

Roberts Paper Tubes & Cores, Inc. — On September 18, 2017, the Company acquired certain assets and assumed certain liabilities of Roberts Paper Tubes & Cores Inc. (“Roberts”). The consideration consisted of cash of $13.8 million. The acquisition allows the Company to expand its strategic footprint in the tubes and cores segment. Operations of the acquired business are included in the consolidated statement of comprehensive loss from the acquisition date.

Roberts has been accounted for as a business combination in accordance with the acquisition method. Assets acquired and liabilities assumed are recorded at fair value. The purchase price has been allocated to

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the assets as follows: $795 thousand of tangible assets, $7.1 million in identifiable intangible assets, resulting in goodwill of approximately $4.9 million, which is amortizable for tax purposes. Of the $7.1 million of acquired intangibles, $6.9 million was assigned to customer relationships with an expected life of 10 years, and $215 thousand to a non-compete agreement with an expected life of 5 years. Goodwill resulting from the acquisition is deductible for tax purposes and includes the fair value of the assembled workforce and expected efficiencies and operational improvements of the Company. Such efficiencies and operational improvements are not recognized as an intangible asset separable from goodwill.

Cascade Paper Converters Co . — On January 5, 2018, the Company completed an acquisition of all the outstanding shares of Cascade Paper Converters Co. (“Cascade”). The consideration consisted of cash of $9.6 million, net of cash received. The acquisition allows the Company to expand its strategic footprint in the tubes and cores segment. Operations of the acquired business are included in the consolidated statement of comprehensive loss from the acquisition date.

Cascade has been accounted for as a business combination in accordance with the acquisition method. Assets acquired and liabilities assumed are recorded at fair value. The purchase price has been allocated to the assets as follows: $2.1 million of tangible assets, $5.3 million in identifiable intangible assets, resulting in goodwill of approximately $3.7 million. Of the $5.3 million of acquired intangibles, $4.8 million was assigned to customer relationships with an expected life of 10 years, and $460 thousand to non-compete agreements with expected lives of 1 year and 5 years. Goodwill resulting from the acquisition is not deductible for tax purposes and includes the fair value of the assembled workforce and expected efficiencies and operational improvements of the Company. Such efficiencies and operational improvements are not recognized as an intangible asset separable from goodwill. The Company is in the process of reviewing the estimated fair values of all assets acquired and liabilities assumed, including, among other things, obtaining final third-party valuations of certain tangible and intangible assets; thus, the allocation of the purchase price is preliminary and subject to revision.

3.	GOODWILL

The Company accounts for goodwill in accordance with ASC 350 “Intangibles — Goodwill and Other”. Prior to January 1, 2016, the Company defined each of its operating segments as a reporting unit and tested goodwill for impairment annually as of September 30. Accounting Standards Update 2014-02, Intangibles – Goodwill and Other (Topic 350) (ASU 2014-02) allows private companies an alternative to the subsequent measurement of goodwill.

The Company has elected to adopt ASU 2014-02 as of January 1, 2016. An entity within the scope of ASU 2014-02 may elect to amortize goodwill on a straight-line basis over a period of ten years, or less than ten years if the entity demonstrates another useful life is more appropriate. An entity that elects the accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the entity level or the reporting unit level. The Company has elected to test goodwill at the entity level and amortize it over a period of 10 years. Goodwill should be tested for impairment when a triggering event occurs that indicates the fair value of an entity may be below its carrying amount. Under ASU 2014-02, the goodwill impairment amount, if any, would be the excess of the entity’s carrying amount over its fair value. ASU 2014-02 is effective prospectively to goodwill existing as of the beginning of the period of adoption and to goodwill recognized thereafter.

The test for goodwill impairment involves the use of significant accounting judgment and estimates as to future operating results and discount rates. Changes in estimates, or use of different assumptions, could produce significantly different results. Future impairment tests may require write-downs of the Company’s goodwill and could have a material impact on the Company’s results of operations in the periods in which

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

such write-downs occur. There was no goodwill impairment for the periods ended September 30, 2018 and 2017.

The changes in goodwill for the year ended December 31, 2017 and the nine months ended September 30, 2018 are as follows (in thousands):

Goodwill
Balance at December 31, 2016	$255,202

Acquisitions	7,811
Amortization	(28,595)

Balance at December 31, 2017 (net of Accumulated Amortization of $56,907)	$234,418

Acquisitions	3,460
Amortization	(21,850)

Balance at September 30, 2018 (net of Accumulated Amortization of $78,757)	$216,028

4.	INCOME TAXES

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain un-repatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (6) bonus depreciation that will allow for full expensing of qualified property; (7) creating a new limitation on deductible interest expense; (8) changing rules related to uses and limitations of net operating loss carry-forwards created in tax years beginning after December 31, 2017; and (9) creating a new provision designed to tax currently in the U.S. global intangible low-taxed income (GILTI) of foreign subsidiaries, which allows for the possibility of utilizing foreign tax credits to offset the income tax liability (subject to some limitations).

In January 2018, FASB issued a Staff Q&A stating that a company may elect, as an accounting policy, to either (1) treat taxes due on future U.S. inclusions in taxable income under the GILTI provision as a current period expense when incurred (“the period cost method”) or (2) factor such amounts into the company’s measurement of its deferred taxes (“the deferred method”). The Company is electing an accounting policy to treat any GILTI inclusion as a current period expense.

For the nine months ended September 30, 2018, income tax (expense) benefit was $(4.0 million). For the nine months ended September 30, 2017, income tax benefit was $14.2 million. The change in tax expense is attributable to a 14% reduction in the federal corporate tax rate as well as a rise in state income tax expense attributable to increases in year-over-year core earnings.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

5.	CREDIT FACILITY AND TERM LOAN

At September 30, 2018 and December 31, 2017, long-term debt consisted of the following (in thousands):

	September 30, 2018	December 31, 2017
Term loan	$847,100	853,550
Senior credit facility	32,000	25,000
Less discount, net of accumulated amortization of $9,101 and $8,013 at September 30, 2018 and December 31, 2017, respectively	(5,007)	(6,095)
Less deferred debt costs, net of accumulated amortization of $22,692 and $20,341 at September 30, 2018 and December 31, 2017, respectively	(10,860)	(13,211)

Total debt	863,233	859,244
Less current maturities	(8,600)	(8,600)

Total long-term debt	$854,633	$850,644

Senior Credit Facility — Effective May 1, 2013, Caraustar Industries, Inc. entered into an Asset Based Lending Agreement, (“ABL”), with Credit Suisse AG, serving as administrative agent and Wells Fargo Bank, N.A. serving as collateral agent. The ABL is secured by a first priority lien on the accounts receivable and inventory and a second priority lien on the fixed assets of Caraustar Industries, Inc. and its wholly owned domestic subsidiaries. The ABL originally provided for a revolving credit facility limit of $50 million. Effective December 22, 2014, Caraustar Industries, Inc. entered into the Second Amendment and Second Incremental Amendment, “Second Amendment”, which increased the revolving credit facility limit to $100 million. Effective May 1, 2017, Caraustar Industries, Inc. entered into the Fifth Amendment, “Fifth Amendment”, which extended the term of the credit facility. Proceeds from the borrowings under the ABL may be used for the financing of Caraustar Industries, Inc.’s working capital and general corporate needs.

The ABL is subject to a borrowing base limit (Borrowing Availability) calculated as the sum of the following: (a) 85.0% of the book value of eligible accounts receivable and (b) 53.8% of the book value of eligible inventory valued at lower of cost or market, and in all cases less all reserves established by the Agent, including the letter of credit outstanding balance. Availability as of September 30, 2018 is $47.2 million, net of $20.8 million in outstanding letters of credit and as of December 31, 2017 is $54.6 million, net of $20.4 million in outstanding letters of credit. There were $32 million and $25 million in borrowings outstanding under the ABL as of September 30, 2018 and December 31, 2017, respectively.

Outstanding principal under the ABL bears interest at a rate equal to, at Caraustar Industries, Inc.’s option, either (i) the Alternate Base Rate, (“ABR”), plus the applicable margin, with no ABR floor, or (ii) the London Interbank Offered Rate, “LIBOR”, plus the applicable margin, with no LIBOR floor. Pricing under the ABL is determined by reference to a pricing grid under which margins would be adjusted prospectively on a monthly basis as determined by the average availability for the calendar month most recently ended. Under the pricing grid, the applicable margins for the revolver range from 0.75% to 1.25% for ABR loans and from 1.75% to 2.25% for LIBOR loans. Accrued interest is payable on a quarterly basis. The undrawn portion of the revolver is subject to an unused line fee calculated at an annual rate of 0.375% when average excess availability is less than 50% and a rate of 0.250% when average excess availability is greater than or equal to 50%. Outstanding letters of credit are subject to the same LIBOR pricing grid with applicable rates ranging from 1.75% to 2.25%, plus an additional fee of 0.125%.

PAPERBOARD PARENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The ABL contains representations and warranties, financial and collateral reporting requirements, mandatory prepayment events, and events of default and affirmative and negative covenants, including without limitation, covenants that restrict, among other things, Caraustar Industries, Inc.’s ability to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, make certain investments or acquisitions, enter into certain transactions with affiliates, enter into sale and leaseback transactions, or change the nature of its business. A single financial covenant consists of a fixed charge coverage ratio of not less than 1.00 to 1.00 when excess availability falls below an amount equal to the greater of (A) 10.0% of the lesser of (1) the aggregate amount of the commitments then in effect and (2) the Borrowing Base then in effect, and (B) $7,500,000, and ending after excess availability is greater than the amount noted in (A) above for 30 consecutive calendar days. The ABL will mature on December 13, 2021.

Term Loan — On May 1, 2013, Caraustar Industries, Inc. entered into a Term Loan Credit Agreement in the aggregate principal amount of $350 million with Credit Suisse AG, serving as administrative agent and collateral agent. The term loan initially bore interest at 7.50% with interest payable quarterly on March 31, June 30, September 30 and December 31, beginning on September 30, 2013. Interest is based on Caraustar Industries, Inc.’s choice of either, (i) the Alternate Base Rate, “ABR”, plus a margin of 5.25%, with an ABR floor of 2.25%, or (ii) LIBOR, plus a margin of 6.25%, with a LIBOR floor of 1.25%. The initial term loan was issued at a discount of $2.6 million to yield an effective interest rate of 7.66%.

On February 12, 2014, Caraustar Industries, Inc. entered into the First Amendment and First Incremental Amendment, “First Amendment”, to the Term Loan Credit Agreement dated May 1, 2013. The Amendment provided for an incremental term loan in the principal amount of $100 million used solely to pay a cash dividend to shareholders. The first incremental term loan had the same terms and rates as the original Term Loan dated May 1, 2013. The proceeds of the first incremental term loan were used by the Company to pay a $100 million cash dividend on February 12, 2014 and to pay fees and expenses related to the amendment. The first incremental term loan was issued at a discount of $1.0 million to yield an effective interest rate of 7.74%.

On December 22, 2014, Caraustar Industries, Inc. entered into the Second Amendment and Second Incremental Amendment, “Second Amendment”, to the Term Loan Credit Agreement dated May 1, 2013. The Amendment provided for an incremental term loan in the principal amount of $395 million. The loan was funded on February 17, 2015 and proceeds of the loan were used to acquire a business. The second incremental term loan had the same terms as the original Term Loan dated May 1, 2013, however, the interest rate was increased to 8.00% for all outstanding term loans. The second incremental term loan was issued at a discount of $7.9 million to yield an effective interest rate of 8.57%.

On July 31, 2015, Caraustar Industries, Inc. entered into the Third Amendment and Third Incremental Amendment, “Third Amendment”, to the Term Loan Credit Agreement dated May 1, 2013. The Amendment provided for an incremental term loan in the principal amount of $75 million. The proceeds of the loan were used to acquire certain businesses. The third incremental term loan had the same terms and rates as amended by the Second Amendment, noted above. The third incremental term loan was issued at a discount of $750 thousand to yield an effective interest rate of 8.31%.

On March 14, 2017, Caraustar Industries, Inc. entered into the Fourth Amendment and First Refinancing Amendment, “Fourth Amendment”, to the Term Loan Credit Agreement dated May 1, 2013. The Amendment provided for refinancing of the existing term loan in the principal amount of $860 million. The proceeds of the loan were used to satisfy the principal of the existing term loan. The term loan will mature on March 14, 2022, and is secured by a first priority lien on the fixed assets and a second priority lien on the accounts receivable and inventory of Caraustar Industries, Inc. and its wholly owned domestic subsidiaries. The term loan contains covenants that restrict the ability of Caraustar Industries, Inc. to incur

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additional indebtedness, incur liens, make certain investments, enter certain related-party transactions, or participate in any unpermitted asset sales. Caraustar Industries, Inc. shall repay to the administrative agent on the last business day of each March, June, September and December, an amount equal to 1%, or $2.15 million, of the refinanced principal amount of the term loan as of the closing date of the fourth amendment and first refinancing amendment borrowing, March 14, 2017. To the extent not previously paid, the term loan shall be due and payable on the applicable maturity date, March 14, 2022.

The term loan includes an annual mandatory redemption related to “Excess Cash Flow”. Prepayment is to be made within five business days of the earlier of 90 days after the end of each Excess Cash Flow period and the date on which annual financial statements are required to be delivered. Excess Cash Flow is reduced dollar-for-dollar by, to the extent funded by internally generated cash, voluntary prepayments of the Term Loan and all voluntary prepayments of Revolving Loans to the extent accompanied by a permanent reduction in commitments under the ABL Facility. “Excess Cash Flow” means, for any fiscal period, consolidated net income, as defined by the Term loan agreement, adjusted for non-cash charges and credits, changes in working capital, payments for capital expenditures, payments for indebtedness and other cash payments for items not included in consolidated net income, for such period. The Company was not required to make an Excess Cash Flow payment for the year ended December 31, 2017 Excess Cash Flow periods.

6.	COMMITMENTS AND CONTINGENCIES

Unclaimed Funds Owed to Former Shareholders — On May 1, 2013, the Company acquired all of the outstanding shares of stock of Caraustar Industries, Inc. and Subsidiaries. Under the merger agreement, the former Caraustar shareholders’ each share was converted on the effective date of the merger into the right to receive a payment of cash. The Company engaged a paying agent to notify the former shareholders and make such payments. In May 2015, pursuant to the paying agent agreement, the paying agent transferred $18.3 million to the Company, which amount represents the aggregate amount that remained unclaimed at that time by the former shareholders. As of September 30, 2018 and December 31, 2017, the Company has recognized $872 thousand and $1.2 million, respectively, in other accrued liabilities related to the unclaimed funds.

Litigation — The Company, and certain of its subsidiaries, are defendants in a number of lawsuits and claims arising out of the conduct of their respective businesses. While the ultimate results of such suits or other proceedings cannot be predicted with certainty, the management of the Company believes the resolution of these other matters will not have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

Environmental — By letters dated February 14, 2006 and June 2, 2006, the United States Environment Protection Agency (“EPA”) notified The Newark Group, Inc. (the “Company”) of its potential liability under Section 107(a) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) relating to the Diamond Alkali Superfund Site, which includes a 17-mile stretch of the Lower Passaic River that EPA has denominated the Lower Passaic River Study Area (“LPRSA”). The Company is one of at least 70 potentially responsible parties (“PRPs”) identified in this case. The EPA alleges that hazardous substances were released from the Company’s now-closed Newark, New Jersey recycled paperboard mill into the Lower Passaic River. The EPA informed the Company that it may be potentially liable for response costs that the government may incur relating to the study of the LPRSA and for unspecified natural resource damages. The EPA demanded that the Company pay $2.8 million in unreimbursed past response costs on a joint and several liability basis. Alternatively, the EPA gave the Company the opportunity to obtain a release from these past response costs by joining the Cooperating Parties Group (the “Group”) and agreeing to fund a Remedial Investigation and Feasibility Study (“RI/FS”) by the EPA. The Company subsequently joined the Group.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

In 2006, the EPA notified the Group that the cost of the RI/FS would exceed its initial estimates and offered the Group the opportunity to conduct the RI/FS by itself rather than reimburse the government for the additional costs incurred. The Group engaged in discussions with the EPA and the Group agreed to assume responsibility for the RI/FS pursuant to an Administrative Order on Consent entered into with EPA in 2007. The Group continues to conduct the RI/FS; however, in correspondence dated October 10, 2018, EPA directed the Group under the 2007 Administrative Order on Consent to prepare and submit a streamlined Feasibility Study for the LPRSA using adaptive management strategy to evaluate remedy alternatives for a source-control interim remedy for the sediments in the upper nine miles of the LPRSA. Cumulatively, as of September 30, 2018 and based upon the most recent estimates for the RI/FS, the Company has recorded expense of $3.8 million since joining the Group in 2006.

In June 2012, the Company, along with all current members of the Group entered into an Administrative Order on Consent with the EPA to perform the removal of soil to remediate dioxin contamination at river mile 10.9 of the Passaic River (“RM 10.9”). The EPA estimates the cost of the RM 10.9 removal at $24.0 million. The Company’s allocated portion of the RM 10.9 removal costs is $375 thousand. Additionally, by letter dated August 2, 2007, the National Oceanic and Atmospheric Administration (“NOAA”) of the United States Department of Commerce sent a letter to the Company and other companies identified as PRPs notifying them that it intended to perform an assessment of injuries to natural resources in connection with the release of hazardous substances at or from the Diamond Alkali Superfund Site. In this letter, the NOAA invited all of the identified PRPs, including the Company, to participate in the development and performance of this assessment. At the present time, the Company has not recorded any expense related to this matter.

In February 2009, Tierra Solutions, Inc. (“Tierra”) and Maxus Energy Corporation (“Maxus”) filed a third-party complaint in New Jersey state court against the Company and over 300 other defendants in an action brought against Tierra and Maxus by the State of New Jersey. The third-party complaint seeks contribution from the Company for amounts that Tierra and Maxus may owe to the State of New Jersey for damages related to alleged discharges of contaminants into the Passaic River. In January 2014, the Company paid $195 thousand as part of a settlement with all of the third-party defendants and has been dismissed from this litigation.

In April 2014, EPA issued a Focused Feasibility Study (“FFS”) that proposed alternatives for the remediation of the lower 8 miles of the Lower Passaic River. On March 3, 2016, EPA issued its Record of Decision (ROD) for the lower 8 miles of the Lower Passaic River, which presented a bank-to-bank dredging remedy selected by the agency for the lower 8 miles and which EPA estimates will cost approximately $1.38 billion to implement.

On March 31, 2016, EPA sent the Company and more than ninety other PRPs a Notice of Potential Liability under 42 U.S.C. § 9607(a) and Commencement of Negotiations for Remedial Design of the remedy selected in the ROD. The March 2016 Notice stated EPA’s intent to enter into an Administrative Order on Consent and Settlement Agreement for such Remedial Design (the “RD AOC”) with one party, Occidental Chemical Corporation (“OCC”). The March 2016 Notice further stated that, after execution of the RD AOC, EPA intends to begin negotiation of a remedial action consent decree, “under which Occidental Chemical Corporation and the other ‘major PRPs’ will implement and/or pay for EPA’s selected remedy for the lower 8.3 miles of the Lower Passaic River and to reimburse EPA’s costs incurred for the Lower Passaic River.” Finally, the March 2016 Notice stated EPA’s belief that some PRPs “may be eligible for a cash out settlement with EPA for the lower 8.3 miles of the Lower Passaic River.” EPA’s March 2016 Notice provides no guidance as to the agency’s definition of a “major PRP,” which PRPs may be eligible for a “cash out” settlement, or the potential amount or range of such cash out settlements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

On September 30, 2016, OCC and EPA entered into the RD AOC under which OCC agreed to perform the Remedial Design for implementation of the Remedial Action selected in the ROD for the lower 8.3 miles of the Lower Passaic River. That work is ongoing. The Company is not currently subject to any obligation to undertake any work that may be contemplated by the ROD, including the RD AOC, nor has the Company determined its allocable share, if any, of such ROD costs or of the selected remedy.

On June 17, 2016, Maxus, an alleged indemnitor of OCC with respect to the LPRSA and alleged successor to Diamond Shamrock Chemicals Company, and certain affiliates filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On July 14, 2017, an amended Chapter 11 Plan of Liquidation became effective. In connection with that Plan, Maxus, OCC, and certain other parties, including the Company, entered into a mutual contribution release agreement mutually releasing contribution claims under CERCLA or other applicable law with respect to certain, but not all, costs.

On March 30, 2017, EPA sent the Company and the other recipients of the agency’s March 31, 2016 correspondence a letter entitled “Notice regarding Next Steps Including Initial Cash Out Settlement.” In that letter, EPA provided notice that it had identified twenty parties, not including the Company, as candidates for early cash out settlements. EPA further stated that it would provide subsequent notice to parties that the agency considered to be associated with the release of dioxins, furans, or PCBs into the Lower Passaic River, which parties, EPA stated, should participate in implementing or funding the remedy selected for the lower 8.3 miles of the Lower Passaic River. Finally, EPA stated that a cash out settlement may be appropriate for parties who are neither candidates for early cash out settlements nor associated with the release of dioxins, furans, or PCBs into the Lower Passaic River. EPA stated that, because such a determination would require additional complex settlement analysis, the agency expected to use the services of a third-party allocator before extending cash out settlement offers to any such party. EPA stated that it would identify the parties that should be part of such an allocation process in a subsequent letter.

In September 18, 2017 correspondence, EPA concluded that all recipients of the agency’s March 31, 2016 correspondence, except parties participating in the agency’s early cash out settlements and five public entities, should participate in an allocation process overseen by a third-party allocator. The Company is participating in that allocation process, which is ongoing. Under the schedule developed by EPA and the allocator, the allocation is scheduled to be completed by the end of 2019.

On June 30, 2018, OCC filed litigation in the U.S. District Court for the District of New Jersey styled Occidental Chemical Corp. v. 21st Century Fox America, Inc., et al., Civil Action No. 2:18-CV-11273 (D.N.J.), that names the Company and approximately 119 other parties as defendants. OCC’s Complaint alleges claims under CERCLA against all defendants for cost recovery, contribution, and declaratory judgment for costs OCC allegedly has incurred and will incur at the Diamond Alkali Superfund Site, including costs OCC allegedly has incurred and will incur under the RD AOC (other than those costs subject to the above-described mutual contribution release agreement). The litigation is in its early stages. The Company, through its joint defense group, the Small Parties Group, filed a Motion to Dismiss OCC’s Complaint on November 30, 2018 and the Company has also joined two other Motions to Dismiss filed by other defendants in the litigation. The Court has not ruled on such motions.

Due to uncertainties inherent in these matters, management is unable to estimate the Company’s potential exposure, including possible remediation or other environmental responsibilities that may result from these matters at this time. These uncertainties primarily include how EPA proceeds in connection with the issuance of the ROD, its March 2016 Notice, and the EPA-commenced allocation process; the completion and outcome of the RI/FS for the entire LPRSA; uncertainties as to the outcome of the OCC litigation and the potential for further litigation concerning costs and cost allocation; and the percentage of contamination/natural resource damage, if any, ultimately determined to be attributable to the Company

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and other parties. It is possible that the Company’s ultimate liability resulting from these issues could be material.

7.	PENSION BENEFITS

The Company made contributions to the Pension Plan of $7.7 million for nine months ended September 30, 2018, and made no contributions for the nine months ended September 30, 2017. The Company did not make any additional contributions during the remainder of the reported fiscal years. The Company concluded that the expected weighted-average rate of return of 7.25% for 2018 and 7.75% for 2017 was appropriate.

8.	RESTRUCTURING AND IMPAIRMENT COSTS

The Company incurs restructuring costs, including severance and other termination costs, and other exit costs related to the closure of certain facilities and redeployment of resources between facilities.

The summary of asset impairment charges and losses on disposal, restructuring and other costs and the restructuring liability as of and for the years ended December 31, 2018, 2017, and 2016, is as follows (in thousands):

	Asset impairment charges and loss on disposals	Severance and other termination costs	Other exit costs	Restructuring liability total	Total
Liability balance at December 31, 2016		$896	$182	$1,078

2017 costs	$4,467	414	1,338	1,752	$6,219

2017 payments		(600)	(1,341)	(1,941)

Liability balance at September 30, 2017		$710	$179	$889

Liability balance at December 31, 2017		$866	$(218)	$648

2018 costs	$—	36	519	555	$555

2018 payments		(190)	(519)	(709)

Liability balance at September 30, 2018		$712	$(218)	$494

Certain facilities were closed in years prior to 2017. Some of these facilities are still being marketed for sale and will continue to incur utility, maintenance and security costs until the properties are sold. Upon sale, these restructuring activities will be completed.

An impairment charge of $3.8 million and losses on the disposal of property, plant and equipment at closed facilities was recorded for the period ended September 30, 2017. The assets impaired include real estate and machinery and equipment related to facilities that are permanently closed in conjunction with the Company’s restructuring activities and other disposals. The Company estimates the fair value of these long-lived assets using discounted cash flows, observable prices for similar assets, or other valuation techniques.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table summarizes restructuring and impairment costs for those plans initiated, but not completed as of September 30, 2018, and accounted for under ASC 420 “Exit or Disposal Cost Obligations” (in thousands):

Total as of September 30, 2018
Cumulative costs	$31,178
Estimated costs to complete initiatives	605

Total estimated costs of initiatives	$31,783

9.	RELATED PARTY TRANSACTIONS

The Company pays an annual management fee to HIG Capital Management, Inc., the principal shareholder of the Company. The fee increased from $3.5 million annually to $4.0 million annually in connection with the acquisition of The Newark Group, Inc. For each of the nine months ended September 30, 2018 and 2017, the Company paid management fees in the amount of $ 3.0 million, which is recognized in Selling, General and Administrative expenses on the Consolidated Statements of Comprehensive Loss.

10.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the changes in accumulated other comprehensive loss by component for the nine months ended September 30, 2018 and 2017 (in thousands):

	Defined benefit pension and postretirement plans	Foreign currency items	Impact of adoption of new accounting standard	Total
Balance at December 31, 2016	$(8,063)	$(5,818)	$—	$(13,881)

Other comprehensive income (loss) before reclassifications	(2,846)	3,841	—	995
Amounts reclassified from accumulated other comprehensive income (loss)	(14)	—	—	(14)

Balance at September 30, 2017	$(10,923)	$(1,977)	$—	$(12,900)

Balance at December 31, 2017	$(1,759)	$(2,034)	$—	$(3,793)
Other comprehensive income (loss) before reclassifications	—	(170)	(1,746)	(1,916)
Amounts reclassified from accumulated other comprehensive income (loss)	(45)	—	—	(45)

Balance at September 30, 2018	$(1,804)	$(2,204)	$(1,746)	$(5,754)

11.	SUBSEQUENT EVENTS

In accordance with authoritative guidance, the Company evaluates all events and transactions that occur after the consolidated balance sheet date, but before financial statements are issued for possible recognition or disclosure.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

On December 20, 2018, Greif, Inc., a global leader in industrial packaging products and services, announced that it has entered into a definitive agreement to acquire Paperboard Parent, Inc. and its subsidiaries, in a cash transaction valued at $1.8 billion. The transaction is expected to close during the first quarter of calendar year 2019, subject to customary closing conditions, including regulatory clearances.

Subsequent events have been evaluated through January 25, 2018, the date the financial statements were issued.

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